Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

MODULEX MODULAR BUILDINGS PLC,

MODULEX MERGER SUB

and

PHP VENTURES ACQUISITION CORP.,

Dated as of December 8, 2022

Table of Contents

Article I MERGER		4

1.1	Merger	4
1.2	Effective Time	4
1.3	Effect of the Merger	5
1.4	Organizational Documents of the Company and the Surviving Company	5
1.5	Directors and Officers of the Company	5
1.6	Company Reorganization	5
1.7	Directors and Officers of the Surviving Company	6
1.8	Effect of Merger on Issued Securities of PHP Ventures	6
1.9	Withholding Rights	7
1.10	Effect of Merger on Company Securities	7
1.11	PHP Ventures Securities and Certificates	8
1.12	Taking of Necessary Action; Further Action	9
1.13	Tax Consequences	9
1.14	Certain Adjustments	9

Article II CLOSING		9

2.1	Closing	9

Article III REPRESENTATIONS AND WARRANTIES OF PHP Ventures		9

3.1	Organization and Standing	9
3.2	Authorization; Binding Agreement	9
3.3	Governmental Approvals	10
3.4	Non-Contravention	10
3.5	Capitalization	11
3.6	SEC Filings and PHP Ventures Financials	12
3.7	Absence of Certain Changes	13
3.8	Compliance with Laws	13
3.9	Actions; Orders; Permits	13
3.10	Taxes and Returns	14
3.11	Employees and Employee Benefit Plans	14
3.12	Properties	14
3.13	Material Contracts	14
3.14	Transactions with Affiliates	15
3.15	Investment Company Act	15
3.16	Finders and Brokers	15
3.17	Opinion of Financial Advisor	15
3.18	Certain Business Practices	15
3.19	Insurance	16
3.20	Information Supplied	16
3.21	Independent Investigation	17
3.22	Trust Account	17
3.23	Company Representations	17
3.24	No Other Representation	18

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Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		18

4.1	Organization and Standing	18
4.2	Authorization; Binding Agreement	19
4.3	Capitalization	19
4.4	Subsidiaries	20
4.5	Merger Sub	21
4.6	Governmental Approvals	21
4.7	Non-Contravention	21
4.8	Financial Statements	22
4.9	Absence of Certain Changes	24
4.10	Compliance with Laws	24
4.11	Company Permits	24
4.12	Litigation	24
4.13	Material Contracts	25
4.14	Intellectual Property	26
4.15	Privacy	29
4.16	Taxes and Returns	30
4.17	Real Property	31
4.18	Personal Property	32
4.19	Employee Matters	32
4.20	Benefit Plans	33
4.21	Environmental Matters	34
4.22	Transactions with Related Persons	35
4.23	Insurance	35
4.24	Books and Records	36
4.25	Top Customers and Vendors	36
4.26	Certain Business Practices	36
4.27	Investment Company Act	37
4.28	Finders and Brokers	37
4.29	Information Supplied	38
4.30	Independent Investigation	38
4.31	Disclosure	38
4.32	No Other Representations or Warranties; No Reliance	38

Article V COVENANTS		39

5.1	Access and Information	39
5.2	Formation of Merger Sub; Conduct of Business of the Company and Merger Sub	40
5.3	Conduct of Business of PHP Ventures	43
5.4	Delivery of Interim Financials, Audited Financials and Subsequent Annual and Interim Financial Statements	45
5.5	Redemptions	46
5.6	PHP Ventures Public Filings	46
5.7	No Solicitation	47
5.8	No Trading	48
5.9	Notification of Certain Matters	48

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5.10	Efforts	48
5.11	Further Assurances	52
5.12	The Registration Statement	52
5.13	Public Announcements	53
5.14	Confidential Information	54
5.15	Documents and Information	55
5.16	Post-Closing Board and Executive Officers	55
5.17	New Equity Incentive Plan	55
5.18	Indemnification of Directors and Officers; Tail Insurance	55
5.19	Trust Account Proceeds	57
5.20	PIPE Investment	57
5.21	F-1 Registration Statement	58
5.22	Employment Agreements	58
5.23	Tax Matters.	59
5.24	Nasdaq Listing	59

Article VI CLOSING CONDITIONS		60

6.1	Conditions to Each Party’s Obligations	60
6.2	Conditions to Obligations of the Company and Merger Sub	61
6.3	Conditions to Obligations of PHP Ventures	63
6.4	Frustration of Conditions	65

Article VII TERMINATION AND EXPENSES		66

7.1	Termination	66
7.2	Effect of Termination	67
7.3	Fees and Expenses	67
Article VIII WAIVERS AND Releases		68

8.1	Waiver of Claims Against Trust	68

Article IX MISCELLANEOUS		69

9.1	Notices	69
9.2	Binding Effect; Assignment	69
9.3	No Survival of Representations and Warranties	70
9.4	Third Parties	70
9.5	Governing Law; Jurisdiction	70
9.6	WAIVER OF JURY TRIAL	70
9.7	Specific Performance	71
9.8	Severability	71
9.9	Amendment	71
9.10	Waiver	71
9.11	Entire Agreement	72
9.12	Interpretation	72
9.13	Counterparts	73
9.14	Legal Representation	73

Article X DEFINITIONS		74

10.1	Certain Definitions	74
10.2	Section References	84

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INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Assignment, Assumption and Amendment to Warrant Agreement

Exhibit B	Form of Lock-Up Agreement

Exhibit C	Form of Minority Lock-Up Agreement

Exhibit D	Form of Global Equity Incentive Plan

Exhibit E	First Amendment to Registration Rights Agreement

Exhibit F	Form of Sponsor Voting Agreement

Exhibit G	Form of Voting and Support Agreement

Exhibit H	Form of Insider Letter Amendment

Exhibit I	Form of Modulex Registration Rights Agreement

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BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of December 8, 2022 by and among (i) Modulex Modular Buildings Plc, a company registered in England and Wales with company number 07291662 (the “Company” or “Modulex”), (ii) Modulex Merger Sub, upon execution of a joinder agreement to become party to this Agreement (a “Joinder”), a to-be-formed Cayman Islands exempted company and wholly-owned subsidiary of the Company (“Merger Sub”), and (iii) PHP Ventures Acquisition Corp., a Delaware corporation (“PHP Ventures”). The Company, Merger Sub and PHP Ventures are each sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS:

WHEREAS, PHP Ventures is a special purpose acquisition company incorporated in Delaware for the purpose of entering into a Business Combination with one or more businesses or entities;

WHEREAS, Modulex is a construction technology company based in the United Kingdom (“U.K.”) which is the holding company for a group of companies in the business of manufacturing commercial modular buildings which is developing technology using artificial intelligence and blockchain to improve construction cost and efficiency;

WHEREAS, Merger Sub is a to-be-formed Cayman Islands exempted company and wholly-owned subsidiary of the Company which shall be formed for the purpose of consummating the transactions contemplated by this Agreement, after the date of this Agreement, shall execute a Joinder to become a party to this Agreement, and at the time Merger Sub becomes a party to this Agreement, all the representations, warranties and covenants of Merger Sub contained in this Agreement will become the legal and binding obligations of Merger Sub;

WHEREAS the Parties desire and intend to effect a business combination transaction whereby PHP Ventures will merge with and into Merger Sub, with Merger Sub continuing as the surviving entity (the “Merger” and, together with the other transactions contemplated by this Agreement and the Ancillary Documents as defined below, the “Transactions”);

WHEREAS, immediately prior to and contingent upon the Effective Time of the Merger, and subject to approval by the Company’s shareholders, pursuant to a recapitalization, the Company shall effect a share consolidation (the “Consolidation”) of the Company Ordinary Shares, using a conversion ratio (the “Conversion Ratio”) that will result in all of the issued and outstanding Company Ordinary Shares and all Company Ordinary Shares arising on conversion of all then-outstanding Company Convertible Securities (including without limitation, for the avoidance of doubt, each Company Ordinary Share arising on conversion of each Company Preference Share and each Continuing Company Warrant) (the actions described in this recital collectively, the “Recapitalization”), after giving effect to the Consolidation having an aggregate market value equal to $600,000,000, such that following such Recapitalization, each Company Ordinary Share shall be valued at $10.00 per share, and as a result of the Recapitalization, each of the outstanding warrants to purchase Company Ordinary Shares, including any warrants issued subsequent to the date of this Agreement pursuant to Section 5.2(b)(ii) (collectively, the “Continuing Company Warrants”) shall be adjusted using the Conversion Ratio to reflect the Recapitalization (as set forth in Section 1.10). For the avoidance of doubt, the aggregate market value of all Company Ordinary Shares issued or arising from conversion of then- outstanding Company Convertible Securities at the time of the Recapitalization (including without limitation, for the avoidance of doubt, each Company Ordinary Share arising on conversion of all then-outstanding Company Convertible Securities, including without limitation, each Company Preference Share and each Convertible Company Warrant) shall be equal to $600,000,000, and shall exclude any Company Ordinary Shares to be issued or issuable in connection with the PIPE Investment (as permitted by Section 5.20) following the Recapitalization;

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WHEREAS, immediately following the consummation of the Recapitalization, at the Effective Time, each issued and outstanding Continuing Company Warrant (as defined herein) shall become a warrant to purchase that number of Company Ordinary Shares issuable by dividing the number of shares issuable under such Continuing Company Warrant by the Conversion Ratio, the exercise price shall be equal to the exercise price of such Continuing Company Warrant multiplied by the Conversion Ratio, with the same exercise period and otherwise on the same terms as such Continuing Company Warrant;

WHEREAS, immediately following the consummation of the Recapitalization, at the Effective Time, PHP Ventures shall be merged with and into Merger Sub, with Merger Sub continuing as the surviving entity and a wholly-owned subsidiary of the Company, and in connection therewith (as more thoroughly described in Section 1.8(a)), the Company shall issue and allot one Company Ordinary Share for each share of PHP Ventures Class A common stock, par value $0.0001 per share (“PHP Ventures Class A Stock”) and each share of PHP Ventures Class B common stock, par value $0.0001 per share (“PHP Ventures Class B Stock,” and together with the PHP Ventures Class A Stock, the “PHP Ventures Common Stock”), in each instance, issued and outstanding immediately prior to the Effective Time, including shares of PHP Ventures Class A Stock issued in the PIPE Investment to be consummated immediately prior to the Effective Time (as more thoroughly described in Section 5.20), to the holders of PHP Ventures Common Stock in exchange for their shares of PHP Ventures Common Stock;

WHEREAS, as a result of the Merger, as more thoroughly described in Article I, the Company will assume all of the outstanding PHP Ventures Warrants, and each PHP Ventures Warrant will become replaced by a warrant to purchase the same number of Company Ordinary Shares at the same exercise price during the same exercise period and otherwise on the same terms as the PHP Ventures Warrant being assumed pursuant to the terms of an Assignment, Assumption and Amendment to Warrant Agreement which amends the Warrant Agreement (as defined below), in substantially the form attached as Exhibit A hereto (the “Assignment, Assumption and Amendment to Warrant Agreement”);

WHEREAS, as a result of the Merger and as more thoroughly described in Article I, each holder of ten (10) outstanding PHP Ventures Rights shall, at the Effective Time, receive one (1) Company Ordinary Share in exchange therefor;

WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, PHP Ventures shall provide an opportunity for PHP Ventures Stockholders to have their outstanding shares of PHP Ventures Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and PHP Ventures’ Organizational Documents in connection with obtaining the PHP Ventures Stockholder Approval;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company has entered into a Lock-Up Agreement for a three-year period with each of its officers, directors and Significant Company Shareholders (as defined below) in the form attached as Exhibit B, all of which will automatically become effective as of the Effective Time (collectively, the “Lock-Up Agreements”);

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WHEREAS, concurrently with the execution and delivery of this Agreement, Global Link Investment LLC (the “Sponsor”), and each of its officers, directors and holders of at least five percent (5%) of PHP Ventures Securities acquired from Sponsor, have entered into a Voting Agreement with the Company and PHP Ventures in the form attached as Exhibit F hereto (the “Sponsor Voting Agreement”);

WHEREAS, prior to the filing of the Registration Statement (as defined below), the Company, PHP Ventures and the Sponsor shall enter into an amendment to the Registration Rights Agreement, dated as of August 16, 2021 (the “Founder Registration Rights Agreement”), by and between PHP Ventures and the Sponsor, in substantially the form attached as Exhibit E hereto (the “First Amendment to Registration Rights Agreement”), pursuant to which the Company shall assume the obligations of PHP Ventures under the Founder Registration Rights Agreement, which will become effective as of the Effective Time;

WHEREAS, following the execution and delivery of this Agreement, PHP Ventures and the Company shall enter into subscription agreements for the PIPE Investment with certain investors in one or more private placements to purchase PHP Ventures Class A Stock and/or Company Ordinary Shares, on terms and conditions mutually acceptable in good faith to PHP Ventures and the Company, to be consummated immediately following the Recapitalization and immediately prior to the Effective Time;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and PHP Ventures have entered into voting and support agreements in the form attached as Exhibit G hereto (collectively, the “Voting and Support Agreements”) with each of the Company’s officers, directors and Significant Company Shareholders, indicating the agreement of such Company shareholders to approve the Merger and the other Transactions contemplated by this Agreement;

WHEREAS, following the execution and delivery of this Agreement, the Company shall use its commercially reasonable best efforts to enter into lock-up agreements for a two-year period with at least ninety percent (90%) of the Company shareholders at the date of this Agreement that are not signing Lock-Up Agreements, in the form attached as Exhibit C, all of which will automatically become effective as of the date on which the Ordinary Shares first become listed on Nasdaq (collectively, the “Minority Lock-Up Agreements”);

WHEREAS, in connection with the consummation of the Merger, the Company, the Sponsor, PHP Ventures and the other parties to the Insider Letter will on or prior to the Closing enter into an amendment to the Insider Letter, in substantially the form attached as Exhibit H hereto (the “Insider Letter Amendment”), pursuant to which, among other matters, the Company shall assume the rights and obligations of PHP Ventures under the Insider Letter with respect to the Company Securities to be issued in exchange for PHP Ventures Securities;

WHEREAS, in connection with the consummation of the Merger, certain shareholders of the Company will, on or prior to the Effective Time, enter into a registration rights agreement, to provide such shareholders of the Company with registration rights, in substantially the form attached as Exhibit I hereto (the “Modulex Registration Rights Agreement”), which will become effective as of the Closing;

WHEREAS, for United States federal income tax purposes, the parties intend that the Merger will qualify as a “reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder, and that this Agreement be adopted as a “plan of reorganization” for purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a) (the “Intended Tax Treatment”);

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WHEREAS, in connection with the consummation of the Merger, immediately prior to the Closing (as defined below), pursuant to the terms of that certain Loan and Transfer Agreement dated as of August 8, 2022, as amended from time to time (the “LTA”), whereby PHP Ventures borrowed funds from Red Ribbon Asset Management PLC (“Lender”), PHP Ventures will repay the Lender the total principal amount and interest due and payable at the Closing under the terms of the LTA or, at the sole option of the Lender, convert up to $1,500,000 of the principal amount due thereunder into PHP Ventures Units at a price of $10.00 per PHP Ventures Unit;

WHEREAS, the boards of directors of the Company and Merger Sub have each (a) determined that the Transactions are fair, advisable and in the best interests of their respective companies and security holders, and (b) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of PHP Ventures, upon the unanimous recommendation of the Special Committee (as defined below), has (a) determined that the Transactions are fair, advisable and in the best interests of PHP Ventures and its stockholders, and (b) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein; and

WHEREAS, certain capitalized terms used herein are defined in Article X hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
MERGER

1.1 Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Cayman Islands Companies Act (2022 Revision) (the “Companies Act”) and the Delaware General Corporation Law (“Delaware Law”), PHP Ventures and Merger Sub shall consummate the Merger, pursuant to which PHP Ventures shall be merged with and into Merger Sub with Merger Sub being the surviving entity (the “Surviving Company”), following which the separate corporate existence of PHP Ventures shall cease, and Merger Sub shall change its name to Modulex Cayman Limited and continue as the surviving entity and a wholly-owned subsidiary of the Company.

1.2 Effective Time. Merger Sub and PHP Ventures shall cause the Merger to be consummated by filing a certificate of merger in form and substance reasonably acceptable to the Company and Merger Sub (the “Certificate of Merger”) with the Cayman Islands Registrar of Companies Office (the “Cayman Registrar”) and make all other filings and recordings required by Delaware Law and the Companies Act (the time of such filing with the Cayman Registrar, or such later time as may be specified in the Certificate of Merger, being the “Effective Time”). The Certificate of Merger shall provide that upon the filing of the Certificate of Merger, the memorandum and articles of association of the Surviving Company shall be amended and restated in form and substance mutually acceptable in good faith to the Company and PHP Ventures (the “Restated Merger Sub Articles”).

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1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the Companies Act and Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and PHP Ventures shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and PHP Ventures set forth in this Agreement and the Ancillary Documents to be performed after the Effective Time, and the Surviving Company shall continue its existence as a wholly-owned Subsidiary of the Company. Upon the effectiveness of the Merger, the directors and officers of Merger Sub shall become the directors and officers of the Surviving Company, and the by-laws of Merger Sub shall become the by-laws of the Surviving Company.

1.4 Organizational Documents of the Company. Prior to or in connection with the Recapitalization, the Amended and Restated Articles of Association of the Company in effect as of the date of this Agreement (the “Existing Company Articles”) shall be amended and restated in form and substance mutually acceptable in good faith to the Company and PHP Ventures, following approval by the Company’s Board of Directors and shareholders (the “Restated Company Articles”), in accordance with the terms of the United Kingdom Companies Act 2006 (“English Law”), and such Restated Company Articles shall remain in effect from and after their adoption through the Closing and until amended in accordance with English Law.

1.5 Directors and Officers of the Company. At the Effective Time, (i) the executive officers of the Company shall continue to hold their respective offices in accordance with the Restated Company Articles, and (ii) the directors of the Company shall be comprised of the individuals determined in the manner set forth in Section 5.16, to continue in such capacity until their respective successors are duly elected or appointed and qualified.

1.6 Company Recapitalization.

(a) Immediately prior to, and contingent upon, the Effective Time of the Merger, subject to the approval of the Company’s shareholders, which shall not be deemed to be a breach of any representation, warranty, covenant or agreement of the Company or Merger Sub under this Agreement, and notwithstanding anything to the contrary contained herein, the Company shall adjust, split, combine, subdivide, recapitalize or reclassify the then-outstanding Company Ordinary Shares as necessary or appropriate to facilitate the Transactions (a “Consolidation”), using a conversion ratio (the “Conversion Ratio”) that will result in all of the issued and outstanding Company Ordinary Shares and all Company Ordinary Shares arising on conversion of all then-outstanding Company Convertible Securities (including without limitation, for the avoidance of doubt, each Company Ordinary Share arising on conversion of each Company Preference Share and each Continuing Company Warrant) (the actions described in this recital collectively, the “Recapitalization”), after giving effect to the Consolidation, having an aggregate market value equal to $600,000,000, such that following such Recapitalization, each Company Ordinary Share (including without limitation, for the avoidance of doubt, each Company Ordinary Share arising on conversion of all then-outstanding Company Convertible Securities, including without limitation each Company Preference Share and each Continuing Company Warrant) shall be valued at $10.00 per share (the above actions together with the Consolidation collectively referred to herein as the “Recapitalization”), calculated at the exchange rate in effect at the close of business New York time on the date that is two (2) Business Days prior to the Effective Time. For the avoidance of doubt, the aggregate market value of all Company Ordinary Shares issued or issuable at the time of the Recapitalization (including without limitation, for the avoidance of doubt, each Company Ordinary Share arising on conversion of all then-outstanding Company Convertible Securities, including without limitation, each Company Preference Share and each Convertible Company Warrant) shall be equal to $600,000,000, and shall exclude any Company Ordinary Shares to   be issued or issuable in connection with the PIPE Investment (as permitted by Section 5.20) following the Recapitalization. Other than the Recapitalization as permitted pursuant to this Section 1.6, the Company shall not, without the prior written consent of PHP Ventures, effect any other actions that constitute a Consolidation or Recapitalization (including any event that involves the creation of new classes of ordinary shares of the Company which may have varying voting rights on a per-share basis) at any time prior to the Effective Time.

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(b) Immediately following the consummation of the Recapitalization, at the Effective Time, each Continuing Company Warrant issued and outstanding shall become a warrant to purchase that number of Company Ordinary Shares issuable by dividing the number of shares issuable pursuant to each such Continuing Company Warrant by the Conversion Ratio, and the exercise price of each such Continuing Company Warrant shall be equal to the exercise price of such Continuing Company Warrant multiplied by the Conversion Ratio, with the same exercise period and otherwise on the same terms as such Continuing Company Warrant.

1.7 Directors and Officers of the Surviving Company. The Parties shall take all necessary action, including causing then-serving directors of the Surviving Company to resign as necessary, so that effective as of the Effective Time, the Surviving Company’s board of directors (the “Post-Closing Surviving Company Board of Directors”), subject to the Restated Merger Sub Articles, will consist of five (5) directors. Effective as of the Effective Time, the board of directors and officers of the Company, from and after the Effective Time shall, from and after the Effective Time, be appointed as the directors and officers of the Surviving Company, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Company’s Organizational Documents. At the Effective Time, each member of the Post-Closing Surviving Company Board of Directors shall be qualified pursuant to Nasdaq listing rules.

1.8 Effect of Merger on Issued Securities of PHP Ventures.

(a) PHP Ventures Common Stock. At the Effective Time, following the effectiveness of the Recapitalization, by virtue of the Merger, the Company shall issue and allot one (1) Company Ordinary Share for each share of PHP Ventures Common Stock issued and outstanding immediately prior to the Effective Time, in each instance, to the holders of PHP Ventures Common Stock in exchange for their shares of PHP Ventures Common Stock (including shares of PHP Ventures Class A Stock issued in the PIPE Investment to be consummated immediately prior to the Effective Time, as provided in Section 5.20 hereof, but, for the avoidance of doubt, excluding any Cancelled Shares and shares redeemed in the Redemption (“Redeemed Shares”)). For the avoidance of doubt, if the Company elects to issue Company Ordinary Shares directly to a PIPE Investor who subscribed for PHP Ventures Class A Stock, then at the Closing, the Company shall issue one (1) Company Ordinary Share for each share of PHP Ventures Class A Stock otherwise subscribed for, and such issuance shall be in lieu of the obligation of PHP Ventures to issue PHP Ventures Class A Stock to such PIPE Investor.

(b) PHP Ventures Units. At the Effective Time, following the effectiveness of the Recapitalization, by virtue of the Transactions and without any action on the part of any Party or the holders of securities of PHP Ventures, the Company or Merger Sub, every issued and outstanding PHP Ventures Unit outstanding immediately prior to the Effective Time shall be automatically detached, and (i) each share of PHP Ventures Class A Stock forming part of the Unit shall be exchanged for the right to receive one (1) Company Ordinary Share pursuant to Section 1.8(a) of this Agreement, (ii) the one-half of one redeemable PHP Ventures Warrant forming part of the Unit shall be assumed by the Company pursuant to the Assignment, Assumption and Amendment to Warrant Agreement and become one-half of one redeemable Company Warrant to purchase one (1) Company Ordinary Share, at an exercise price equal to the exercise price of the PHP Ventures Warrants pursuant to Section 1.8(c), and (iii) the right to receive one (1) Company Ordinary Share for each ten (10) outstanding PHP Ventures Rights, pursuant to Sections 1.8(a) and 1.8(d).

(c) PHP Ventures Warrants. At the Effective Time, following the effectiveness of the Recapitalization, by virtue of the Transactions and without any action on the part of any Party or the holders of securities of PHP Ventures, the Company or Merger Sub, pursuant to and in accordance with the provisions of the Assignment, Assumption and Amendment to Warrant Agreement, each outstanding PHP Ventures Public Warrant and PHP Ventures Private Warrant, including all PHP Ventures Warrants that were included in the PHP Ventures Units, shall be assumed by the Company and shall thereafter represent the right to acquire an equal number of Company Ordinary Shares at an exercise price equal to the exercise price of the PHP Ventures Warrants (the “Company Warrants”), with the public or private nature of the PHP Ventures Warrants being preserved in the respective Company Warrants. At or prior to the Effective Time, the Company shall take all corporate action necessary to reserve for future issuance and shall maintain such reservation for so long as any of the Company Warrants remain outstanding, a sufficient number of Company Ordinary Shares for delivery upon the exercise of such Company Warrants.

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(d) PHP Ventures Rights. At the Effective Time, following the effectiveness of the Recapitalization, by virtue of the Merger and without any action on the part of any Party or the holders of securities of PHP Ventures, the Company or Merger Sub, each holder of ten (10) outstanding PHP Ventures Rights, including all PHP Ventures Rights that were included in PHP Ventures Units, shall receive one (1) Company Ordinary Share pursuant to Section 1.8(a).

(e) Cancellation of Share Capital Owned by PHP Ventures. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of PHP Ventures, the Company or Merger Sub, each share of PHP Ventures Common Stock, and any other share of capital stock of PHP Ventures, (i) that are owned by PHP Ventures as treasury shares, or (ii) owned by any direct or indirect wholly-owned Subsidiary of PHP Ventures (collectively, the “Cancelled Shares”), shall be automatically canceled and extinguished without any conversion thereof or payment or other consideration therefor.

(f) Transfers of Ownership. Subject in all instances to Section 1.11, if any Company Ordinary Shares are to be issued in a name other than the name in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to the Company or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of the Company in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of PHP Ventures or any agent designated by it that such tax has been paid or is not payable.

(g) Exchange and Transfer Agent. Prior to the Closing, the Company shall appoint, and enter into an agreement with, Continental Stock Transfer & Trust Company (“Continental” or the “Exchange Agent”) to act as (i) the transfer agent for the Company Ordinary Shares issuable hereunder, and (ii) the warrant agent for the Company Warrants issuable hereunder, in each instance, upon surrender of any underlying certificates or book-entry shares, as applicable. As soon as practicable following the Effective Time, the Company shall cause Continental to record the issuance on the stock records of the Company of the amount of Company Ordinary Shares issuable hereunder and Company Warrants resulting from the assumption of the PHP Ventures Warrants pursuant to the Assignment, Assumption and Amendment to Warrant Agreement.

(h) No Liability; No Further Ownership Rights. Notwithstanding anything to the contrary in this Section 1.8, none of the Company, PHP Ventures or Merger Sub or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. All consideration issuable in accordance with the consummation of the Merger shall be deemed to have been paid in full satisfaction of all rights pertaining to any PHP Ventures Securities and from and after the Effective Time, the holders thereof shall have no right other than to receive the consideration to be paid in connection with the Merger in accordance with this Section 1.8. At the close of business on the day on which the Effective Time occurs, the share transfer books of PHP Ventures shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Company or the Company of the PHP Ventures Securities that were outstanding immediately prior to the Effective Time.

(i) No Dissenters Rights. No dissenter’s rights, appraisal rights or other similar rights shall be available with respect to the Merger or the other Transactions contemplated by this Agreement to the maximum extent permitted by applicable Laws.

(j) Fractional Shares. No fractional Company Ordinary Shares shall be issued to holders of PHP Ventures Securities. All fractional Company Ordinary Shares shall be rounded to the next higher integral number of Company Ordinary Shares, including shares issued in the Consolidation and exchange pursuant to this Section 1.8 except where a fractional share would be issued in exchange for PHP Ventures Rights, wherein such rounding will be to the next lower integral number.

1.9 [RESERVED]

1.10 Effect of Merger on Outstanding Company Securities. Prior to the Closing and effective immediately prior the Effective Time and the Transactions described in Section 1.8), the Company shall effect the Recapitalization. For the avoidance of doubt, all Company Ordinary Shares and Continuing Company Warrants, in each instance, outstanding immediately after the Recapitalization and immediately prior to the consummation of the Merger shall remain outstanding following the consummation of the Merger and shall in no way be affected by the Merger. No fractional Company Ordinary Shares shall be issued to holders of Company Ordinary Shares in the Recapitalization. All fractional Company Ordinary Shares shall be rounded to the next higher integral number of Company Ordinary Shares, and the adjusted purchase price or exercise price shall be computed to three decimal places and then rounded up to two decimal places. For the avoidance of doubt, if the Company elects to issue Company Ordinary Shares directly to a PIPE Investor who subscribed for Company Ordinary Shares, then at the Closing, the Company shall issue one (1) Company Ordinary Share for each Company Ordinary Shares subscribed for.

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1.11 PHP Ventures Securities and Certificates.

(a) All securities issued upon the exchange of PHP Ventures Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of PHP Ventures Securities shall also apply to the Company Ordinary Shares and Company Warrants so issued in exchange. To the extent that such PHP Ventures Securities are represented by physical certificates, the holders of such PHP Ventures Securities will be provided a letter of transmittal to send their certificated PHP Ventures Securities to the transfer agent and warrant agent for the Company Ordinary Shares and Company Warrants, which is the same as the transfer agent and warrant agent for PHP Ventures Securities, and such transfer agent or warrant agent will, upon receipt of completed documentation, issue the Company Ordinary Shares and Company Warrants that are issuable in respect of the holder’s PHP Ventures Securities. To the extent that the PHP Ventures Securities are held in book entry, the issuance of Company Ordinary Shares or Company Warrants will automatically be made by the transfer agent and warrant agent.

(b) In the event any certificates shall have been lost, stolen or destroyed, the Company shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 1.8; provided, however, that the Company may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Company with respect to the certificates alleged to have been lost, stolen or destroyed.

1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of PHP Ventures and Merger Sub, the officers and directors of PHP Ventures and Merger Sub are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.13 Tax Consequences. The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and corresponding provisions of state and local Tax law, and this Agreement is intended to constitute, and is adopted by the parties as, a “plan of reorganization” within the meaning of Treasury Regulation §§ 1.368-2(g) and 1.368-3. The parties agree that (i) each party hereto shall cause all Tax Returns relating to the Merger to be filed on the basis of treating the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and corresponding provisions of state and local Tax law, and (ii) none of the parties shall take, nor permit their respective Affiliates to take any action or position that reasonably would be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code and corresponding provisions of state and local Law, in each case unless otherwise required by applicable Law.

1.14 Certain Adjustments. Notwithstanding any provision of this Article I to the contrary (but excluding in all instances any action taken as part of the Recapitalization), if, between the effectiveness of the Recapitalization and the Effective Time, (a) the outstanding Company Ordinary Shares shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split (including reverse stock split), split-up, combination or exchange or readjustment of shares, (b) a stock dividend or dividend payable in any other securities of the Company shall be declared with a record date within such period, or (c) any similar event shall have occurred, then in each case the Company Ordinary Shares issuable hereunder in exchange for PHP Ventures Securities shall be appropriately adjusted to provide the holders thereof the same economic effect as contemplated by this Agreement prior to such event.

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Article II
CLOSING

2.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by the mutual exchange of signatures (including portable document format (.PDF)), as promptly as practicable, but no later than the third (3rd) Business Day after all the Closing conditions to this Agreement have been satisfied or, to the extent permitted by Law or under this Agreement, waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Law or under this Agreement, waiver of such conditions at the Closing, at 10:00 a.m. local time in New York City, or at such other date, time or place (including remotely) as PHP Ventures and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

Article III
REPRESENTATIONS AND WARRANTIES OF PHP Ventures

Except as set forth in (i) the disclosure schedules delivered by PHP Ventures to the Company on the date hereof (the “PHP Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are filed with the SEC prior to the date hereof (excluding any forward looking disclosures or risk factor disclosures set forth therein, in each case, to the extent that such statements are predictive, cautionary, protective or forward-looking in nature), PHP Ventures represents and warrants to the Company and Merger Sub, as of the date of this Agreement and as of the Closing, as follows:

3.1 Organization and Standing. PHP Ventures is a corporation incorporated, validly existing and in good standing under the Laws of the State of Delaware. PHP Ventures has all requisite corporate power and authority to own, lease, and operate its properties, and to carry on its business as now being conducted. PHP Ventures is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. PHP Ventures has heretofore made available to the Company accurate and complete copies of its Organizational Documents, each as currently in effect. PHP Ventures is not in violation of any provision of its Organizational Documents.

3.2 Authorization; Binding Agreement. PHP Ventures has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required PHP Ventures Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the Special Committee and the board of directors of PHP Ventures and (b) other than the Required PHP Ventures Stockholder Approval, no other corporate proceedings on the part of PHP Ventures are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. On or prior to the date of this Agreement, PHP Ventures’ board of directors, at a duly called and held meeting, unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of PHP Ventures in accordance with Delaware Law, (ii) approved and adopted this Agreement, (iii) recommended that PHP Ventures’ stockholders vote in favor of the approval of this Agreement, the Merger and the other PHP Ventures’ Stockholder Approval Matters in accordance with Delaware Law (the “SPAC Recommendation”) and (iv) directed that this Agreement and the PHP Ventures’ Stockholder Approval Matters be submitted to PHP Ventures’ stockholders for their approval. This Agreement has been, and each Ancillary Document to which PHP Ventures is a party shall be when delivered, duly and validly executed and delivered by PHP Ventures and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of PHP Ventures, enforceable against PHP Ventures in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

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3.3 Governmental Approvals. No Consent of or with any Governmental Authority on the part of PHP Ventures is required to be obtained or made in connection with the execution, delivery or performance by PHP Ventures of this Agreement and each Ancillary Document to which it is a party or the consummation by PHP Ventures of the transactions contemplated hereby and thereby, other than (a) pursuant to Consents to be obtained pursuant to the Antitrust Laws, (b) such other filings expressly contemplated by this Agreement, (c) any filings required to be made with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) such other Consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not prevent, materially delay or materially impair the ability of PHP Ventures to consummate transactions contemplated by this Agreement.

3.4 Non-Contravention. The execution and delivery by PHP Ventures of this Agreement and each Ancillary Document to which it is a party, the consummation by PHP Ventures of the transactions contemplated hereby and thereby, and compliance by PHP Ventures with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of PHP Ventures’ Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to PHP Ventures or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by PHP Ventures under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of PHP Ventures under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any PHP Ventures Material Contract.

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3.5 Capitalization.

(a) The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which PHP Ventures is authorized to issue is 111,000,000 shares, consisting of (a) 110,000,000 shares of common stock (the “Common Stock”), including (i) 100,000,000 shares of PHP Ventures Class A Stock, (ii) 10,000,000 shares of PHP Ventures Class B Stock, and (b) 1,000,000 shares of preferred stock (the “PHP Preferred Stock”). The issued and outstanding PHP Ventures Securities as of the date of this Agreement are set forth on Schedule 3.5(a). All outstanding shares of PHP Ventures Common Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Delaware Law, PHP Ventures’ Organizational Documents or any Contract to which PHP Ventures is a party. None of the outstanding PHP Ventures Securities has been issued in violation of any applicable securities Laws. Prior to giving effect to the transactions contemplated by this Agreement, PHP Ventures does not have any Subsidiaries or own any equity interests in any other Person and PHP Ventures does not have any right or obligation pursuant to any Contract or otherwise to acquire any equity interests in any other Person.

(b) Except as set forth in Schedule 3.5(b), and except with respect to the Subscription Agreements relating to the PIPE Investment, including any Subscription Agreement for the PIPE Investment entered into subsequent to the date of this Agreement, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of PHP Ventures, (B) obligating PHP Ventures to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold, or repurchased any options or shares or securities convertible into or exchangeable for shares of PHP Ventures, or (C) obligating PHP Ventures to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for any capital stock of PHP Ventures. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of PHP Ventures to repurchase, redeem or otherwise acquire any shares of PHP Ventures or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no shareholders agreements, voting trusts or other agreements or understandings to which PHP Ventures is a party with respect to the voting of any shares of PHP Ventures.

(c) All Indebtedness of PHP Ventures as of the date of this Agreement is disclosed on Schedule 3.5(c). No Indebtedness of PHP Ventures contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by PHP Ventures or (iii) the ability of PHP Ventures to grant any Lien on its properties or assets. No Indebtedness of PHP Ventures contains any provision that would cause the transactions contemplated by this Agreement and the Ancillary Documents to constitute an event of default thereunder or any violation thereof.

(d) Since the date of formation of PHP Ventures, except the Redemption as contemplated by this Agreement, PHP Ventures has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and PHP Ventures’ Board of Directors has not authorized any of the foregoing.

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3.6 SEC Filings and PHP Ventures Financials.

(a) PHP Ventures, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by PHP Ventures with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, PHP Ventures has delivered or made available to the Company copies in the form filed with the SEC of all of the following: (i) PHP Ventures’ annual reports on Form 10-K for each fiscal year of PHP Ventures beginning with the first year PHP Ventures was required to file such a form, (ii) PHP Ventures’ quarterly reports on Form 10-Q for each fiscal quarter that PHP Ventures was required to file such reports in order to disclose its quarterly financial results, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by PHP Ventures with the SEC (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i) (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise publicly made available to the SEC. (A) PHP Ventures Units, PHP Ventures Class A Ordinary Shares and PHP Ventures Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed on Nasdaq, (B) PHP Ventures has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such PHP Ventures Securities, (C) there are no Actions pending or, to the Knowledge of PHP Ventures, threatened against PHP Ventures by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such PHP Ventures Securities on Nasdaq and (D) all PHP Ventures Securities are in compliance with all of the applicable corporate governance rules of Nasdaq. There are no outstanding or unresolved comments in any comment letters received from the SEC with respect to the SEC Reports. There is no Action, proceeding or investigation pending or, to the Knowledge of PHP Ventures, threatened against PHP Ventures by Nasdaq or the SEC with respect to any intention by such entity to deregister any PHP Ventures Securities or prohibit or terminate the listing of any PHP Ventures Securities on Nasdaq. PHP Ventures has taken no action that is designed to terminate the registration of the PHP Ventures Securities under the Exchange Act. PHP Ventures has not received any written or, to PHP Ventures’ Knowledge, oral deficiency notice from Nasdaq relating to the continued listing requirements of the PHP Ventures Securities.

(b) The financial statements and notes of PHP Ventures contained or incorporated by reference in the SEC Reports (the “PHP Ventures Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of PHP Ventures at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable). The PHP Ventures Financials, including any notes and schedules thereto, (i) complied as to form in all material respects with the rules and regulations of the SEC with respect thereto as of their respective dates; (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 8-03 of Regulation S-X of the SEC or as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of PHP Ventures, as of their respective dates and the results of operations and the cash flows of PHP Ventures, for the periods presented therein.

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(c) Except as and to the extent reflected or reserved against in PHP Ventures Financials, PHP Ventures has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in PHP Ventures Financials, other than Liabilities arising in the Ordinary Course of Business since its inception on August 13, 2021, all of which shall be accurately reflected or reserved against in the PHP Ventures Financials filed as part of the SEC Reports subsequent to date of this Agreement.

(d) PHP Ventures has established and maintains a system of “internal controls over financial reporting” (as defined in Rule 13a-15(f) and 15d-15(f) of the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the listing standards of Nasdaq. PHP Ventures’ “disclosure controls and procedures” (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all material information required to be disclosed by PHP Ventures in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to PHP Ventures’ management as appropriate to allow timely decisions. PHP Ventures is not required to disclose or include a report of management’s assessment regarding internal control over financial reporting or an attestation report of PHP Ventures’ registered public accounting firm. As an Emerging Growth Company, PHP Ventures is not required to provide auditor attestation to its internal controls. This representation is qualified to the extent that, if PHP Ventures’ internal controls were reviewed by its independent auditors, such auditors would determine that PHP Ventures’ disclosure controls and procedures and internal controls over financial reporting are not effective.

3.7 Absence of Certain Changes. PHP Ventures has (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) since the consummation of the IPO, not been subject to a Material Adverse Effect.

3.8 Compliance with Laws. PHP Ventures is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business, and PHP Ventures has not received written notice alleging any violation of applicable Law in any material respect by PHP Ventures.

3.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of PHP Ventures, threatened Action to which PHP Ventures is subject. There is no Action that PHP Ventures has pending against any other Person. PHP Ventures is not subject to any Orders of any Governmental Authority, nor are any such Orders pending. PHP Ventures holds all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect.

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3.10 Taxes and Returns.

(a) PHP Ventures has or will have timely filed, or caused to be timely filed, all Tax Returns required to be filed by it, which such Tax Returns are true, accurate, correct and complete in all material respects, and has timely paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld. Schedule 3.10(a) sets forth each jurisdiction where PHP Ventures files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against PHP Ventures in respect of any Tax, and PHP Ventures has not been notified in writing of any proposed Tax claims or assessments against PHP Ventures. There are no Liens with respect to any Taxes upon any of PHP Ventures’ assets, other than Permitted Liens. PHP Ventures has no outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by PHP Ventures for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Since the date of its formation, PHP Ventures has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any Tax Liability or refund.

(c) PHP Ventures does not have any Liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the Ordinary Course of Business, the primary purpose of which is not the sharing of Taxes).

(d) PHP Ventures is Tax resident only in its jurisdiction of formation.

(e) PHP Ventures does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(f) The Sponsor is Tax resident only in its jurisdiction of formation.

3.11 Employees and Employee Benefit Plans. PHP Ventures does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

3.12 Properties. PHP Ventures does not own, license or otherwise have any right, title or interest in any material Intellectual Property. PHP Ventures does not own or lease any material real property or Personal Property.

3.13 Material Contracts.

(a) Except as set forth on Schedule 3.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which PHP Ventures is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by PHP Ventures on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs any business practice of PHP Ventures as its business is currently conducted, any acquisition of property by PHP Ventures, or restricts the ability of PHP Ventures from engaging in business as currently conducted by it or from competing with any other Person (together with the Trust Agreement, each, a “PHP Ventures Material Contract”). All PHP Ventures Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

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(b) With respect to each PHP Ventures Material Contract: (i) the PHP Ventures Material Contract was entered into at arms’ length and in the Ordinary Course of Business; (ii) the PHP Ventures Material Contract is legal, valid, binding and enforceable against PHP Ventures and, to the Knowledge of PHP Ventures, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) PHP Ventures is not in breach or default, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by PHP Ventures, or permit termination or acceleration by the other party, under such PHP Ventures Material Contract; and (iv) to the Knowledge of PHP Ventures, no other party to any PHP Ventures Material Contract is in breach or default, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by PHP Ventures under any PHP Ventures Material Contract.

3.14 Transactions with Affiliates. Schedule 3.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between PHP Ventures and any (a) present or former director, officer or employee or Affiliate of PHP Ventures, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of PHP Ventures’ outstanding capital stock as of the date hereof.

3.15 Investment Company Act. PHP Ventures is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act.

3.16 Finders and Brokers. Except as set forth on Schedule 3.16, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from PHP Ventures, the Company or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of PHP Ventures.

3.17 Opinion of Financial Advisor. The Special Committee has received an opinion from Houlihan Capital dated November 30, 2022 to the effect that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in preparing such opinion as set forth therein, the consideration to be paid by the Company to PHP Ventures’ stockholders pursuant to this Agreement and the Merger is fair from a financial point of view to PHP Ventures and its stockholders. It is agreed and understood that such opinion, a copy of which will be provided to the Company promptly following execution of this Agreement for informational purposes only, is for the benefit of the Special Committee and may not be relied on by the Company or Merger Sub.

3.18 Certain Business Practices.

(a) Neither PHP Ventures, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of PHP Ventures, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder PHP Ventures or assist it in connection with any actual or proposed transaction.

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(b) The operations of PHP Ventures are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving PHP Ventures with respect to any of the foregoing is pending or, to the Knowledge of PHP Ventures, threatened.

(c) None of PHP Ventures or any of its directors or officers, or, to the Knowledge of PHP Ventures, any other Representative acting on behalf of PHP Ventures is currently identified on the specially designated nationals or other blocked person list or otherwise the subject of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and PHP Ventures has not, since its formation, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country or territory subject to OFAC sanctions or for the purpose of financing the activities of any Person the subject of, or otherwise in violation of, any U.S. sanctions administered by OFAC, in each case, in violation of applicable sanctions.

3.19 Insurance. Schedule 3.19 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by PHP Ventures relating to PHP Ventures or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and PHP Ventures is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of PHP Ventures, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by PHP Ventures. PHP Ventures has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on PHP Ventures.

3.20 Information Supplied. None of the information supplied or to be supplied by PHP Ventures expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) or stock exchange (including Nasdaq) with respect to the transactions contemplated by this Agreement or any Ancillary Documents or (b) in the Registration Statement or in any amendment to any of documents identified in (a) and (b), will, when filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by PHP Ventures expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, PHP Ventures makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company or any of its Affiliates.

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3.21 Independent Investigation. PHP Ventures has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Company and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies and Merger Sub for such purpose. PHP Ventures acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company and Merger Sub set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to PHP Ventures pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement; and (b) none of the Company, Merger Sub or their respective Representatives have made any representation or warranty as to the Target Companies or Merger Sub or this Agreement or the Transactions contemplated hereby, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to PHP Ventures pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Registration Statement.

3.22 Trust Account. As of September 30, 2022 and as of the date of this Agreement, the Trust Account has a balance of no less than $58,877,236 (the “Trust Amount”), with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of PHP Ventures and the Trustee, enforceable in accordance with its terms subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no agreements, Contracts, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or (ii) entitle any Person (other than holders of Class A Ordinary Shares who from and after the date hereof shall have exercised their redemption rights) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (A) to pay any Tax obligation, including franchise Tax, owed by PHP Ventures as a result of assets of PHP Ventures or interest or other income earned on the Trust Account and up to $50,000 to pay dissolution expenses, and (B) to redeem Class A Ordinary Shares pursuant to the redemption rights. There are no Actions pending or, to the Knowledge of PHP Ventures, threatened with respect to the Trust Account.

3.23 Company Representations. PHP Ventures, on behalf of itself and its Affiliates, acknowledges and agrees that neither the Company nor any of its Affiliates has made any representation or warranty, express or implied, to PHP Ventures, other than as set forth in Article IV.

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3.24 No Other Representation. Except for the representations and warranties contained in this Article III, (i) neither PHP Ventures nor any other Person or entity on behalf of PHP Ventures has made or makes any representation or warranty, whether express or implied, with respect to PHP Ventures, its Affiliates or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company, its Affiliates or any of their Representatives by or on behalf of PHP Ventures, and (ii) neither PHP Ventures nor any other Person or entity on behalf of PHP Ventures has made or makes any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, its Affiliates or any of their representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of PHP Ventures or its Affiliates, whether or not included in any management presentation. PHP Ventures, on behalf of itself and its Affiliates, acknowledges and agrees that, except for the representations and warranties contained in Article IV, neither the Company nor any other Person or entity on behalf of the Company has made or makes, and PHP Ventures and its Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to the Company, the Target Companies, the business thereof, their Affiliates or their respective businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), whether or not included in any management presentation, or with respect to the accuracy or completeness of any information provided or made available to PHP Ventures or any of its officer, directors, employees, agents, representatives, lenders, Affiliates or any other Person acting on its behalf by or on behalf of the Company’s officers, directors, employees, agents, representatives, lenders or Affiliates.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to PHP Ventures on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to PHP Ventures, as of the date hereof and as of the Closing, as follows:

4.1 Organization and Standing. The Company is a company duly organized, validly existing under English Law and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each other Target Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Schedule 4.1 lists each Target Company and the jurisdictions in which each Target Company is qualified to conduct business and all names other than its legal name under which each Target Company does business. The Company has provided to PHP Ventures accurate and complete copies of the Organizational Documents of each Target Company, each as amended to date and as currently in effect. A correct and complete list of the directors and officers of each Target Company is set forth on Schedule 4.1. Except as set forth in Schedule 4.1, no Person has any right to designate any director or officer of any Target Company. The Company is not in violation of any material provisions of, and no other Target Company is in violation of any material provision of, its Organizational Documents.

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4.2 Authorization; Binding Agreement. Each of the Company and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform their respective obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby, subject to obtaining the Required Company Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which (a) the Company is a party and the consummation of the Transactions, have been duly and validly authorized and approved by the Board of Directors of the Company in accordance with the Existing Company Articles and English Law, and (b) Merger Sub is a party and the consummation of the Transactions, have been duly and validly authorized by the Board of Directors of Merger Sub, and by the Company as sole shareholder of Merger Sub, in accordance with Merger Sub’s Organizational Documents and Cayman Islands Law. No other corporate proceedings on the part of the Company or Merger Sub are necessary to authorize or approve the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions other than the approval of this Agreement and the Transactions by the Company’s shareholders as required by the Existing Company Articles and English Law (the “Required Company Shareholder Approval”). Except as set forth in Schedule 4.2, other than the Required Company Shareholder Approval, there is no shareholder of the Company or any Target Company whose Consent (other than as set forth in the Existing Company Articles) is required for the execution of this Agreement by the Company and the performance by the Company of its obligations under this Agreement and the Ancillary Documents to which it is a party. This Agreement has been, and each Ancillary Document to which the Company or Merger Sub is a party shall be when delivered, duly and validly executed and delivered by the Company or Merger Sub, as applicable, and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Required Company Shareholder Approval and the Enforceability Exceptions. The Voting and Support Agreements delivered by the Company are in full force and effect subject to the Enforceability Exception.

4.3 Capitalization.

(a) As of the date of this Agreement, the issued share capital of the Company is 493,087,870 ordinary shares of 1 pence each (the “Company Ordinary Shares”) and 250,000 Preference B Shares (the “Company Preference Shares”). Schedule 4.3(a) sets forth, as of the date hereof, the number of issued Company Ordinary Shares and Company Preference Shares, and identifies the registered holders thereof. All of the issued Company Ordinary Shares and Company Preference Shares have been duly authorized, are fully paid and not in violation of any purchase option, right of first refusal or first offer, preemptive right, subscription right or any similar right under any provision of English Law, the Existing Company Articles or any Contract to which the Company is a party or by which the Company or its securities are bound. The Company does not, directly or indirectly, hold any of its shares or other equity interests in treasury.

(b) No Company Ordinary Shares, Company Preference Shares or other equity securities or capital stock, options, warrants or similar rights of any Target Company are reserved for issuance to officers, directors, employees or consultants of any Target Company pursuant to any Benefit Plan or otherwise, except as set forth in Schedule 4.3(b). Except as set forth in Schedule 4.3(b) or with respect to the Recapitalization, there are no outstanding Company Convertible Securities, and there are no preemptive rights or rights of first refusal or first offer, nor are there any outstanding Contracts, commitments, arrangements or restrictions to which the Company is a party or bound relating to any equity securities of the Company, nor are there any outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. The Company is not party to any voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Existing Company Articles or with respect to the Recapitalization, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its equity securities. All of the issued and outstanding securities of the Company have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, except as set forth in Schedule 4.3(b) or as expressly contemplated by this Agreement, including with regard to the Recapitalization, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

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(c) Except as disclosed in the Company Financials, no Target Company has declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of any Target Company, and the board of directors of no Target Company has authorized any of the foregoing.

(d) To the Company’s Knowledge, no shareholder of any Target Company has any rights of appraisal with respect to the Recapitalization or the Merger, whether pursuant to the Existing Company Articles, applicable Law or any agreement between any Target Company and such shareholder.

4.4 Subsidiaries.

(a) Merger Sub is authorized to issue 1,000 ordinary shares, par value $0.0001 per share, all of which are owned by the Company. Schedule 4.4(a) sets forth the name of each other direct or indirect Subsidiary of the Company and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), (c) the number of issued and outstanding shares or other equity interests and the record holders thereof except as to public shareholders, and (d) any contractual limitation on the ability of the Company to exercise voting control of the Subsidiary. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Target Companies free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company, any of its Subsidiaries or any of its or their Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary, and consummating the Transactions contemplated by this Agreement will not result in a change in control or otherwise give rights to any equity holder in any Subsidiary. Except as set forth in Schedule 4.4(a), there are no outstanding or authorized options, warrants, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company, except as provided in Schedule 4.4(a). Except for the equity interests of the Subsidiaries listed on Schedule 4.4(a) and as provided in Section 4.4(b), the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. Except as set forth in Schedule 4.4(a), the Company owns all of the outstanding equity securities of the Subsidiaries, free and clear of all Liens, either directly or indirectly through one or more other Subsidiaries.

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(b) No Target Company is a participant in any joint venture, partnership or similar arrangement and no Target Company owns any equity interests of any Person (other than the Company’s Subsidiaries) except as set forth in Schedule 4.4(b). There are no outstanding contractual obligations of a Target Company to provide funds to or make any investment (in the form of a loan, guaranty, capital contribution or otherwise) in, any other Person. Schedule 4.4(b) sets forth with respect to each Person described in this Section 4.4(b), the name of the Person, the nature of the agreement, the amount invested, advanced or committed by any Target Company, the equity interest of the Company in such Person and any provisions which affect any change in such equity interest, the nature and the amount of the financial commitment of any Target Company, any obligations of any Target Company to any such Person and the rights of any Target Company with respect to the control, management, or rights of any such Person and any other material information relating to the agreement between the Company and any such Person.

4.5 Merger Sub. Since its formation, Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which it is a party, Merger Sub is not party to or bound by any Contract.

4.6 Governmental Approvals. Except as otherwise described in Schedule 4.6, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company or Merger Sub of this Agreement or any Ancillary Documents or the consummation by the Company or Merger Sub of the Transactions other than (a) such Consents expressly contemplated by this Agreement, (b) pursuant to Consents to be obtained pursuant to the Antitrust Laws expressly contemplated by this Agreement and (c) those Consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not prevent, materially delay or materially impair the ability of the Company or Merger Sub to consummate the transactions contemplated by this Agreement.

4.7 Non-Contravention. Except as otherwise described in Schedule 4.7, the execution and delivery by the Company and Merger Sub (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which such Person is a party, and the consummation by any Target Company of the Transactions and compliance by such Person with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any such Person’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.6 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Person or any of its material properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Person under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Person under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract.

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4.8 Financial Statements.

(a) As used herein, the term “Company Financials” means (i) the reviewed consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheet (the “Consolidated Balance Sheet”) as of June 30, 2022 (the “Balance Sheet Date”), and the related consolidated income statement, changes in shareholder equity and statement of cash flows for the three-month period from July 1, 2022 through September 30, 2022 (the “Interim Financials”), (ii) the audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets as of June 30, 2021, and 2020 and the consolidated statements of comprehensive income, statement of changes in shareholder equity and cash flow statements for each of the fiscal years then ended, all of which have been audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor (the “Audited Financials”), and (iii) once available and delivered by the Company, any audited financial statements of the Target Companies for periods following the Balance Sheet Date that the Target Companies’ certified public accountants may issue, which financial statements shall have been audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor (the “Additional Audited Financials”). The Audited Financials and any Additional Audited Financials shall be accompanied by a certificate of the Chief Executive Officer of the Company to the effect that all such Audited Financials or Additional Audited Financials, as applicable, fairly present in all material respects the consolidated financial position and results of operations and cash flows of the Target Companies as of the dates or for the periods indicated in accordance with applicable Accounting Standards, as defined in this Agreement. True and correct copies of the Company Financials have been provided to PHP Ventures; provided, however, that (I) the Interim Financials stated in this Section 4.8(a) delivered prior to the execution of this Agreement represent unreviewed draft financials (the “Draft Interim Financials”), and (II) the Audited Financials stated in this Section 4.8(a) delivered prior to the execution of this Agreement represent unaudited draft financials (the “Draft Audited Financials”). The Company Financials, including for the avoidance of doubt, the Draft Interim Financials, the Draft Audited Financials, the Interim Financials, the Audited Financials and any Additional Audited Financials: (i) are true and correct in all material respects and accurately reflect the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with applicable Accounting Standards, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items if required by applicable Accounting Standards and exclude year-end adjustments which will not be material in amount), (iii) comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective balance sheet dates and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated in accordance with applicable Accounting Standards. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act. The Audited Financials will not reflect any material adverse change individually in the Company’s consolidated net loss or comprehensive loss, working capital, shareholders’ equity or cash flows from operations from that shown on the Draft Audited Financials or as to all such items on an aggregate basis, and the Interim Financials will not reflect any material adverse change individually in the Company’s consolidated net loss or comprehensive loss, working capital, shareholders’ equity or cash flows from operations from that shown on the Draft Interim Financials or as to all such items on an aggregate basis.

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(b) Each Target Company maintains books and records reflecting its assets and Liabilities in all material respects and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used in accordance with such Target Company’s management directives, (ii) material transactions of the Target Companies are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company in accordance with applicable Accounting Standards, (iv) the reporting of such Target Company’s assets is compared with existing assets at the intervals required by applicable Accounting Standards and verified in accordance therewith for actual amounts, and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis, in each instance, in accordance with applicable Accounting Standards. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the Ordinary Course of Business consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. To the Knowledge of the Company, in the past five (5) years, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c) The Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 4.8(c). Except as disclosed on Schedule 4.8(c), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(d) Except as set forth on Schedule 4.8(d), no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with applicable Accounting Standards), including any off balance sheet obligations under applicable Accounting Standards or any “variable interest entities” within the meaning of Accounting Standards Codification 810 except for those that are either (i) adequately reflected or reserved on or provided for in accordance with applicable Accounting Standards in the Consolidated Balance Sheet contained in the Company Financials, or (ii) not material or that were incurred after June 30, 2022 in the Ordinary Course of Business (other than Liabilities for breach of any Contract or violation of any Law), or (iii) Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance by a Target Company of any of its covenants or agreements in this Agreement or any Ancillary Document to which such Target Company is or will be a party or the consummation of the Transactions contemplated hereby or thereby.

(e) All accounts receivables, whether or not accrued, and whether or not billed, of the Target Companies (the “Accounts Receivable”) arose from sales actually made or services actually performed in the Ordinary Course of Business, or represent advance payments with respect to future services or products ordered from the Company, and represent valid obligations to a Target Company arising from its business. None of the Accounts Receivable are subject to any material right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials. All of the Accounts Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Target Companies (net of reserves) within ninety (90) days.

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4.9 Absence of Certain Changes. Except as set forth on Schedule 4.9, as expressly contemplated by this Agreement and except for COVID-19 Actions required to be taken or implemented by the Company or any of the other Target Companies, since June 30, 2022, each Target Company has conducted its business in the Ordinary Course of Business consistent with past practice in all material respects, and the Target Companies taken as a whole have not been subject to a Material Adverse Effect.

4.10 Compliance with Laws. Except as set forth on Schedule 4.10, no Target Company is in material conflict or material non-compliance with, or in material default or violation of, nor has any Target Company received, since June 30, 2022, any written notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties; assets; officers or directors (solely in their capacity as representatives of the Company), employees or consultants (or any one on their behalf, including their heirs and beneficiaries); business; or operations are or were bound or affected.

4.11 Company Permits. Each Target Company holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to PHP Ventures true, correct and complete copies of all material Company Permits, all of which are listed on Schedule 4.11. There is no employee or, to the Knowledge of the Company, consultant or service provider of a Target Company who is required to be licensed by a Governmental Authority in order for the Target Company to conduct its business in the normal course. All of the Company Permits listed on Schedule 4.11 are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit, and no Target Company has received any written notice of any Actions relating to the revocation or modification of any material Company Permit.

4.12 Litigation. Except as described on Schedule 4.12, there is no (a) Action of any nature currently pending or threatened in writing; or (b) Order, investigation, examination or audit now pending or outstanding or that was rendered by a Governmental Authority in the past three (3) years, in either case of (a) or (b) by or against any Target Company, its current, or to the Company’s Knowledge former, directors, officers or equity holders (provided that any litigation involving the directors, officers or equity holders of a Target Company must be directly related to their service as a director or officer or status as an equity holder of the Target Company and directly related to such Target Company’s business, equity securities or assets). The items listed on Schedule 4.12, if finally determined adversely to the Target Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any Target Company. In the past three (3) years, to the Knowledge of the Company, none of the current officers or directors of any Target Company has been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud or been assessed any administrative fines following an investigation of a Governmental Authority.

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4.13 Material Contracts.

(a) Schedule 4.13(a) sets forth a true, correct and complete list of, and the Company has made available to PHP Ventures, true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound (each Contract required to be set forth on Schedule 4.13(a), a “Company Material Contract”) that:

(i) contains covenants that limit in any material manner the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company, strategic relationship or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture or strategic relationship;

(iii) involves any agreement relating to the supply of product to, the purchase of product for, or the performance of services by or to any Target Company, in each instance, which are material to the consolidated business and operations of the Target Companies;

(iv) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(v) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $100,000;

(vi) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $250,000 (other than in the Ordinary Course of Business consistent with past practice) or shares or other equity interests of any Target Company or another Person;

(vii) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(viii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $100,000 per year or $250,000 in the aggregate;

(ix) is with any Top Customer or Top Vendor (as such terms are defined below);

(x) obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date of this Agreement in excess of $100,000;

(xi) is between any Target Company and any directors, officers or employees of a Target Company (other than employment arrangements with employees entered into in the Ordinary Course of Business consistent with past practice and are terminable by the Target Company for any reason upon less than 30 days’ notice without incurring any liability), including all non-competition, severance and indemnification agreements, or any Related Person;

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(xii) obligates the Target Companies to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture, limited partnership or a strategic relationship agreement);

(xiii) relates to a material settlement entered into within three (3) years prior to the date of this Agreement under which any Target Company currently has outstanding obligations (other than customary confidentiality obligations);

(xiv) provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney; or

(xv) relates to the development, ownership, licensing or use of any Intellectual Property by, to or from any Target Company, other than Off-the-Shelf Software.

(b) Except as disclosed in Schedule 4.13(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all material respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach or default in any material respect, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the Ordinary Course of Business that do not adversely affect any Target Company in any material respect; and (vi) no Target Company has waived any material rights under any such Company Material Contract.

4.14 Intellectual Property.

(a) Schedule 4.14(a)(i) sets forth: (i) all Patents and pending Patent applications, Trademarks and service mark registrations and pending applications, Copyright registrations and pending applications and Internet Assets in which a Target Company is the owner, applicant or assignee or to which it received an exclusive license, specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration is pending, and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Software owned by a Target Company. Schedule 4.14(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Intellectual Property commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $50,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, under which a Target Company is a licensee. Except as set forth in Schedule 4.14 (a)(ii), each Target Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Target Company, and previously used or licensed by such Target Company, except for the Intellectual Property that is the subject of the Company IP Licenses or that such Target Company otherwise has the right to use.

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(b) Each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company. To the Company’s Knowledge, the Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Target Companies as presently conducted. Each Target Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in material breach or default thereunder, nor has any material event occurred that with notice or lapse of time or both would constitute a material default thereunder. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to any Target Company are to the Knowledge of the Company, valid and in force with all required maintenance fees paid, and all applications to register any Copyrights, Patents and Trademarks by a Target Company are pending and in good standing, and where applicable, each Target Company has disclosed to the applicable government office or agency all material prior art known by such Target Company in connection with Patents and Patent Applications.

(c) Schedule 4.14(c) sets forth all licenses, sublicenses and other agreements or permissions under which a Target Company is the licensor, other than non-exclusive agreements entered into with customers of a Target Company in the Ordinary Course of Business substantially in the Target Company’s standard form (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to a Target Company, if any. Each Target Company has performed in all material respects all obligations imposed on it in the Outbound IP Licenses, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(d) No Action is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property currently owned by or licensed to the Target Companies. No Target Company has received any written notice or claim asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company. There are no Orders to which any Target Company is a party that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by or exclusively licensed to a Target Company, or (ii) grants or requires the Target Company to grant any third Person any right with respect to any Intellectual Property owned by or exclusively licensed to a Target Company. No Target Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned by a Target Company or, to the Company’s Knowledge, otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is currently infringing upon, misappropriating or otherwise violating in any material respect any Intellectual Property owned by or exclusively licensed to any Target Company (“Company IP”).

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(e) All Persons, including each Target Company’s founders, officers, directors, employees, consultants, advisors and independent contractors, who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any Intellectual Property for a Target Company or in the course of its employment or other engagement with a Target Company (each such person, a “Creator”) have (i) agreed to maintain the confidentiality of the trade secrets of the applicable Target Company and (ii) irrevocably assigned to such Target Company by way of assignment of exclusive ownership of all Intellectual Property Rights authored, invented, created, improved, modified, or developed by such Person on behalf of a Target Company in the course of such Creator’s employment or other engagement with such Target Company and, in the case of the Company’s founders, also in connection with the Target Company or its business, including prior to and in contemplation of the incorporation of the Company; and (iii) waived all non-assignable rights in and to such Intellectual Property, including moral rights and the right to receive royalties or any other consideration in respect thereof. No current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any Intellectual Property owned by a Target Company. To the Knowledge of the Company, there has been no violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company. Each Target Company has taken commercially reasonable security measures in accordance with industry standards in order to protect the secrecy, confidentiality and value of the material Company IP. There are no current or, to the Company’s Knowledge, threatened claims from any Creator for compensation or remuneration for inventions invented, copyright works created or any similar claim, including under English Law. Neither of the Target Companies’ founders, officers, employees, or individuals that a Target Company intends to hire, own any right, title or interest in any Intellectual Property that is required for any of the Target Companies’ business as currently conducted or as currently proposed to be conducted.

(f) Except as set forth in Schedule 4.14(f)(i), no facilities, grants or resources of any governmental organization, hospital, university, college, other educational institution or research center (“Governmental Grants” and “Institution”, respectively) was used in the development of any Intellectual Property owned or, to the Knowledge of the Company, used or licensed by any of the Target Companies. Except as set forth in Schedule 4.14(f)(ii), to the Knowledge of the Company, no founder, employee, consultant or independent contractor of any of the Target Companies who was involved in, or who contributed to, the creation or development of any Company IP, was under restrictions resulting from his/her relations with any third party, including any Institution that resulted or may result in imposing any restrictions or obligations on any of the Target Companies or use of such Company IP or of any Institution having an ownership interest in any Company IP. The Target Companies are in compliance with all laws, regulations, rules, guidelines, contracts and undertakings in connection with all Governmental Grants that the any of Target Companies applied for or received.

(g) The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Target Company, or (ii) any Company IP License.

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(h) None of the Target Companies or any of their founders, employees, consultants or any other person or entity then acting on their behalf has licensed to any person or entity, agreed to disclose, deliver or license to any person or entity, or permitted the license, or to the Knowledge of the Company, disclosed or delivered or permitted the disclosure or delivery, to any escrow agent or other person or entity of, any source code of Company IP. To the Company’s Knowledge, no event has occurred, and no circumstance or conditions exists, that (with or without notice or lapse of time, or both) would result in the disclosure or delivery by any of the Target Companies or any person or entity then acting on its behalf (including without limitation the founders) to any other person or entity of any source code of Company IP.

(i) Except as set forth in Schedule 4.14(i), none of the Target Companies has (i) incorporated open source software into, bundled with or combined such open source materials with, the Company IP or any of the products of a Target Company; or (ii) distributed open source materials in conjunction with any Company IP or any of the products of a Target Company; or (iii) used open source materials, in such a way that, with respect to (i), (ii), or (iii), creates, or purports to create obligations for the Target Company with respect to any Company IP or grant, or purport to grant, to any third party, any rights or immunities under any Company IP (including using any open source materials that require, as a condition of use, modification and/or distribution of such open source materials that other software incorporated into, derived from or distributed with such open source materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge). With respect to any open-source materials that are were used by a Target Company in any way, the Target Company has been and is in compliance in all material respects with all applicable licenses with respect thereto.

4.15 Privacy.

(a) Each Target Company is in compliance in all material respects with all applicable Laws and Contract requirements relating to privacy, personal data protection, and the collection, processing and use of Personal Information and its own privacy policies and guidelines (the “Data Security Requirements”). The Transactions contemplated by this Agreement will not result in any liabilities in connection with any Data Security Requirements.

(b) (i) No Person has obtained unauthorized access to third party information and Personal Information in the possession of any Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, which required disclosure or notification under applicable Data Security Requirements, and (ii) no written complaint relating to an improper use or disclosure of, or a breach in the security of, any such Personal Information has been received by a Target Company.

(c) Since June 30, 2022, the Company has taken commercially reasonable steps in accordance with industry standards (as customary in companies of similar size offering similar services) to protect and maintain the confidential nature of the Personal Information provided to such Target Company by any Person and secure any such Personal Information from loss, theft, unauthorized access, use, modification, disclosure or other misuse.

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(d) None of the Target Companies has received any written notice of any claims, investigations (including investigations by a Governmental Authority), or alleged violations of Laws with respect to Personal Information possessed by the Target Companies.

4.16 Taxes and Returns.

(a) Each Target Company has or will have timely filed, or caused to be timely filed, all Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld. Each Target Company has complied in all material respects with all applicable Laws relating to Tax. To the Company’s Knowledge, are no audits, examinations, investigations or other proceedings pending against any Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against such Target Company. There are no Liens with respect to any Taxes upon any of Company’s assets, other than Permitted Liens. No Target Company has outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by any Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) No Target Company has any present Liability for the Taxes of another Person (other than another Target Company) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the Ordinary Course of Business, the primary purpose of which is not the sharing of Taxes).

(c) Each Target Company has materially complied with all applicable Laws relating to the withholding and remitting of Taxes.

(d) [RESERVED]

(e) Any Target Company required to be registered for purposes of value added tax under applicable Law (the “VAT”) is duly registered and has materially complied with all requirements concerning the VAT. Except as set forth in Schedule 4.16(e), if and to the extent applicable, each Target Company has collected and timely remitted to the relevant taxing authority all output VAT which it is required to collect and remit, to the extent required under any applicable Law and (iii) has not received a refund for input VAT for which it is not entitled under any applicable Law. No non-U.K. Target Company is required to register in the U.K. for VAT purposes. Each Target Company required to register for VAT under the laws of any country other than the U.K. has so registered and has collected and paid over to the taxing authority all VAT required to be collected and paid over.

(f) Except as set forth in Schedule 4.16(f) or with respect to any Target Company resident for Tax purposes in the U.K., no Target Company is benefiting (or has benefited) from any grants, exemption, tax holiday, reduced tax rates or accelerated depreciation under the Cayman Islands or the U.K. Capital Investment Encouragement Law – 1959, including but not limited to Preferred Technological Enterprise, Preferred Enterprise, Benefitted Enterprise, and Approved Enterprise Status. No Target Company has retained earnings that would be subject to corporate Tax under applicable Law due to the distribution of a “dividend” from such earnings (as the term “dividend” is specifically defined by the applicable Law) or other actions that are deemed as dividend for these purposes.

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(g) In the twelve (12) months prior to the date of this Agreement, no Target Company has (other than in the Ordinary Course of Business) performed or was part of any action or transaction that is classified as a “reportable transaction” under English Law.

(h) In the twelve (12) months prior to the date of this Agreement, no Target Company has requested or received a ruling from any Tax authority or signed a closing or other agreement with any Tax authority.

(i) [RESERVED]

(j) Each Target Company is Tax resident only in its jurisdiction of formation.

(k) No claim has been made in writing by any Government Authority in a jurisdiction in which any Target Company does not file Tax Returns that it is or may be subject to Tax or required to file Tax Returns in that jurisdiction which claim has not been dismissed, closed or otherwise resolved.

(l) No Target Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country constituting a presence for tax purposes other than the country in which it is organized.

(m) Except with respect to any Target Company resident for Tax purposes in the U.K., no Target Company organized or formed under the laws of a jurisdiction outside of the United States (i) is a “surrogate foreign corporation” or “expatriated entity” within the meaning of Section 7874 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or is treated as a U.S. corporation for U.S. federal Tax purposes by reason of the application of Sections 269B or 7874(b) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law), or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulation Section 301.7701-5(a) (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(n) No Target Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) installment sale made prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; or (iv) use of an improper method of accounting for a taxable period on or prior to the Closing Date.

4.17 Real Property. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases). Schedule 4.17 contains a complete and accurate list of all premises currently leased or subleased by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”). The Company has provided to PHP Ventures a true and complete copy of each of the Company Real Property Leases. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition.

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4.18 Personal Property. Each item of Personal Property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than $100,000 is set forth on Schedule 4.18, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). All such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items) and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by, or otherwise contracted to, a Target Company. The Company has provided to PHP Ventures a true and complete copy of each of the Company Personal Property Leases. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Personal Property Leases, and no Target Company has received notice of any such condition.

4.19 Employee Matters.

(a) Except as set forth on Schedule 4.19(a), no Target Company is, and has been at any time, either directly or by operation of law, a party to or otherwise bound by or subject to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees, consultant, independent contractor, officer or manager, of any of the Target Companies. No current officer or key employee of a Target Company has provided such Target Company written notice of his or her plan to terminate his or her employment with any Target Company, and the Company has no Knowledge that any current officer or key employee of a Target Company intends to terminate his or her employment with any Target Company within the next twelve (12) months.

(b) Each Target Company (i) is and has been in compliance in all material respects with all applicable Laws relating to employment and labor and the employment agreements listed in such Schedule 4.19(b), including Laws relating to employment and employment practices, terms and conditions of employment and other related labor matters, including health and safety and wages and hours, and other Laws relating to discrimination, sexual harassment, disability, labor relations, classification and payment of employees and independent contractors, any local orders relating to COVID-19, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages, any material Taxes, or due arrears of transfer to employees’ managers insurance, pension or provident fund, life insurance, incapacity insurance, education fund or other similar funds, or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the Ordinary Course of Business and consistent with past practice). Except as set forth on Schedule 4.19(b), there are no Actions pending or threatened in writing against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

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(c) Each Target Company employee has entered into a standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which form has been made available to PHP Ventures by the Company.

(d) All of the independent contractors and service providers who provide services to the Target Company and that are involved in the development of intellectual property of the Company are a party to a written Contract with a Target Company. There are no current or future impediments to use of such intellectual property by the Company, and all rights of ownership of such intellectual property belong to the Company. Each such independent contractor has also entered into covenants customary in the jurisdiction in which services are being provided regarding confidentiality and assignment of inventions and copyrights in such Person’s agreement with a Target Company, a copy of which form has been provided to PHP Ventures by the Company. To the Company’s Knowledge, no Company liability exists related to the classification of any individual as an independent contractor who is currently, or within the last five (5) years has been, engaged by a Target Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee. Each of the Target Companies has not engaged any personnel through a third-party agency.

4.20 Benefit Plans.

(a) Set forth on Schedule 4.20(a)(i) is a true and complete list of each Foreign Plan of a Target Company (each, a “Company Benefit Plan”). No Target Company has ever maintained or contributed to (or had an obligation to contribute to) any Company Benefit Plan, whether or not subject to ERISA, which is not a Foreign Plan.

(b) With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Target Company, the Company has made available to PHP Ventures accurate and complete copies, if applicable, of: (i) all plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), and written descriptions of any Company Benefit Plans which are not in writing; (ii) the most recent actuarial valuation; and (iii) all communications with any Governmental Authority concerning any matter that is still pending or for which a Target Company has any outstanding Liability or obligation.

(c) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit Plan have been timely and fully made; (v) each of the Target Company’s liability towards employees regarding pension arrangements, severance pay, accrued vacation, recreation pay and contributions to all pension plans and/or Company Benefit Plan are fully funded or, solely with respect to accrued vacation, recreation pay, in case that such are not fully funded, are adequately reserved in accordance with GAAP and are reflected on the Company Financials; and (vi) no Company Benefit Plan provides for retroactive increases in contributions, premiums or other payments in relation thereto. No Target Company has incurred any obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

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(d) The consummation of the Transactions will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation under any Company Benefit Plan or under any applicable Law; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any director, employee or independent contractor of a Target Company.

(e) Except to the extent required by applicable Law, no Target Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

4.21 Environmental Matters.

(a) Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), and no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that would adversely affect continued compliance with Environmental Permits and Environmental Laws.

(b) No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material, in each case, that has not been resolved.

(c) No Action is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would give rise to any material Liability or obligation under applicable Environmental Laws.

(e) The Company has provided to PHP Ventures all final and non-privileged environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company.

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(f) To the Company’s Knowledge, there is no investigation of the business, operations, or currently owned, operated, or leased property of a Target Company pending or threatened that could lead to the imposition of any Liens under any Environmental Law or Environmental Liabilities.

4.22 Transactions with Related Persons. Except as set forth on Schedule 4.22, no Target Company nor any of its Affiliates, nor any officer, director or 5% beneficial owner of the equity of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property or the license of Intellectual Property from, (c) granting or receiving any right or interest in any asset of a Target Company to or from, or (d) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the Ordinary Course of Business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 4.22, no Target Company is party to any Contract with any Related Person (other than for services or expenses as directors, officers or employees of the Target Company in the Ordinary Course of Business consistent with past practice), and no Related Person owns any real property or Personal Property, or right, tangible or intangible which is used in the business of any Target Company. The assets of the Target Companies do not include any material receivable or other obligation from a Related Person, and the liabilities of the Target Companies do not include any material payable or other obligation or commitment to any Related Person (other than for services or expenses as directors, officers or employees of the Target Company in the Ordinary Course of Business consistent with past practice). Schedule 4.22 lists all Contracts, arrangements or commitments with Related Persons that cannot be terminated upon sixty (60) days’ notice by the Target Companies without cost or penalty. All material transactions since the incorporation of the Company between the Company and Related Persons that require approvals pursuant to English Law or the Existing Company Articles have been duly approved. Except as set forth on Schedule 4.22, to the Company’s Knowledge, no officer or director of any Target Company: (i) has any direct or indirect financial interest in, or is an officer, director, manager, employee or consultant of, (A) any competitor, supplier, licensor, distributor, lessor, independent contractor or customer of any Target Company or (B) any other entity in any material business arrangement or relationship with any Target Company; provided, however, that the ownership of securities listed on any national securities exchange representing less than 2% of the outstanding voting power of any Person shall not be deemed to be a “financial interest” in any such Person; (ii) has any interest in any property, asset or right used by the Target Company for the business; (iii) has outstanding any Indebtedness owed to any Target Company; or (iv) has received any funds from the Target Company since the Balance Sheet Date.

4.23 Insurance.

(a) Schedule 4.23(a) lists all insurance policies held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to PHP Ventures. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. To the Knowledge of the Company, each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms, following the Closing. To the Knowledge of the Company, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. No Target Company has any self-insurance or co-insurance programs. In the past three (3) years, no Target Company has received any written notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the Ordinary Course of Business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

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(b) Schedule 4.23(b) identifies each individual insurance claim in excess of $50,000 made by a Target Company in the past five (5) years. Each Target Company has reported to its insurers all material claims and pending circumstances that would be reasonably likely to result in a claim in excess of $50,000. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would be reasonably likely to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. In the past five (5) years, no Target Company has made any claim against an insurance policy as to which the insurer is denying or has denied coverage.

4.24 Books and Records. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the Ordinary Course of Business consistent with past practice and in accordance with applicable Laws.

4.25 Top Customers and Vendors. Schedule 4.25 lists, by Dollar volume received or paid, as applicable, for the Company’s fiscal year ended June 30, 2021, the ten (10) largest customers of the Target Companies taken as a whole (the “Top Customers”) and the ten largest vendors of goods or services to the Target Companies taken as a whole (the “Top Vendors”). (i) No Top Vendor or Top Customer within the last twelve (12) months has cancelled or otherwise terminated or advised in writing to any Target Company of its plan or intention to terminate any relationship of such Person with a Target Company, and the Company has no Knowledge that any Top Vendor or Top Customer intends to terminate any material relationship of such Person with a Target Company, (ii) no Top Vendor or Top Customer has during the last twelve (12) months decreased materially its relationship with a Target Company, and (iii) no Target Company has within the past two (2) years been engaged in any material Action with any Top Vendor or Top Customer.

4.26 Certain Business Practices.

(a) No Target Company, or to the Company’s Knowledge, any of their respective Representatives while acting for or on behalf of a Target Company in connection with the business of the Target Company, has within the past five (5) years (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to any government officials or employees, to political parties or campaigns or violated any provision of applicable anti-corruption Law, (iii) otherwise made, offered, promised, authorized, paid or received any improper payment in violation of applicable anti-corruption Laws, or (iv) otherwise made any unlawful payment. No Target Company, or to the Company’s Knowledge, any of their respective Representatives while acting for or on behalf of a Target Company in connection with the business of the Target Company, has within the last five (5) years, directly or indirectly, given or agreed to give any unlawful gift under Applicable Anti-Corruption Law or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

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(b) The operations of each Target Company are and have within the past five (5) years been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to any of the foregoing is pending or threatened in writing.

(c) No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative while acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently the subject of any U.S. sanctions administered by OFAC, and no Target Company has, directly or indirectly, within the past five (5) years, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country or territory subject to OFAC sanctions or for the purpose of financing the activities of any Person currently the subject of, or otherwise in violation of, any U.S. sanctions administered by OFAC. Neither the Target Companies nor, to the Company’s Knowledge, any of their Representatives or any other Persons while acting for or on behalf of any of the foregoing, is or has been within the past five (5) years (i) a Person named on any Sanctions List and Export Control Laws-related list of designated Persons maintained by a Governmental Authority; (ii) located, organized or resident in a country or territory which is itself the subject of or PHP Ventures of any Sanctions and Export Control Laws; (iii) an entity 50% or more owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii).

(d) No Target Company has received any written notice that there is any investigation, allegation, request for information, or other inquiry by any Governmental Authority regarding an actual or possible violation of any anti-corruption Laws.

(e) No Target Company is, or is required to be, registered with the U.K. Ministry of Defense as a security exporter. The business of the Target Companies and Merger Sub does not involve the use or development of, or engagement in, encryption technology, or other technology whose development, commercialization, marketing or export is restricted under English Law, and the business of the Target Companies does not require any Target Company to obtain a license from the U.K. Ministry of Economy and/or the U.K. Ministry of Defense or an authorized Governmental Authority thereof pursuant to Section 2(a) of the U.K. Control of Products and Services Declaration (Engagement in Encryption), 1974 or other legislation regulating the development, commercialization, marketing or export of technology or financing the activities of any Person the subject of, or otherwise in violation of, any U.S. sanctions administered by OFAC, in each case, in violation of applicable sanctions, in the past five (5) fiscal years.

4.27 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act.

4.28 Finders and Brokers. Except as set forth on Schedule 4.28, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Target Company.

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4.29 Information Supplied. None of the information supplied or to be supplied by the Company or Merger Sub expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) or stock exchange (including Nasdaq) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement or in any amendment to any of documents identified in (a) and (b), will, when filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company or Merger Sub expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company or its Affiliates, or any information provided by the Company and modified by PHP Ventures or any of its Affiliates without the Company’s prior written consent.

4.30 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the PHP Ventures and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of PHP Ventures for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of PHP Ventures set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of PHP Ventures for the Registration Statement; and (b) none of PHP Ventures or its Representatives have made any representation or warranty as to PHP Ventures or this Agreement or the Transactions contemplated hereby, except as expressly set forth in this Agreement (including the related portions of the PHP Ventures Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto, or with respect to the information provided by or on behalf of PHP Ventures for the Registration Statement.

4.31 Disclosure. No representations or warranties by the Company in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents to which it is a party, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents to which it is a party, any fact necessary to make the statements or facts contained therein not materially misleading.

4.32 No Other Representations or Warranties; No Reliance. Except for the representations and warranties contained in this Article IV, (i) neither the Company nor any other Person or entity on behalf of the Company has made or makes any representation or warranty, whether express or implied, with respect to the Company, its Affiliates, its business or operations, or any of their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to PHP, its Affiliates or any of its Representatives by or on behalf of PHP, and (ii) neither the Company nor any other Person on behalf of the Company has made or makes any representation or warranty, whether express or implied, to PHP with respect to any projections, forecasts, estimates or budgets made available to PHP, their Affiliates or any of their Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of the Company, its Affiliates or its business, whether or not included in any management presentation. The Company, on behalf of itself and its Affiliates, acknowledges and agrees that, except for the representations and warranties contained in Article III, neither PHP nor any other Person or entity on behalf of PHP has made or makes, and the Company and its Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to PHP, its Affiliates or its respective businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company or its Affiliates or any of their Representatives by or on behalf of Modulex.

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Article V
COVENANTS

5.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of (i) the termination of this Agreement in accordance with Section 7.1, or (ii) the Closing (the “Interim Period”), subject to Section 5.14 and the Confidentiality Agreement, each of the Company and Merger Sub shall give, and shall cause their respective Representatives to give (subject, in each instance to (x) compliance with applicable Law, (y) the Company’s desire to maintain attorney-client privilege or other similar rights at its reasonable discretion, and (z) the consent of or other conditions required by a Contract counterparty or service provider), PHP Ventures and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies as PHP Ventures or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements) and cause each of the Representatives of the Company and Merger Sub to reasonably cooperate with PHP Ventures and its Representatives in their investigation; provided, however, that PHP Ventures and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies or Merger Sub; provided, further, that such access may be limited to the extent any of the Target Companies or Merger Sub reasonably determines, in light of COVID-19 or COVID-19 Measures, that such access would jeopardize the health and safety of any employee of any of the Target Companies or Merger Sub. PHP Ventures hereby agrees that, during the Interim Period, it shall not contact any employee (excluding executive officers), customer, supplier, distributor or other material business relation of any Target Company regarding any Target Company, the business or the transactions contemplated by this Agreement and the Ancillary Documents without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the Company shall not be required to provide access to any information (i) that is prohibited from being disclosed pursuant to the terms of a Contract or confidentiality agreement with a third party, (ii) the disclosure of which would violate any applicable Law or (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege; provided that, in each such case of clause (i), (ii) or (iii), the Company will inform PHP Ventures of the same and use commercially reasonable efforts to seek any required consent or implement appropriate procedures to enable the disclosure of such information (including, if applicable, in a manner that does not jeopardize any attorney-client privilege); and provided further, that no information or knowledge obtained by PHP Ventures in any investigation conducted pursuant to the access contemplated by this Section 5.1(a) shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or otherwise impair the rights and remedies available to PHP Ventures hereunder.

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(b) During the Interim Period, subject to Section 5.13 and the Confidentiality Agreement, PHP Ventures shall give (subject, in each instance to (x) compliance with applicable Law, (y) PHP Ventures’ desire to maintain attorney-client privilege or other similar rights at its reasonable discretion, and (z) the consent of or other conditions required by a Contract counterparty or service provider), and shall cause its Representatives to give, the Company, Merger Sub and their respective Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to PHP Ventures as the Company, Merger Sub or their respective Representatives may reasonably request regarding PHP Ventures and its business, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of PHP Ventures’ Representatives to reasonably cooperate with the Company and Merger Sub and their respective Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of PHP Ventures or any of its Subsidiaries; provided, further, that such access may be limited to the extent PHP Ventures or its Subsidiaries reasonably determines, in light of COVID-19 or COVID-19 Measures, that such access would jeopardize the health and safety of any employee of PHP Ventures. Notwithstanding the foregoing, PHP Ventures shall not be required to provide access to any information (i) that is prohibited from being disclosed pursuant to the terms of a Contract or confidentiality agreement with a third party, (ii) the disclosure of which would violate any applicable Law or (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege; provided that, in each such case of clause (i), (ii) or (iii), PHP Ventures will inform the Company in writing of the same and use commercially reasonable efforts to seek any required consent or implement appropriate procedures to enable the disclosure of such information (including, if applicable, in a manner that does not jeopardize any attorney-client privilege); and provided further, that no information or knowledge obtained by the Company in any investigation conducted pursuant to the access contemplated by this Section 5.1(b) shall affect or be deemed to modify any representation or warranty of PHP Ventures set forth in this Agreement or otherwise impair the rights and remedies available to the Company and Merger Sub hereunder.

5.2 Formation of Merger Sub; Conduct of Business of the Company and Merger Sub.

(a) Modulex shall have formed Merger Sub as a Cayman Islands exempted company and a wholly-owned subsidiary of the Company and shall have executed a Joinder to the Business Combination Agreement prior to Closing.

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(b) Unless PHP Ventures shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except (A) as expressly contemplated by this Agreement, including but not limited with regard to the Recapitalization and the PIPE Investment, (B) as required by Law (including any COVID-19 Measures) or (C) as set forth on Schedule 5.2, the Company and Merger Sub shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to (i) except for COVID-19 Actions which in the reasonable judgment of the Company (after consultation with Modulex) are required to be taken or implemented by the Company or any of the other Target Companies during the Interim Period, conduct their respective businesses, in all material respects, in the Ordinary Course of Business consistent with past practice, (ii) comply with all Laws applicable to the Target Companies and their respective businesses, assets and employees, and (iii) take all commercially reasonable efforts to preserve intact, in all material respects, their respective business organizations, all as consistent with past practice.

(c) Without limiting the generality of Section 5.2(a) and except (A) as contemplated by the terms of this Agreement, including but not limited with regard to the Recapitalization or the PIPE Investment, (B) as required by Law (including any COVID-19 Measures) or (C) as set forth on Schedule 5.2(b), during the Interim Period, without the prior written consent of PHP Ventures (such consent not to be unreasonably withheld, conditioned or delayed), except for COVID-19 Actions which in the reasonable judgment of the Company (after consultation with PHP Ventures) are required to be taken or implemented by the Company or any of the other Target Companies during the Interim Period, neither the Company nor Merger Sub shall, and each shall cause the Target Companies to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law or to effect the Transactions;

(ii) except in connection with the exercise, adjustment or replacement of options outstanding as of the date of this Agreement or the grant of options to employees in the Ordinary Course of Business consistent with past practice, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities, or any options, warrants, commitments, subscriptions or other similar rights to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) except for the Recapitalization, split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities, except for the repurchase of Company Securities from former employees, consultants and advisors in accordance with agreements in effect on the date of this Agreement providing for the repurchase of securities in connection with any termination of service;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the Ordinary Course of Business consistent with past practice), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $100,000 individually or $250,000 in the aggregate;

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(v) increase the wages, salaries or compensation of its employees other than in the Ordinary Course of Business, consistent with past practice, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any consultant, officer, manager director or employee engaged or employed as of the date of this Agreement, in each case, other than as required by applicable Law, pursuant to the terms of any Benefit Plans or in the Ordinary Course of Business consistent with past practice;

(vi) except for the Recapitalization: (i) make or rescind any election relating to Taxes; (ii) settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; (iii) file any amended Tax Return or claim for refund; (iv) make any change in its accounting or Tax policies or procedures; or (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); in each case except as required by applicable Law or in compliance with applicable Accounting Standards or otherwise;

(vii) terminate, waive or assign to any Person that is not a Target Company any material right under any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the Ordinary Course of Business;

(viii) fail to maintain its books, accounts and records in all material respects in the Ordinary Course of Business;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force material insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xi) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with applicable Accounting Standards and after consulting with such Party’s outside auditors;

(xii) waive, release, assign, settle or compromise any material claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Party or its Affiliates) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xiii) close or materially reduce its activities;

(xiv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the Ordinary Course of Business;

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(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger, Recapitalization or the other Transactions contemplated by this Agreement);

(xvi) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material- portion of its properties, assets or rights;

(xvii) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of any Target Company;

(xviii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the Ordinary Course of Business consistent with past practice); or

(xix) authorize or agree to do any of the foregoing actions.

5.3 Conduct of Business of PHP Ventures.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except (A) as expressly contemplated by this Agreement (including as contemplated by the Redemption and the PIPE Investment), (B) as required by Law (including any COVID-19 Measures), or (C) or as set forth on Schedule 5.3, PHP Ventures shall use commercially reasonable efforts to (i) conduct its business, in all material respects, in the Ordinary Course of Business consistent with past practice, (ii) comply with all Laws applicable to PHP Ventures and its business, assets and employees, and (iii) preserve intact, in all material respects, its business organizations, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 5.3(a) and except (A) as expressly contemplated by this Agreement (including as contemplated by the Redemption and the PIPE Investment), (B) as required by Law (including any COVID-19 Measures), or (C) or as set forth on Schedule 5.3, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), PHP Ventures shall not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other securities or security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

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(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $200,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $100,000 individually or $200,000 in the aggregate (provided, that this Section 5.3(b)(iv) shall not prevent PHP Ventures from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Transaction Expenses incurred in connection with the consummation of the Transactions, including the PIPE Investment);

(v) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi) amend, waive or otherwise change the Trust Agreement in any manner;

(vii) terminate, waive or assign any material right under any PHP Ventures Material Contract or enter into any Contract that would be a PHP Ventures Material Contract, in any case outside of the Ordinary Course of Business consistent with past practice;

(viii) fail to maintain its books, accounts and records in all material respects in the Ordinary Course of Business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xi) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP, and after consulting PHP Ventures’ outside auditors;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, PHP Ventures or its Subsidiary) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in PHP Ventures Financials;

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(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the Ordinary Course of Business;

(xiv) make capital expenditures in excess of $100,000 individually for any project (or set of related projects) or $250,000 in the aggregate (excluding for the avoidance of doubt, incurring any Transaction Expenses);

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate (excluding the incurrence of any Transaction Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the Ordinary Course of Business or in accordance with the terms of this Section 5.3 during the Interim Period;

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xx) increase the wages, salaries or compensation of its officers or employees other than in the Ordinary Course of Business consistent with past practice, or materially increase their benefits generally, or enter into, establish, materially amend or terminate any Benefit Plan with, for or in respect of any consultant, officer, manager director or employee engaged or employed as of the date of this Agreement, in each case, other than as required by applicable Law;

(xxi) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person; or

(xxii) authorize or agree to do any of the foregoing actions.

5.4 Delivery of Interim Financials, Audited Financials and Subsequent Annual and Interim Financial Statements.

(a) The Company shall deliver the Interim Financials, as approved by the Board of Directors of the Company and signed by an officer of the Company, which shall have been reviewed in accordance with PCAOB reviewing standards by a PCAOB registered independent auditor and which shall not reflect any material adverse change individually in the Company’s consolidated net loss or comprehensive loss, working capital, shareholders’ equity or cash flows from operations from that shown on the Draft Interim Financials or as to all such items on an aggregate basis, not later than such date as may be necessary to include the Interim Financials in the initial filing of the Registration Statement.

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(b) The Company shall deliver the Audited Financials, as approved by the Board of Directors of the Company and signed by an officer of the Company, which shall have been audited in accordance with PCAOB auditing standards by a PCAOB registered independent auditor which shall not reflect any material adverse change individually in the Company’s consolidated net loss or comprehensive loss, working capital, shareholders’ equity or cash flows from operations from that shown on the Draft Audited Financials or as to all such items on an aggregate basis, not later than such date as may be necessary to include the Audited Financials in the initial filing of the Registration Statement.

(c) During the Interim Period, within forty-five (45) calendar days following the end of each three-month quarterly period or such earlier date as such financial statements need to be available for inclusion in the Registration Statement, the Company shall deliver to PHP Ventures unaudited consolidated financial statements, including a consolidated balance sheet, consolidated statement of operations and comprehensive income (loss), changes in shareholders’ equity, consolidated statements of cash flows and notes to financial statements prepared in accordance with applicable Accounting Standards. If the form of the Registration Statement requires inclusion of such interim financial statements in the Registration Statement, the Company will also provide comparable financial statements for the prior year and the interim financial statements shall comply with Rules 8-03 and 8-04 of Regulation S-X.

(d) During the Interim Period, the Company shall provide PHP Ventures, within sixteen (16) days after the end each calendar month, with financial information for the month and the year to date in such form as PHP Ventures may reasonably request.

(e) During the Interim Period, the Company will also promptly deliver to PHP Ventures copies of any audited financial statements of the Target Companies that a certified public accountant of any Target Company may issue.

5.5 Redemptions. During the Interim Period, the Parties will use their reasonable best efforts to minimize the amount of funds in the Trust Account paid to PHP Ventures’ stockholders in the Redemption. PHP Ventures shall (i) reduce redemptions through such measures as non-redemption agreements, call option deeds and other similar arrangements, and (ii) supplement funds through backstop arrangements if redemptions are extreme.

5.6 PHP Ventures Public Filings. During the Interim Period, PHP Ventures will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Merger to maintain the listing of PHP Ventures Units, PHP Ventures Class A Stock and PHP Ventures Public Warrants on Nasdaq. During the Interim Period, PHP Ventures shall, to the extent possible, provide the Company with a reasonable review period prior to making any public filing with the SEC and, with respect to filings that relate to this Agreement and the Merger, will consider in good faith any suggestion or revision that may be proposed by the Company or its representatives.

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5.7 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and Merger Sub and their respective Subsidiaries, a transaction (other than the transactions contemplated by this Agreement including for the avoidance of doubt the Recapitalization) concerning the sale of (x) all or any material part of the business or assets of any Target Companies (other than sales of products and services in the Ordinary Course of Business) or (y) any of the shares or other equity interests or profits of any Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests or assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise (subject, in each instance, to actions otherwise expressly permitted by this Agreement, including Sections 5.2 and 5.3) and (B) with respect to PHP Ventures and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination for PHP Ventures.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company or PHP Ventures, as applicable, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, an Acquisition Proposal or potential Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party with the intention of facilitating an Acquisition Proposal, provided that nothing herein shall prohibit the Directors of Modulex from complying with their obligations under the U.K. Takeover Code.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 72 hours) orally and in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be reasonably expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and (subject to any applicable confidentiality obligations) the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall (subject, in the case of Modulex, to any requirements imposed by the U.K. Takeover Code) cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

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5.8 No Trading. The Company and Merger Sub each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of PHP Ventures, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (together, the “Federal Securities Laws”) and other applicable U.S. and non-U.S. Laws on a Person possessing material nonpublic information about a publicly traded company. The Company and Merger Sub each hereby agree that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of PHP Ventures, communicate such information to any third party other than to its representatives in connection with the transactions contemplated hereunder who need to know such information and understand the confidential nature of the information and the restrictions on selling securities when in possession of material nonpublic information, knowingly take any other action with respect to PHP Ventures in violation of such Laws, or knowingly aid, assist, cause or encourage any third party to do any of the foregoing.

5.9 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails in any material respect to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any material non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article VI not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective material properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

5.10 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts, and shall use reasonable best efforts to cooperate with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

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(b) In furtherance and not in limitation of Section 5.10(a), to the extent required under any applicable Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the Transactions as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to prepare and file with Governmental Authorities requests for approval of the Transactions and shall use all reasonable best efforts to have such Governmental Authorities approve the Transactions. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the Transactions, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Transactions, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the Transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, the Parties shall use their reasonable best efforts to resolve any such objections or Actions so as to timely permit consummation of the Transactions, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

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(d) Prior to the Closing, each Party shall use its reasonable best efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the Transactions or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

(e) With respect to the Company, during the Interim Period, the Parties shall take all commercially reasonable actions necessary to cause the Company to qualify as “foreign private issuer” as such term is defined under Exchange Act Rule 3b-4 and to maintain such status through the Closing.

5.11 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transactions as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

5.12 The Registration Statement.

(a) As promptly as practicable after the date hereof, PHP Ventures shall prepare and file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Company Ordinary Shares and the Company Warrants to be issued under this Agreement to the holders of PHP Ventures Common Stock, and the Company Ordinary Shares issuable upon exercise or conversion of the PHP Ventures Warrants outstanding prior to the Effective Time, which Registration Statement will also contain a proxy statement of PHP Ventures (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from PHP Ventures stockholders for the matters to be acted upon at the PHP Ventures Special Meeting and providing the Public Stockholders an opportunity in accordance with PHP Ventures’ Organizational Documents and the IPO Prospectus to have their PHP Ventures Class A Stock redeemed (the “Redemption”) in conjunction with the stockholder vote on the PHP Ventures Stockholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from PHP Ventures stockholders to vote, at a special meeting of PHP Ventures stockholders to be called and held for such purpose (the “PHP Ventures Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Transactions, (ii) the approval of the issuance of PHP Ventures Securities in the PIPE Investment by PHP Ventures stockholders in accordance with PHP Ventures’ Organizational Documents, Delaware Law and the rules and regulations of the SEC and Nasdaq, if applicable, (iii) the approval of any amendments required to PHP Ventures’ Organizational Documents; (iv) such other matters as the Company and PHP Ventures shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (i), (ii), (iii) and (iv)), collectively, the “PHP Ventures Stockholder Approval Matters”), and (v) the adjournment of the PHP Ventures Special Meeting, if necessary or desirable in the reasonable determination of PHP Ventures. In connection with the Registration Statement and the Merger, the Company shall (w) assist PHP Ventures in obtaining Nasdaq approval of the Merger and the change of control resulting from the Merger, (x) file any listing application necessary for the listing of the Company on Nasdaq as successor issuer to PHP Ventures, (y) file a registration statement (the “1934 Act Registration Statement”) pursuant to the Securities Exchange Act of 1934 and request effectiveness of the 1934 Act Registration Statement concurrently with the effectiveness of the Company’s listing of its securities on Nasdaq, and (z) provide PHP Ventures with evidence reasonably requested by PHP Ventures that the Company qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act.

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(b) The Company undertakes to use all reasonable endeavors to obtain the Required Company Shareholder Approval in the manner (and to the extent) required by the Existing Company Articles and English Law for (i) the adoption and approval of this Agreement and the Transactions (including to the extent required, the issuance of Company Securities pursuant to this Agreement, including the PIPE Investment), in accordance with the Existing Company Articles and English Law and, to the extent applicable, regulations of the SEC and Nasdaq, (ii) the adoption and approval of the Restated Company Articles and the Recapitalization; (iii) the adoption and approval of the Equity Plan (as defined in Section 5.17 below), which will provide that the total awards under such Equity Plan will be a number of Company Ordinary Shares equal to twenty-two percent (22%) of the aggregate number of Company Ordinary Shares issued and outstanding immediately after the Closing, (iv) the appointment of the members of the Post-Closing Company Board of Directors in accordance with Section 5.16 hereof, (v) the issuance of Company Ordinary Shares and the assumption by the Company of the PHP Ventures Warrants pursuant to this Agreement and the Assignment, Assumption and Amendment to Warrant Agreement, including (x) the Company Ordinary Shares issued in connection with the PIPE Investment, (y) the Company Ordinary Shares issuable pursuant to the Recapitalization, and (z) the Company Ordinary Shares issuable upon exercise of the PHP Ventures Warrants assumed by the Company; and (vi) such other matters as the Company and PHP Ventures shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (i) through (vi), collectively, the “Company Shareholder Approval Matters”). The Company shall solicit from the holders of all outstanding shares of the Company proxies or written consents in favor of the Company Shareholder Approval Matters, and to take all other actions necessary or advisable to secure the Required Company Shareholder Approval, including enforcing the Voting and Support Agreements.

(c) PHP Ventures and the Company shall cooperate and provide the other Party (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Registration Statement shall include such information concerning the Target Companies and their equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading. In connection with the Registration Statement and the Proxy Statement, the Company and PHP Ventures will file with the SEC such financial and other information about the Transactions required in accordance with applicable Law and applicable proxy solicitation and registration statement rules, PHP Ventures’ Organizational Documents, Delaware Law and the rules and regulations of the SEC and Nasdaq.

(d) PHP Ventures and the Company shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the PHP Ventures Special Meeting and the Redemption. Each of PHP Ventures and the Company shall, and shall cause each of its respective Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company and PHP Ventures and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. PHP Ventures and the Company shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to PHP Ventures’ shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and PHP Ventures’ Organizational Documents, provided that PHP Ventures shall not amend or supplement the Registration Statement without prior consultation with the Company.

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(e) PHP Ventures and the Company, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. PHP Ventures shall promptly provide the Company with copies of any written comments, and shall inform PHP Ventures of any material oral comments, that the Company or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the PHP Ventures Special Meeting and the Redemption promptly after the receipt of such comments and shall give the Company and its Representatives a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(f) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, PHP Ventures (with the reasonable cooperation of the Company) shall distribute the Proxy Statement to PHP Ventures’ shareholders and, pursuant thereto, shall call the PHP Ventures Special Meeting in accordance with Delaware Law for a date no later than thirty (30) days following the effectiveness of the Registration Statement. After the Registration Statement is declared effective under the Securities Act, PHP Ventures shall solicit proxies from the PHP Ventures stockholders to vote in favor of the PHP Ventures Stockholder Approval Matters, as approved by the PHP Ventures Board of Directors, which approval shall also be included in the Registration Statement.

(g) If on the date for which the PHP Ventures Special Meeting is scheduled, PHP Ventures has not received proxies representing a sufficient number of shares to obtain the Required PHP Ventures Stockholder Approval, whether or not a quorum is present, PHP Ventures may make one or more successive postponements or adjournments of the PHP Ventures Special Meeting. PHP Ventures may also adjourn the PHP Ventures Special Meeting to establish a quorum or if the PHP Ventures stockholders have elected to redeem a number of shares of PHP Ventures Common Stock as of such time that would reasonably be expected to result in the condition set forth in Section 6.2(e) not being satisfied. Notwithstanding the foregoing, without the consent of the Company, in no event shall PHP Ventures adjourn the PHP Ventures Special Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond four (4) Business Days prior to the Outside Date. Except as otherwise required by applicable Law, PHP Ventures covenants that none of the PHP Ventures Board of Directors (including any committee thereof) or PHP Ventures shall withdraw, withhold or modify, or publicly propose a change to any recommendation in support of the Transactions.

(h) PHP Ventures and the Company shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, PHP Ventures’ Organizational Documents, the Existing Company Articles and this Agreement in the preparation, filing and distribution of the Registration Statement and Proxy Statement, the listing on Nasdaq, any solicitation of proxies thereunder, the calling and holding of the PHP Ventures Special Meeting and the Redemption.

(i) The Company (with reasonable cooperation from PHP Ventures) shall take such steps as are necessary for the listing of the Company Ordinary Shares and the Company Public Warrants on Nasdaq, as a successor issuer, and shall provide such information as is necessary to obtain Nasdaq approval of such listing.

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5.13 Public Announcements.

(a) The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Transactions shall be issued by any Party or any of their Affiliates or any of their respective representatives without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of PHP Ventures and the Company, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Party reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, PHP Ventures shall file with the SEC a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement, provided that PHP Ventures provides the Company with a reasonable period of time to complete its review, comment and approval prior to the third (3rd) Business Day after the date thereof). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, the Company shall file with the SEC a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Sponsor shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/or any Governmental Authority in connection with the transactions contemplated hereby. From and after the Effective Time, any matter requiring PHP Ventures approval shall require the approval of the Sponsor.

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5.14 Confidential Information.

(a) The Company and Merger Sub agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any PHP Ventures Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder or to comply with applicable Law, Order or Action), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of PHP Ventures Confidential Information without PHP Ventures’ prior written consent; and (ii) in the event that the Company, Merger Sub, or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, becomes compelled to disclose any PHP Ventures Confidential Information by Law, Order or Action, (A) provide PHP Ventures to the extent legally permitted with prompt written notice of such requirement so that PHP Ventures or an Affiliate thereof may seek, at PHP Ventures’ cost, a protective Order or other remedy or waive compliance with this Section 5.14(a), and (B) in the event that such protective Order or other remedy is not obtained, or PHP Ventures waives compliance with this Section 5.14(a), furnish only that portion of such PHP Ventures Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such PHP Ventures Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company and Merger Sub shall, and shall cause their respective Representatives to, promptly deliver to PHP Ventures or destroy (at the Company’s election) any and all copies (in whatever form or medium, including electronic) of PHP Ventures Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations, correspondence and other writings related thereto or based thereon; provided, however, that the Company and Merger Sub and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies, provided, however, that any such PHP Ventures Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b) PHP Ventures hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder or to comply with applicable Law, Order or Action)), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that PHP Ventures or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, becomes compelled to disclose any Company Confidential Information by Law, Order or Action, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.14(b), and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 5.14(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, PHP Ventures shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at PHP Ventures’ election) any and all copies (in whatever form or medium, including electronic) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations, correspondence and other writings related thereto or based thereon; provided, however, that PHP Ventures and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies, provided, however, that any such Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, PHP Ventures and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws, provided that PHP Ventures and its Representatives provide prompt written notice to the Company of such requirement to enable the Company to seek a protective order or otherwise prevent disclosure.

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(c) For the avoidance of doubt, the obligations set forth in this Section 5.14 are in addition to and shall not supersede any continuing obligations under any confidentiality agreement between or among the Parties.

5.15 Documents and Information. After the Closing Date, the Company shall, and shall cause its Subsidiaries (including the Target Companies) to, until the fifth (5th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of PHP Ventures and the Target Companies in existence on the Closing Date.

5.16 Post-Closing Board and Executive Officers.

(a) The Parties shall take all necessary action, including causing then-serving directors of PHP Ventures to resign as necessary, so that effective as of the Effective Time, the Company’s Board of Directors (the “Post-Closing Company Board of Directors”), subject to the Restated Company Articles, will consist of five (5) directors, consisting of one (1) executive director, who shall be the Chief Executive Officer (“CEO”) of the Company, and four (4) non-executive directors to be designated prior to the Effective Time consisting of one (1) director to be designated by the Company, and three (3) of whom shall be required to qualify as independent directors under Nasdaq requirements and one (1) director mutually agreed upon by the Company and PHP Ventures, who shall be designated in accordance with the diversity standards then-applicable to directors of companies listed on Nasdaq, and who shall qualify as an independent director under Nasdaq requirements; provided, however, that the composition of the Post-Closing Company Board of Directors shall at all times comply with all rules, regulations and requirements (including but not limited to all director independence and corporate governance rules) of each of English Law and Nasdaq (or such other stock exchange on which the Company Ordinary Shares may be listed from time to time). Prior to mailing the Proxy Statement, the Company and PHP Ventures shall mutually agree upon which directors shall serve on the compensation committee, audit committee and nominating committee of the Company’s Board of Directors immediately after the Effective Time, subject to Nasdaq listing rules and applicable Law.

(b) The Parties shall take all necessary action so that effective as of the Effective Time, the individuals serving as the officers of the Surviving Company will be the same individuals (in the same offices) as those of the Company immediately prior to the Closing.

5.17 New Equity Incentive Plan. Prior to the filing of the Registration Statement, the Company shall adopt a new equity incentive plan in the form of Exhibit D (the “Equity Plan”), which will provide that the total awards under such Equity Plan will be a number of Company Ordinary Shares equal to twenty-two percent (22%) of the aggregate number of Company Ordinary Shares issued and outstanding immediately after the Closing. Prior to the effectiveness of the Registration Statement, the Board of Directors of the Company shall approve and adopt the Equity Plan in the manner prescribed under applicable Laws, effective as of the Closing Date, and shall submit the Equity Plan to approval by the Company’s shareholders as required by English Law.

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5.18 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of PHP Ventures and the Company, and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of PHP Ventures or the Company (the “D&O Indemnified Persons”) as provided in PHP Ventures’ or Company’s Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and PHP Ventures or the Company, as applicable, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, the Company shall cause the Organizational Documents of the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of PHP Ventures and the Company, to the extent permitted by applicable Law. The provisions of this Section 5.18(a) shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives, each of whom shall be a third-party beneficiary of the provisions of this Section 5.18(a).

(b) The Company shall obtain at or prior to the Closing, and the Company and PHP Ventures shall each fully pay one-half of the initial premium for, a “tail” directors and officers liability insurance policy that provides coverage for a seven-year period from and after the Effective Time for events occurring at or prior to the Effective Time (i) for PHP Ventures’ directors, officers and other persons covered by PHP Ventures’ current directors and officers liability policy which is substantially equivalent to and in any event not less favorable in the aggregate than PHP Ventures existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage, and (ii) for the benefit of the Company’s directors and officers, equivalent coverage, to the extent available (collectively, the “D&O Tail Insurance”). The Company shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Company shall timely pay or cause to be paid all subsequent premiums with respect to the D&O Tail Insurance.

(c) Notwithstanding the foregoing, (i) none of the Surviving Company or the Company shall be obligated to indemnify a D&O Indemnified Person with respect to any amount in relation to a claim of any type whatsoever to the extent such claim (or part thereof) has been paid to the D&O Indemnified Person (or paid directly to a third party on a D&O Indemnified Person’s behalf) by any directors and officers, or other type, of insurance maintained by the Surviving Company or the Company, and (ii) no D&O Indemnified Person shall settle any claim without the prior written consent of the Surviving Company and the Company (which consents shall not be unreasonably withheld, conditioned or delayed), nor shall any of the Surviving Company or the Company: (A) settle any claim without either (x) the written consent of all D&O Indemnified Persons against whom such claim was made (which consents shall not be unreasonably withheld, conditioned or delayed), or (y) obtaining an unconditional general release from all liability arising out of the proceeding to which the claim relates for all D&O Indemnified Persons without admission or finding of wrongdoing as a condition of such settlement, or (B) be liable to a D&O Indemnified Person for any amounts paid in settlement of any threatened or pending claim effected without its prior written consent (which consents shall not be unreasonably withheld, conditioned or delayed).

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(d) On or prior to the Closing Date, the Company shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and PHP Ventures with, or for the benefit of, the D&O Indemnified Persons, which indemnification agreements shall continue to be effective following the Closing Date. To the extent applicable, on or prior to the Closing Date, PHP Ventures shall countersign such indemnification agreements with respect to any D&O Indemnified Person that was a director or officer of PHP Ventures prior to the Merger for the purposes of acknowledging the termination of any applicable indemnification agreements between such D&O Indemnified Person and PHP Ventures.

(e) The Company shall not have any obligation under this Section 5.18 to any D&O Indemnified Persons when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such D&O Indemnified Person in the manner contemplated hereby is prohibited by applicable Law.

(f) The provisions of this Section 5.18 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

5.19 Trust Account Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemptions and any proceeds received by PHP Ventures or the Company from the PIPE Investment, shall first be used to pay the Company’s, Merger Sub’s and PHP Ventures’ accrued Transaction Expenses, including PHP Ventures’ deferred expenses of the IPO, repayment of the Loan made by the Sponsor to PHP LTA to the extent not converted to PHP Ventures Units, and any unpaid expenses incurred by the Parties in connection with the negotiation, execution and performed by the Parties of their respective obligations under this Agreement and the Transactions contemplated hereby, including the Registration Statement, the Proxy Statement and the PIPE Investment (collectively, the “Closing Payments”). At least five (5) Business Days prior to the anticipated Closing Date, PHP Ventures and the Company shall exchange written statements setting forth complete and accurate schedules of their good faith estimates of all unpaid Transaction Expenses as of the Closing Date. Upon satisfaction or waiver of all conditions to Closing in Article VI, and provision of notice to the Trustee, at the Closing, PHP Ventures shall deliver to the Trustee per the Trust Agreement all documents, certificates, notices and instruments required to be delivered pursuant to the Trust Agreement, and shall make appropriate arrangements to cause the Trustee to pay as and when due all amounts payable pursuant to the Redemption, Transaction Expenses and all Closing Payments set forth in this Section 5.19, and instruct the Trustee to distribute immediately thereafter any remaining cash then available in the Trust Account to an account designated by the Company in writing. Thereafter, the Trust Account shall terminate except as provided herein.

5.20 PIPE Investment.

(a) Prior to the effective date of the Registration Statement, PHP Ventures and the Company shall cooperate on a best efforts basis to enter into and consummate subscription agreements in form and substance mutually acceptable in good faith to PHP Ventures and the Company (each, a “Subscription Agreement”) among investors (the “PIPE Investors”) and either PHP Ventures or the Company or both PHP Ventures and the Company, for an aggregate of at least $30,000,000 (the “Minimum PIPE Amount”) in connection with one or more private placements in PHP Ventures and/or the Company, to purchase Company Ordinary Shares and/or PHP Ventures Class A Common Stock, in each instance, to be consummated immediately prior to the Effective Time and conditioned upon the Closing of the Transactions (the “PIPE Investment”), or alternate investment or line of credit arrangement. Each of the Subscription Agreements, when executed by PHP Ventures or the Company, shall have been duly authorized, executed and delivered by PHP Ventures or the Company, as applicable, and constitute the valid and binding obligation of PHP Ventures and/or the Company, as applicable, enforceable against PHP Ventures or the Company, as applicable, and, to the Knowledge of PHP Ventures or the Company, as applicable, the other parties thereto, in accordance with its terms, subject to the Enforceability Exceptions. True and complete original or signed copies of each of the Subscription Agreements shall be delivered to PHP Ventures and the Company prior to the Effective Time, and there will have been no other conditions to closing the PIPE Investment except as specifically stated therein. For the avoidance of doubt, (i) any Company Ordinary Shares issued in connection with the PIPE Investment shall be issued following the consummation of the Recapitalization but prior to the Effective Time, and (ii) accordingly, the number of Company Ordinary Shares, purchase price per share and other terms of the PIPE Investment shall not be affected in any manner by the Recapitalization.

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(b) PHP Ventures and the Company shall use best efforts to satisfy the conditions of the PIPE Investors’ closing obligations contained in the Subscription Agreements, and consummate the transactions contemplated thereby. Neither PHP Ventures nor the Company shall terminate, or amend or waive in any manner, any Subscription Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, delayed or conditioned, other than (i) as expressly provided for by the terms of the Subscription Agreements or (ii) to reflect any permitted assignments or transfers of the Subscription Agreements by the applicable PIPE Investors pursuant to the Subscription Agreements. PHP Ventures and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with all Subscription Agreements and use their respective reasonable efforts to cause such Subscription Agreements to be executed and the transactions contemplated thereby to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by PHP Ventures)

(c) PHP Ventures shall cause the Sponsor group and its affiliates (the “Sponsor Group”) to provide or secure at least the Minimum PIPE Amount. PHP Ventures shall be responsible for procuring PIPE capacity, including through Sponsor’s investors, and the appointment of an investment bank mutually agreed by the Parties to assist in raising PIPE Investment funds. The terms of any PIPE Investment will be negotiated and agreed to by both the Company and PHP Ventures consistent with market terms. The Company and PHP Ventures will mutually agree in good faith on the selection of the placement agent, fees, terms and selection of target investors in connection with the PIPE Investment. In no event will there be any new promote or Sponsors’ shares issued (upon conversion of existing founder shares or otherwise) attributable to the PIPE Investment.

5.21 F-1 Registration Statement. The Company shall use commercially reasonable efforts to file, no later than 30 days following Closing, a registration statement on Form F-1 (the “F-1 Registration Statement”), covering the sale by the holders of the Company Ordinary Shares which are outstanding immediately following the Recapitalization, and, for the avoidance of doubt, prior to and excluding any Company Ordinary Shares to be issued to the PIPE Investors and any other securities of the Company to be registered pursuant to the Registration Statement in accordance with Section 5.12. The Company will use its commercially reasonably efforts to obtain effectiveness of the F-1 Registration Statement as soon as practicable after the filing thereof.

5.22 Employment Agreements. Prior to the Closing, the Company shall enter into employment contracts with minimum terms of three (3) years with each of the Senior Executive Officers. The Company may determine to enter into a new employment agreement with certain of its executives who are not Senior Executive Officers on terms to be reasonably determined by the Company in consultation with PHP Ventures’ Board.

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5.23 Tax Matters.

(a) Transfer Taxes. The Party required under Law to file all necessary Tax Returns and other documentation, and pay any necessary Taxes, with respect to any transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the Merger shall do so, and any other Party shall cooperate and join in the execution of any such Tax Returns and other documentation as necessary, and each of the PHP Ventures and the Company shall share the costs of all such Taxes and fees equally.

(b) Tax Treatment. Each Party shall (i) use its respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action which to its Knowledge could reasonably be expected to prevent or impede the Transactions from qualifying, for the Intended Tax Treatment and (ii) cause, in each case for U.S. federal income tax purposes, Merger Sub to be treated, or elect to be treated (if necessary), as an association taxable as a corporation for U.S. federal income tax purposes as of the effective date of its formation and not subsequently change such classification effective on or prior to the Closing Date. Each Party shall report the Merger consistently with the Intended Tax Treatment and the immediately preceding sentence unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger.

(c) Following the Merger, the Surviving Company shall, for at least six (6) months following the Closing Date, either (i) continue PHP Ventures’ “historic business” (with the meaning of Treasury Regulations Section 1.368-1(d)(2)), or (ii) use a significant portion of PHP Ventures’ “historic business assets” (within the meaning of Treasury Regulations Section 1.368-1(d)(3)) in a business. For at least two (2) years following the Closing, the Company will not cause the Surviving Company to (i) dispose of more than 50% of the assets held by it at Closing pursuant to one or more distributions or other transfers where the Surviving Company does not receive an exchange of net value in such transfer, (ii) make any distribution or other transfer that fails to satisfy the requirements of Treasury Regulations Section 1.368-2(k)(1)(i) (in the case of a distribution), Treasury Regulations Section 1.368-2(k)(1)(ii) (in the case of a transfer other than a distribution), or (iii) otherwise take any action that would result in an actual or deemed liquidation of the Surviving Company for U.S. federal income tax purposes.

(d) Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, any claim for a refund of any Tax, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

5.24 Nasdaq Listing. The Company shall use commercially reasonable efforts to cause: (a) the Company’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement to have been approved; (b) the Company to satisfy all applicable initial listing requirements of Nasdaq; and (c) the Company Ordinary Shares issuable in accordance with this Agreement, including the Merger, and the Company Warrants resulting from the assumption of the PHP Ventures Warrants, to be approved for listing on Nasdaq (and PHP Ventures shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time. PHP Ventures shall pay all fees of Nasdaq in connection with the application to list and the listing of Company Ordinary Shares and Company Warrants on Nasdaq.

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Article VI
CLOSING CONDITIONS

6.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company and PHP Ventures of the following conditions:

(a) Required Shareholder Approval.

(i) The PHP Ventures Stockholder Approval Matters shall have been submitted to the vote of the stockholders of PHP Ventures at the PHP Ventures Special Meeting in accordance with the Proxy Statement, and each PHP Ventures Stockholder Approval Matter shall have been approved by the requisite vote of the stockholders of PHP Ventures at the PHP Ventures Special Meeting in accordance with PHP Ventures’ Organizational Documents, applicable Law and the Proxy Statement (the “Required PHP Ventures Stockholder Approval”).

(ii) The Company Shareholder Approval Matters shall have been approved by the requisite vote of the shareholders of the Company at a general meeting of shareholders in accordance with the Existing Company Articles and English Law.

(b) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(c) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 6.1(c) shall have been obtained or made.

(d) Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 6.1(d) shall have each been obtained or made.

(e) No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(f) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

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(g) Net Tangible Assets Test. Upon the Closing, after giving effect to the Redemption and the PIPE Investment, PHP Ventures or the Company shall have net tangible assets of at least $5,000,001 (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

(h) Nasdaq Listing. The Company’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been approved, and the Company Ordinary Shares and the Company Warrants shall have been approved for listing on Nasdaq subject to official notice of issuance, and the listing application shall cover (a) all of the Company Ordinary Shares that are issued and outstanding at the Effective Time and are issuable upon exercise of all Company Warrants outstanding at the Effective Time, (b) the Company Ordinary Shares issuable pursuant to the Equity Plan, and (c) all of the publicly-traded Company Warrants to the extent required by Nasdaq.

(i) Composition of the Board. The members of the Post-Closing Company Board of Directors shall have been elected or appointed as of the Closing in accordance with the requirements of Section 5.16.

(j) Recapitalization; Restated Company Articles. Prior to the Effective Time, the Company shall (i) have consummated the Recapitalization, and (ii) provide evidence that the Company’s shareholders have adopted the Restated Company Articles in form and substance mutually agreeable to PHP Ventures and the Company and shall have provided PHP Ventures with evidence of such adoption.

(k) Foreign Private Issuer. The Company shall qualify as a “foreign private issuer” pursuant to Rule 3b-4 of the Exchange Act as of the Closing.

6.2 Conditions to Obligations of the Company and Merger Sub. In addition to the conditions specified in Section 6.1, the obligations of the Company and Merger Sub to consummate the Transactions are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of PHP Ventures set forth in Sections 3.5(a) and (b) (Capitalization) of this Agreement shall be true and correct in all respects as of the date of this Agreement and, except for (A) issuances of securities to the PIPE Investors pursuant to their Subscription Agreements as contemplated in Section 5.20 above and (B) redemptions of shares of PHP Ventures Class A Common Stock at the request of the holders thereof in connection with the Merger contemplated herein in accordance with PHP Ventures’ Organizational Documents, as of the Closing Date, as though made as of such time (except to the extent any such representation and warranty expressly speaks as of another specified time, in which case as of such time), except where the failure of such representations and warranties to be so true and correct is de minimis, (ii) the representations contained in Section 3.7(b) (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as though made as of such time, (iii) the representations and warranties of PHP Ventures set forth in Section 3.1 (Organization and Standing), Section 3.2 (Authorization; Binding Agreement) and Section 3.16 (Finders and Brokers) (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar qualifiers), shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made as of such time (except to the extent any such representation and warranty speaks as of another specified time, in which case as of such time), and (iv) all of the other representations and warranties of PHP Ventures set forth in this Agreement shall be true and correct on and as of the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or other similar qualifiers), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, PHP Ventures.

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(b) Agreements and Covenants. PHP Ventures shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to PHP Ventures since the date of this Agreement which is continuing and uncured.

(d) Resignation of Directors and Officers. At or prior to the Closing, PHP Ventures shall have delivered to the Company evidence of the resignation or removal of the officers and directors of PHP Ventures listed on Schedule 6.2(d) effective as of immediately prior to the Closing.

(e) New Equity Plan. The Equity Plan shall have been adopted and approved by the Company’s shareholders.

(f) Certain Ancillary Documents. The Sponsor Voting Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(g) Closing Deliveries.

(i) Officer’s Certificate. PHP Ventures shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of PHP Ventures in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.2(a), 6.2(b), 6.2(c), 6.2(d) and 6.2(e) with respect to PHP Ventures.

(ii) Secretary Certificate. PHP Ventures shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of PHP Ventures’ Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of PHP Ventures’ Board of Directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required PHP Ventures Stockholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which PHP Ventures is or is required to be a party or otherwise bound.

(iii) Good Standing. PHP Ventures shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for PHP Ventures certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of PHP Ventures’ jurisdiction of organization and from each other jurisdiction in which PHP Ventures is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Assignment, Assumption and Amendment to Warrant Agreement. PHP Ventures shall have delivered to the Company a copy of the Assignment, Assumption and Amendment to Warrant Agreement in the form attached as Exhibit A, duly executed by each party thereto, which shall be in full force and effect in accordance with the terms thereof as of the Closing.

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(v) Modulex Registration Rights Agreement. The Modulex Registration Rights Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing in the form attached as Exhibit I, and duly executed by each party thereto.

(vi) Lock-Up Agreements. The Company shall have received a Lock-Up Agreement for each of the Company’s officers, directors and Significant Company Shareholders in the form attached as Exhibit B, duly executed by each party thereto, and each such Lock-Up Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(vii) Insider Letter Amendment. PHP Ventures shall have delivered a copy of the Insider Letter Amendment in the form attached as Exhibit H, duly executed by each party thereto, which shall be in full force and effect in accordance with the terms thereof as of the Closing.

(viii) LTA Repayment. At or prior to the Closing, PHP Ventures shall have delivered to the Company evidence of PHP Ventures’ (i) repayment of the total principal amount and interest due and payable under the terms of the LTA, or (ii) if elected by the Lender, conversion of up to $1,500,000 of the principal amount due thereunder into PHP Ventures Units at a price of $10.00 per PHP Ventures Unit and repayment to the Lender of the balance due under the terms of the LTA.

6.3 Conditions to Obligations of PHP Ventures. In addition to the conditions specified in Section 6.1, the obligations of PHP Ventures to consummate the Transactions are subject to the satisfaction or written waiver (by PHP Ventures) of the following conditions:

(a) Representations and Warranties. Except as set forth in the Company Disclosure Schedules, (i) the representations and warranties of the Company set forth in Sections 4.3(a) and (b) (Capitalization) of this Agreement shall be true and correct in all respects as of the date of this Agreement and, except for the issuance of securities to the PIPE Investors pursuant to their Subscription Agreements as contemplated in Section 5.20, as of the Closing Date, as though made as of such time (except to the extent any such representation and warranty expressly speaks as of another specified time, in which case as of such time), except where the failure of such representations and warranties to be so true and correct is de minimis, (ii) the representations contained in Section 4.9(b) (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as though made as of such time, (iii) the representations and warranties of the Company set forth in Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement), Section 4.10 (Compliance with Laws), Section 4.11 (Company Permits) and Section 4.28 (Finders and Brokers) (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar qualifiers), shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made as of such time (except to the extent any such representation and warranty speaks as of another specified time, in which case as of such time) and (iv) all of the other representations and warranties of the Company set forth in this Agreement shall be true and correct on and as of the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or other qualifiers), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company or any Target Companies taken as a whole.

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(b) Agreements and Covenants. The Company and Merger Sub shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Target Companies on a consolidated basis since the date of this Agreement which is continuing and uncured.

(d) Certain Ancillary Documents. Each of the Lock-Up Agreements and Minority Lock-Up Agreements signed by holders of at least 90% of the Company Ordinary Shares then-outstanding (excluding Company Ordinary Shares held by signatories to the Lock-Up Agreements and issued pursuant to the Transactions) shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e) Receipt of Audited Financials and Interim Financials. PHP Ventures shall have received, in each case not later than such date as may be necessary to include them in the initial filing of the Registration Statement, (i) a copy of the Interim Financials, as approved by the Board of Directors of the Company and signed by an officer of the Company, which shall have been reviewed in accordance with PCAOB reviewing standards by a PCAOB registered independent auditor and which shall not reflect any material adverse change individually in the Company’s consolidated net loss or comprehensive loss, working capital, shareholders’ equity or cash flows from operations from that shown on the Draft Interim Financials or as to all such items on an aggregate basis, and (ii) a copy of the Audited Financials, as approved by the Board of Directors of the Company and signed by an officer of the Company, which shall be audited in accordance with PCAOB auditing standards by a PCAOB registered independent auditor and which shall not reflect any material adverse change individually in the Company’s consolidated net loss or comprehensive loss, working capital, shareholders’ equity or cash flows from operations from that shown on the Draft Audited Financials or as to all such items on an aggregate basis.

(f) Closing Deliveries.

(i) Officer’s Certificate. PHP Ventures shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.3(a), 6.3(b) and 6.3(c) with respect to the Target Companies.

(ii) Company Secretary Certificate. The Company shall have delivered to PHP Ventures a certificate signed by its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of its Board of Directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the Transactions contemplated hereby and thereby, (C) the resolutions of the Company Shareholders as to approval of the Company Shareholder Approval Matters, and (D) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound.

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(iii) Good Standing. The Company shall have delivered to PHP Ventures good standing certificates (or similar documents applicable for such jurisdictions) certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(g) Employment Agreements. PHP Ventures shall have received employment agreements, in each case effective as of the Closing, in form and substance reasonably acceptable to the Company and PHP Ventures, as contemplated in Section 5.22, each such employment agreement duly executed by the parties thereto.

(h) [RESERVED]

(i) Assignment, Assumption and Amendment to Warrant Agreement. PHP Ventures shall have received a copy of the Assignment, Assumption and Amendment to Warrant Agreement in substantially the form attached as Exhibit A hereto, duly executed by the Company and the Warrant Agent.

(j) Modulex Registration Rights Agreement. The Modulex Registration Rights Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing in substantially the form attached as Exhibit I hereto, duly executed by the Company and each Company Shareholder who is a party thereto.

(k) First Amendment to Registration Rights Agreement. The First Amendment to Registration Rights Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing in substantially the form attached as Exhibit E hereto, duly executed by the Company and the Sponsor.

(l) Lock-Up Agreements. PHP Ventures shall have received a Lock-Up Agreement for each of the Company’s officers, directors and Significant Company Shareholders in substantially the form attached as Exhibit B hereto, duly executed by each party thereto, and each Lock-Up Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing, and Lock-Up Agreements mirroring those lock up agreement between the Company and the Sponsor, subject to mutually agreed exceptions.

(m) Insider Letter Amendment. PHP Ventures shall have received a copy of the Insider Letter Amendment in substantially the form attached as Exhibit H hereto, duly executed by the Sponsor, the Company and the other parties to the Insider Letter.

6.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by the failure of such Party or its Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement in all material respects.

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Article VII
TERMINATION AND EXPENSES

7.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to the Closing, subject in the case of PHP Ventures to the written approval by the Special Committee as contemplated herein, as follows:

(a) by mutual written consent of PHP Ventures and the Company;

(b) by written notice by PHP Ventures or the Company if any of the conditions to the Closing set forth in Article VI have not been satisfied or waived by the Outside Date (provided that is PHP Ventures seeks and obtains any Extensions, PHP Ventures may extend the Outside Date for an additional 3-month period for each such Extension); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party if the material breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the proximate cause of the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either PHP Ventures or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement in any material respect was the cause of, or resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to PHP Ventures, if (i) there has been a material breach by PHP Ventures of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of PHP Ventures shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the material breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to PHP Ventures by the Company or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if at such time the Company or Merger Sub is in material uncured breach of its representations, warranties or covenants in this Agreement;

(e) by written notice by PHP Ventures to the Company, if (x) (i) there has been a material breach by the Company or Merger Sub of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the material breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company by PHP Ventures or (B) the Outside Date; provided, that PHP Ventures shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if at such time PHP Ventures is in material uncured breach of this Agreement;

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(f) by written notice by PHP Ventures to the Company, if there shall have been a Material Adverse Effect on the Target Companies taken as a whole following the date of this Agreement which remains uncured for at least twenty (20) days after such written notice; or

(g) by written notice by either PHP Ventures or the Company to the other if the PHP Ventures Special Meeting is held (including any adjournment or postponement thereof) and has concluded, PHP Ventures’ or the Company’s shareholders have duly voted, and the Required PHP Ventures Stockholder Approval or Company Shareholder Approval was not obtained.

7.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 7.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 7.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 5.14, 7.3, 8.1, Article IX and this Section 7.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 8.1). Without limiting the foregoing, and except as provided in Sections 7.3 and this Section 7.2 (but subject to Section 8.1, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 9.7 prior to the valid termination of this Agreement), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the Transactions shall be the right, if applicable, to (i) seek equitable relief in accordance with Section 9.7, or (ii) terminate this Agreement pursuant to Section 7.1. Upon any termination of this Agreement for any reason, PHP Ventures will repay the Lender the total principal amount and interest due under the terms of the LTA in immediately available funds.

7.3 Fees and Expenses. Subject to Section 8.1, unless otherwise provided for in this Agreement, all Transaction Expenses incurred in connection with this Agreement and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such expenses; provided, however, that, at or following the Closing, all expenses payable by the Company and PHP Ventures in connection with the Transactions shall be payable by the Company or Merger Sub and may be paid from the Trust Account. Any filing fees and expenses with respect to any regulatory or government approval, including the Registration Statements, shall be borne by PHP Ventures.

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Article VIII
WAIVERS AND Releases

8.1 Waiver of Claims Against Trust; Release. Reference is made to the IPO Prospectus. Each of the Company and Merger Sub hereby represents and warrants that it has read the IPO Prospectus and understands that PHP Ventures has established the Trust Account containing the proceeds of the IPO and the overallotment securities acquired by PHP Ventures’ underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon), for the benefit of PHP Ventures’ public stockholders (including overallotment shares acquired by PHP Ventures’ underwriters) (the “Public Stockholder”), and that, except as otherwise described in the IPO Prospectus, PHP Ventures may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their PHP Ventures Class A Stock in connection with the consummation of PHP Ventures’ initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to PHP Ventures’ Organizational Documents to extend PHP Ventures’ deadline to consummate a Business Combination, (b) to the Public Stockholders if PHP Ventures fails to consummate a Business Combination within twelve (12) months, subject to two (2) three-month extensions to up to eighteen (18) months (each, an “Extension”) after the closing of the IPO as described in the Prospectus relating to PHP Ventures’ IPO and any further extensions which may be approved by PHP Ventures’ stockholders, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 of interest to pay dissolution expenses, and (d) to the Company after or concurrently with the consummation of a Business Combination. For and in consideration of PHP Ventures entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and Merger Sub hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company or Merger Sub nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company and Merger Sub on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with PHP Ventures or its Affiliates). The Company and Merger Sub each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by PHP Ventures and its Affiliates to induce PHP Ventures to enter in this Agreement, and each of the Company and Merger Sub further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company or Merger Sub or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to PHP Ventures or its Representatives, which proceeding seeks, in whole or in part, monetary relief against PHP Ventures or its Representatives, each of the Company and Merger Sub hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalf or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company or Merger Sub or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to PHP Ventures or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders, whether in the form of money damages or injunctive relief, PHP Ventures and its Representatives, as applicable, shall be entitled to recover from the Company, Merger Sub and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event PHP Ventures or its Representatives, as applicable, prevails in such Action. This Section 8.1 shall survive termination of this Agreement for any reason and continue indefinitely.

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Article IX
MISCELLANEOUS

9.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile (if a facsimile number is given) email or other electronic means, with affirmative confirmation of receipt, (iii) two (2) Business Days after being sent, if sent by reputable, internationally recognized overnight courier service that provides evidence of delivery or attempted delivery or (iv) four (4) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to PHP Ventures at or prior to the Closing, to:

PHP Ventures Acquisition Corp.
T 10-06, Level 10

Corporate Tower Subang Square

Jalan SS15/4G

Subang Jaya

47500 Selangor, Malaysia
Attn: Marcus Choo Yeow Ngoh,

Chief Executive Officer
Telephone No.: +60 3 5888 8485
Email: marcusngoh@yahoo.com

with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW. Suite 900
Washington, D.C. 20001
Attn: Andrew M. Tucker

           Angela Hart-Edwards

Telephone No.: (202) 689-2800
Email: andy.tucker@nelsonmullins.com

angela.hartedwards@nelsonmullins.com

If to the Company or Merger Sub:

Modulex Modular Buildings Plc
16 Berkeley Street

Mayfair, London W1J 8DZ

United Kingdom

Attn: Suchit Punnose, Chief Executive Officer
Tel.: +44 (0) 20 7183 3710

Email: suchit@redribbon.co

with a copy (which will not constitute notice) to:

Rimon Law

1990 K Street NW Suite 420

Washington, DC 20006

Attn.: Debbie A. Klis

            Debra Vernon

Tel.: 202-935-3390

Email: Debbie.Klis@rimonlaw.com Debra.Vernon@rimonlaw.com

9.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of PHP Ventures (and after the Closing, the Sponsor) and the Company, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

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9.3 No Survival of Representations and Warranties. The representations and warranties of the Company, Merger Sub and PHP Ventures contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company, Merger Sub or PHP Ventures pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Company, Merger Sub and PHP Ventures and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Company, Merger Sub or PHP Ventures or their respective Representatives with respect thereto. Subject to the last sentence of this Section 9.3, the covenants and agreements made by the Company, Merger Sub and PHP Ventures in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

9.4 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 5.18 and of the Sponsor under Section 9.14, who the Parties acknowledge and agree are express third party beneficiaries of this Agreement for such purposes, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

9.5 Governing Law; Jurisdiction. This Agreement and the Ancillary Agreements hereto shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof, except that (i) the internal affairs of the Company and any provisions of this Agreement that are expressly or otherwise required to be governed by English Law, shall be, respectively governed by English Law (without giving effect to choice of law principles thereof) and (ii) the Merger shall be governed by the laws of the State of Delaware and the Cayman Islands (without giving effect to choice of law principles thereof). All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in either (i) the Chancery Courts of the State of Delaware (or if the Chancery Court of the State of Delaware declines to accept jurisdiction, any U.S. state or federal court within the State of Delaware or in any appellate court thereof), or (ii) English Courts for matters governed by English Law (collectively, the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 9.1. Nothing in this Section 9.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

9.6 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6.

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9.7 Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any Transaction Agreement in accordance with its specified terms or otherwise breach such provisions. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may not have adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, prior to the valid termination of this Agreement, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, or other equitable relief, to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, in such appropriate court pursuant to Section 9.5 hereof, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

9.8 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

9.9 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Company, Merger Sub and PHP Ventures (which, in the case of PHP Ventures, shall require the approval of the Special Committee).

9.10 Waiver. Each of PHP Ventures and the Company on behalf of itself and its Affiliates may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the Sponsor or its designee in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

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9.11 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any Exhibits, annexes and Schedules attached hereto, which Exhibits, annexes and Schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior or contemporaneous oral or written agreements and the understandings among the Parties with respect to the subject matter contained herein.

9.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular form, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with applicable Accounting Standards used by the applicable Person; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars”, “U.S. Dollars” or “$” means United States dollars and GBP means British Pound Sterling. Any reference in this Agreement or any Ancillary Document to a Person’s (i) directors shall include any member of such Person’s governing body, (ii) officers shall include any Person filling a substantially similar position for such Person or (iii) shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to PHP Ventures or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of PHP Ventures and its Representatives and PHP Ventures and its Representatives have been given access to the electronic folders containing such information.

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9.13 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.14 Legal Representation.

(a) Effective upon Closing, each of the Parties waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Actions and causes of action it may have against any other Party or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any Party or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Schedules, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each Party acknowledges and agrees that it will not assert, institute or maintain any Action, suit, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Agreement in which such Persons are adverse to the Company, PHP Ventures or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Parties, who are or have the right to be represented by independent counsel in connection with the Transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with the future representation of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of the Company, Merger Sub and/or PHP Ventures or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by any counsel to the Parties or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, Sponsor shall be deemed the client of counsel to PHP Ventures with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by the Company or PHP Ventures; provided, further, that nothing contained herein shall be deemed to be a waiver by the Company, PHP Ventures or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third part.

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Article X
DEFINITIONS

10.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Accounting Standards” means in accordance with PCAOB, GAAP or local standards in the applicable jurisdiction, and standards that are mandatory for all publicly traded companies on the U.S. Stock Exchange, as the case may be, in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Target Companies in the preparation of the latest audited Company Financials.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of PHP Ventures prior to the Closing.

“Ancillary Documents” means (A) the Restated Merger Sub Articles, (B) the Assignment, Assumption and Amendment to Warrant Agreement, (C) the Lock-Up Agreements, (D) the First Amendment to Registration Rights Agreement, (E) the Sponsor Voting Agreement, (F) the Voting and Support Agreements, (G) the Restated Company Articles, (H) the Insider Letter Amendment, (I) the Modulex Registration Rights Agreement, (J) the Equity Plan, (K) the Minority Lock-Up Agreements, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under applicable Law(s), maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not, and shall include any Foreign Plan.

“Business Combination” means a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization, or other similar transaction with one or more operating businesses or entities.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Closing” has the meaning specified in Section 2.1.

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“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or Merger Sub or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by PHP Ventures or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or the Confidentiality Agreement, or (ii) at the time of the disclosure by the Company or Merger Sub, or their respective Representatives to PHP Ventures or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means any outstanding securities of the Company that are convertible, exchangeable or exercisable for Company Ordinary Shares, including without limitation each Company Preference Share and each Continuing Company Warrant and any other Company Securities convertible, exchangeable or exercisable for Company Ordinary Shares that may be issuable upon exercise of statutory or contractual pre-emptive rights of the Company.

“Company Ordinary Shares” means the ordinary shares of the Company, with a nominal value of GBP 1 pence each per share, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Company Preference Shares” means the preference “B” shares of the Company, with a nominal value of GBP 1 pence each per share.

“Company Securities” means the Company Ordinary Shares, the Company Preference Shares, the Continuing Company Warrants, the Company Convertible Securities, and after the Closing, the Company Warrants, collectively.

“Company Warrants” has the meaning set forth in Section 1.8(c).

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Confidentiality Agreement” means the non-disclosure agreement dated July 25, 2022, by and between the Company and PHP Ventures.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase orders, licenses, franchises, leases and other instruments or obligations of any kind, written or, to the extent legally binding, oral (in each instance, including any amendments and other modifications thereto).

“Continuing Company Warrants” has the meaning specified in the Recitals.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

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“Convertible Security” means any option, right, warrant, equity interest or other security directly or indirectly convertible into, or exercisable or exchangeable for, any form of capital stock or equity security of a Person.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“COVID-19” means SARS CoV2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Actions” means all actions taken, planned, or planned to be taken in response to events, occurrences, conditions, circumstances, or developments arising directly or indirectly as a result of COVID-19, its impact on economic conditions, its impact on the operations of the Company or any of the other Target Companies, risks to the health and safety of any Person or the recovery from COVID-19 (including, if applicable, actions taken, planned or planned to be taken to reopen and restore the level of business activities of the Company or any Target Company).

“COVID-19 Measures” means any quarantine, ‘shelter in place,’ ‘stay at home,’ workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, Order, directive, guideline, pronouncement, or recommendation promulgated by any Governmental Authority, including the World Health Organization, in each case, in connection with or in response to COVID-19 or any other epidemics, pandemics or disease outbreaks, including the CARES Act and Families First Act, for similarly situated companies.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, as each relates to exposure to Hazardous Materials, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, Remedial Actions, Actions, Orders, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

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“Equity Plan” has the meaning specified in Section 5.17.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Existing Company Articles” has the meaning specified in Section 1.4.

“Export Control Laws” means U.S. and non-U.S. export control, economic sanctions, trade embargoes, import, and anti-boycott laws, including but not limited to the U.S. Export Administration Regulations (the “EAR,” 15 C.F.R. § 730 et seq.), the International Traffic in Arms Regulations (the “ITAR,” 22 C.F.R. § 120 et seq.), or the U.S. economic sanctions administered by the Office of Foreign Assets Control (“OFAC,” 31 C.F.R. Part 500 et seq.).

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code, and includes any plans that are required by the laws of a country other than the United States.

“Fraud Claim” means any claim-based common law fraud under Delaware Law.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, regulatory body or other similar regulatory or dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the Ordinary Course of Business consistent with past practices), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar written instrument, (d) all obligations of such Person under leases that are or should be classified as capital leases in accordance with GAAP (as applicable to such Person), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, regardless of whether such instrument has been drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by an Lien on any property of such Person, (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (i) all obligation described in clauses (a) through (h) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

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“Insider Letter” means the Letter Agreement, dated as of August 13, 2021, by and among PHP Ventures, its officers, its directors and the Sponsor, as amended, restated or supplemented from time to time.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software, Company IP Licenses and other intellectual property.

“Internet Assets” means registered domain names.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of PHP Ventures Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of PHP Ventures, dated as of August 11, 2021, and filed with the SEC on August 13, 2021 (File No. 333-256840).

“Knowledge” means, with respect to the Company, the actual knowledge, after due inquiry, of the Senior Executive Officers, and with respect to any other Party, the actual knowledge of the directors and executive officers of such Party after due inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lender” means Red Ribbon Asset Management Plc.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under applicable Accounting Standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, hypothecation, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the U.S. Uniform Commercial Code or any similar Law, in each instance, other than Permitted Liens.

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“LTA” means that certain Loan and Transfer Agreement dated August 8, 2022, as may be amended from time to time, by and between Red Ribbon Asset Management Plc, Mr. Low Ban Chai, Global Link Investment LLC and PHP Ventures, that is due and payable in full at the Closing.

“Lock-Up Agreement” has the meaning specified in the Recitals.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the Transactions; provided, however, that any such fact, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) changes generally affecting the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business, or the U.S. or global financial markets, including interest rates or currency exchange rates, trade tariffs or changes therein or the outbreak or escalation of war whether or not declared (including the Russia-Ukraine war) or acts of terrorism (including cyberterrorism) or the effects of the recent global interest rate increases, and the effects thereof on the entire high-tech industry; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries operate; (iii) changes in GAAP, or other applicable Accounting Standards or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared), other force majeure events or natural disaster, including pandemics (COVID-19 variations included) or any COVID-19 Actions or COVID-19 Measures, or any change in such COVID-19 Measures or the interpretation or enforcement thereof; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) (vi), with respect to PHP Ventures, the consummation and effects of the Redemption; (vii) the execution, delivery, announcement or pendency of this Agreement and the Transactions (including as a result of the identities of the Parties and including the loss (or threatened loss) of any employee, other than a Person named in Schedule 6.3(g), supplier, distributor or customer or other commercial relationship resulting therefrom); (viii) any action or failure to act required or prohibited to be taken by a Party pursuant to the terms of this Agreement or action or omission taken or omitted to be taken at the written request, or with the written consent, of the other Party; or (ix) any change or proposed change in any Law or the interpretation thereof (including any COVID-19 Measures); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred but solely to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses.

“Merger” has the meaning specified in the Recitals hereof.

“Merger Sub” has the meaning specified in the preamble hereof.

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“Minimum PIPE Amount” has the meaning specified in Section 5.20(a).

“Nasdaq” means the Nasdaq Global Market.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Ordinary Course of Business” means with respect to a Person (i) the ordinary course of that Person’s business consistent with past practices, or (ii) any reasonable actions or omission in response to or otherwise related to any change, effect, event, occurrence, state of facts or development attributable to COVID-19 or COVID-19 Measures.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Outside Date” means February 3, 2023.

“Patents” means any patents, patent applications, and including the inventions, designs, methods, processes, compositions of matter, and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, non-provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto in accordance with GAAP; (b) other Liens imposed by operation of Law arising in the Ordinary Course of Business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto; (c) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business; (d) Liens arising under this Agreement or any Ancillary Document; (e) statutory Liens of landlords, lessors or renters in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property; (f) Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law that are not yet due and payable or that are being contested in good faith; (g) Liens incurred or deposits made in the Ordinary Course of Business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (h) defects or imperfections of title, encroachments, easements, declarations, conditions, covenants, rights-of-way, restrictions and other charges, instruments or encumbrances or other defects affecting title to real estate (including any leasehold or other interest therein), in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property for the operation of the business; (i) Liens not created by the Company or any Target Company that affect the underlying fee interest of any real property utilized by such person, in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property; (j) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions with respect to real property, in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property; (k) non-exclusive licenses of Intellectual Property granted by a Target Company in the Ordinary Course of Business, in each case other than such encumbrances or restrictions that are the direct and intended result of the affirmative vote or action occurring after the date of this Agreement by a Target Company; and (l) Liens to be released at Closing.

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“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Information” means information that identifies, relates to, or describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with the identification of a particular individual under applicable Privacy Laws.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“PHP Ventures Confidential Information” means all confidential or proprietary documents and information concerning PHP Ventures or any of its Representatives; provided, however, that PHP Ventures Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, Merger Sub, or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or the Confidentiality Agreement, or (ii) at the time of the disclosure by PHP Ventures or its Representatives to the Company or any of its Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such PHP Ventures Confidential Information. For the avoidance of doubt, from and after the Closing, PHP Ventures Confidential Information will include the confidential or proprietary information of the Target Companies.

“PHP Ventures Material Contract” means as defined in Section 3.13(a).

“PHP Ventures Private Rights” means the rights issued in a private placement to the Sponsor by PHP Ventures at the time of the consummation of the IPO, entitling the holders of PHP Ventures Private Rights, in multiples of 10, to receive one share of PHP Ventures Class A common stock upon consummation of PHP Ventures initial business combination; provided, however, if PHP Ventures is not the survivor of the Merger, each holder of a PHP Ventures Public Right will be required to convert each such right to shares of the Surviving Company.

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“PHP Ventures Private Warrants” means the warrants issued in a private placement to the Sponsor by PHP Ventures at the time of the consummation of the IPO, entitling the holder thereof to purchase one (1) share of PHP Ventures Common Stock per warrant at a purchase price of $11.50 per share.

“PHP Ventures Public Rights” means the right to receive one-tenth (1/10) of one share of PHP Ventures Class A Stock upon consummation of PHP Ventures initial business combination that was included as part of each PHP Ventures Unit in multiples of ten (10) PHP Ventures Public Rights; provided, however, if PHP Ventures is not the survivor of the Merger, each holder of a PHP Ventures Public Right will be required to convert each such right into shares of the Surviving Company.

“PHP Ventures Public Warrants” means one-half (1/2) of one (1) redeemable warrant that was included as part of each PHP Ventures Unit, each whole warrant entitling the holder thereof to purchase one (1) share of PHP Ventures Class A Stock at a purchase price of $11.50 per share.

“PHP Ventures Rights” means PHP Ventures Private Rights and PHP Ventures Public Rights, collectively.

“PHP Ventures Securities” means PHP Ventures Units, PHP Ventures Common Stock, PHP Ventures Rights and PHP Ventures Warrants, collectively.

“PHP Ventures Units” means the units issued in the IPO (including overallotment units acquired by PHP Ventures’ underwriter) consisting of (i) one (1) share of PHP Ventures Class A Stock, (ii) one-half (1/2) of one (1) redeemable PHP Ventures Warrant and (iii) one (1) PHP Ventures Right.

“PHP Ventures Warrants” means PHP Ventures Private Warrants and PHP Ventures Public Warrants, collectively.

“Redemption” has the meaning in the Recitals.

“Redeemed Shares” has the meaning in Section 1.8(a).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Restated Company Articles” has the meaning in Section 1.4.

“Sanctions List” means the U.S. Department of the Treasury, Office of Foreign Assets Control (OFAC) List of Specially Designated Nationals and Blocked Persons, Foreign Sanctions Evaders List, Sectoral Sanctions Identifications List, and the U.S. Department of Commerce, Bureau of Industry and Security Denied Persons List, Unverified List and Entity List, as well as other restricted party lists issued by a Governmental Authority, as such other lists are applicable.

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“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Executive Officers” means (i) Suchit Punnose, the Company’s Chairman/Chief Executive Officer, (ii) Richard Ogden, the Company’s Chief Technology Officer, and (iii) Ajay Palekar, the Company’s Chief Operating Officer.

“Significant Company Shareholders” means Suchit Punnose, Red Ribbon Asset Management Plc and Shashikant Ramlal Radia.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Special Committee” shall mean a special committee constituted by the Board of Directors of PHP Ventures, which consists of three (3) directors who are independent of the Company and its affiliates (as defined by Nasdaq Rule 5605(a)(2)). As used in this Agreement, the term “independent” shall refer to a person who does not have a relationship which, in the opinion of PHP Ventures’ Board of Directors would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of PHP Ventures.

“Sponsor” means Global Link Investment LLC, a Delaware limited liability company.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Surviving Company” means as defined in Section 1.1.

“Target Company” means each of the Company and its direct and indirect Subsidiaries; provided, however, that the definition of “Target Company” shall not include the Merger Sub.

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“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, capital gains, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, social security or similar, national health care, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, indexation, and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith and any common law rights therein), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Transaction Expenses” means all fees and expenses of any of the Target Companies and PHP Ventures incurred or payable as of the Closing and not paid prior to the Closing in connection with the consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of PHP Ventures and any Target Company, including any all deferred expenses (including fees and commissions payable to underwriter if PHP Ventures’ IPO).

“Trust Account” means the trust account established by PHP Ventures with the proceeds from the IPO and a private placement pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of August 16, 2021, as it may be amended (including to accommodate the Merger), by and between PHP Ventures and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“Warrant Agent” means Continental Stock Transfer & Trust Company, as warrant agent under the Warrant Agreement.

“Warrant Agreement” means the Warrant Agreement, dated as of August 16, 2021, as amended, by and between PHP Ventures and the Warrant Agent.

10.2 [RESERVED]

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

PHP Ventures:

PHP VENTURES ACQUISITION CORP.

By:
Name:
Title:

The Company:

MODULEX MODULAR BUILDINGS PLC

By:
Name:
Title:

Exhibit A

ASSIGNMENT, ASSUMPTION AND AMENDMENT TO WARRANT AGREEMENT

THIS ASSIGNMENT, ASSUMPTION AND AMENDMENT TO WARRANT AGREEMENT (this “Amendment”) is made as of December 8, 2022, by and among Modulex Modular Buildings Plc, a company registered in England and Wales with company number 07291662 (the “Company”), PHP Ventures Acquisition Corp., a Delaware corporation (“PHP Ventures”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (the “Warrant Agent”).

RECITALS

WHEREAS, PHP Ventures and the Warrant Agent are parties to that certain Warrant Agreement, dated as of August 16, 2021, and filed with the United States Securities and Exchange Commission (the “Commission”) on August 19, 2021 (the “Warrant Agreement”) and capitalized terms used herein but not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Warrant Agreement or, if not defined therein, ascribed to them in the Business Combination Agreement (as defined below);

WHEREAS, in connection with its initial public offering (the “Public Offering”), pursuant to that certain Placement Unit Purchase Agreement dated May 3, 2021 with Global Link Investment LLC (the “Sponsor”), PHP Ventures issued to the Sponsor 270,900 Private Placement Units, which included 135,450 redeemable Warrants (collectively the “Private Placement Warrants”) to purchase shares of PHP Ventures’ Class A common stock, par value $0.0001 per share (“Common Stock”), at a purchase price of $10.00 per Private Placement Warrant, with each Private Placement Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share during the five-year period beginning upon the later of the consummation of PHP Ventures’ initial business combination or 12 months from the closing of the Public Offering, which was on August 16, 2021;

WHEREAS, also in connection with its Public Offering, PHP Ventures issued 5,750,000 Public Units which included 2,875,000 redeemable Warrants (collectively, the “Public Warrants”), to public investors to purchase shares of Common Stock, with each Public Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share during the period beginning upon the later of 30 days after consummation of PHP Ventures’ initial business combination or 12 months from the closing of the Public Offering, which was on August 16, 2021, and ending on the earlier of five years from the consummation of such business combination or the Redemption Date;

WHEREAS, the Warrant Agreement contemplates loans to the Company for working capital by the Sponsor or an affiliate of the Sponsor or certain of the PHP Ventures’ executive officers and directors of which up to $1,500,000 of such loans (“Working Capital Loans”) may be convertible into an additional 150,000 Units at a price of $10.00 per Unit which include an aggregate of 112,500 warrants (the “Working Capital Warrants”), and the Sponsor has made such Working Capital Loan to the Company;

WHEREAS, in order to extend the period of time the Company has to consummate a Business Combination, the Sponsor or its affiliates or designees may loan the Company additional amounts (“Extension Loans”), of which up to $1,115,000 may be convertible into up to an additional 57,500 Units at a price of $10.00 per Unit which include an aggregate of 37,500 warrants (the “Extension Warrants”), and the Sponsor has made such Extension Loans to the Company;

WHEREAS, following consummation of the Public Offering and prior to the closing of a Business Combination, PHP Ventures may issue additional warrants (“Post IPO Warrants,” and together with the Private Placement Warrants, the Public Warrants, the Working Capital Warrants if issued upon conversion of Working Capital Loans, and the Extension Warrants if issued upon conversion of Extension Loans, the “Warrants”), and all of such Warrants are governed by the Warrant Agreement;

WHEREAS, on December 8, 2022, PHP Ventures entered into a Business Combination Agreement (the “Business Combination Agreement”) with the Company and Modulex Merger Sub, a Cayman Islands exempted company and a wholly-owned subsidiary of the Company (“Merger Sub”);

WHEREAS, pursuant to the Business Combination Agreement, PHP Ventures will merge with and into the to-be-formed Merger Sub, with Merger Sub as the surviving company in the merger (the “Merger”), and all shares of PHP Ventures’ Common Stock outstanding immediately prior to the Effective Time (as defined in the Business Combination Agreement) shall be exchanged for the right of each holder thereof to receive an equal number of the Company’s ordinary shares, 1 pence each (“Company Ordinary Shares”);

WHEREAS, pursuant to the Business Combination Agreement, immediately prior to the effective time of the Merger (the “Effective Time”), the Company shall effect a recapitalization of Company Ordinary Shares (the “Recapitalization”), through a combination pursuant to a formula in the Business Combination Agreement, whereby each then outstanding Company Ordinary Share shall be converted into such number of Company Ordinary Shares as is determined based on a conversion ratio set forth in the Business Combination Agreement;

WHEREAS, upon the consummation of the transactions contemplated by the Business Combination Agreement (the “Closing”), all shares of PHP Ventures’ Common Stock outstanding immediately prior to the Effective Time shall be exchanged for the right of each holder thereof to receive an equal number of Company Ordinary Shares;

WHEREAS, the Company intends to use its commercially reasonable efforts to file with the Securities and Exchange Commission within 30 days following the Closing a registration statement on Form F-1 for the registration under the Securities Act of 1933, as amended, of among other securities, the Company Ordinary Shares issuable upon the exercise of the Warrants;

WHEREAS, the board of directors of PHP Ventures has determined that the consummation of the transactions contemplated by the Business Combination Agreement will constitute a “Business Combination” under the Warrant Agreement;

WHEREAS, upon the Closing, as provided in Section 4.4 of the Warrant Agreement, each of the issued and outstanding Warrants will no longer be exercisable for shares of Common Stock but instead will be exercisable (subject to the terms and conditions of the Warrant Agreement as amended hereby) for the same number of Company Ordinary Shares at the same exercise price per share;

WHEREAS, in connection with the Closing, PHP Ventures desires to assign all of its right, title and interest in the Warrant Agreement to the Company, and the Company wishes to accept such assignment and assume all the liabilities and obligations of PHP Ventures under the Warrant Agreement with the same force and effect as if the Company were initially a party to the Warrant Agreement; and

WHEREAS, Section 9.8 of the Warrant Agreement provides that PHP Ventures and the Warrant Agent may amend the Warrant Agreement without the consent of any Registered Holders to provide for adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Assignment and Assumption; Consent.

(a) Assignment and Assumption. Effective as of the Closing, PHP Ventures hereby assigns to the Company all of PHP Ventures’ rights and obligations under the Warrant Agreement and the Warrants (each as amended hereby). The Company hereby assumes, and agrees to perform, satisfy and discharge in full, as the same become due, all of PHP Ventures’ liabilities and obligations under the Warrant Agreement and the Warrants (each as amended hereby) arising from and after the Closing, as the “Company” party to the Warrant Agreement.

(b) Consent. The Warrant Agent hereby consents to the assignment of its rights and obligations under the Warrant Agreement and the Warrants by PHP Ventures to the Company, and the assumption by the Company of PHP Ventures’ rights and obligations under the Warrant Agreement and Warrants pursuant to Section 1(a) hereof, effective as of the Closing, and to the continuation of the Warrant Agreement and Warrants in full force and effect from and after the Closing, subject at all times to the Warrant Agreement and Warrants (each as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Warrant Agreement and this Amendment.

2. Amendments to Warrant Agreement. The parties hereto hereby agree to the following amendments to the Warrant Agreement:

(a) Defined Terms. The defined terms in this Amendment, including in the preamble and recitals hereto, and the definitions incorporated by reference from the Business Combination Agreement, are hereby added to the Warrant Agreement as if they were set forth therein.

(b) Reference to Company Ordinary Shares. (i) All references to the “Company” shall mean Modulex Modular Buildings Plc., (ii) all references to “Common Stock” in the Warrant Agreement (including all Exhibits thereto) shall mean “Company Ordinary Shares,” (ii) all references to “stockholders” shall mean “shareholders.”

(c) Notices. Section 9.2 of the Warrant Agreement is hereby amended to replace the address of the Company for notices under the Warrant Agreement with the following addresses for notices:

If to PHP Ventures at or prior to the Closing, to:

PHP Ventures Acquisition Corp.

T 10-06, Level 10

Corporate Tower Subang Square

Jalan SS15/4G

Subang Jaya

47500 Selangor, Malaysia

Attn: Marcus Choo Yeow Ngoh, Chief Executive Officer

Telephone No.: +60 3 5888 8485

Email: marcusngoh@yahoo.com

with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Avenue, NW. Suite 900

Washington, D.C. 20001

Attn: Andrew M. Tucker

Angela Hart-Edwards

Telephone No.: (202) 689-2800

Email: andy.tucker@nelsonmullins.com

angela.hartedwards@nelsonmullins.com

If to the Company: Modulex Modular Buildings Plc 16 Berkeley Street Mayfair, London W1J 8DZ United Kingdom Attn: Suchit Punnose, Chief Executive Officer Telephone No.: Email: suchit@redribbon.co with a copy (which will not constitute notice) to:

Rimon, PC

1990 K Street NW Suite 420

Washington, DC 20006

Attn: Debbie Klis; Debra Vernon

Telephone No.: 202-938-3390

Email: debbie.klis@rimonlaw.com

debra.vernon@rimonlaw.com

3. Effectiveness. Notwithstanding anything to the contrary contained herein, this Amendment shall only become effective upon the Closing. In the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Amendment and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

4. Miscellaneous. Except as expressly provided in this Amendment, all of the terms and provisions in the Warrant Agreement are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Warrant Agreement, or any other right, remedy, power or privilege of any party thereto, except as expressly set forth herein. Any reference to the Warrant Agreement in the Warrant Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith, shall hereinafter mean the Warrant Agreement as the case may be, as amended by this Amendment (or as such agreement may be further amended or modified in accordance with the terms thereof). The terms of this Amendment shall be governed by, enforced and construed and interpreted in a manner consistent with the provisions of the Warrant Agreement, as it applies to the amendments to the Warrant Agreement herein, including, without limitation, Section 9 of the Warrant Agreement. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5. Governing Law; Venue. This Agreement, and any dispute or controversy arising out of or relating to this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof, except with respect to provisions of this Agreement that expressly refer to or are otherwise required to be governed by and construed in accordance with the English Law, or relate to the legality of corporate actions by the Company, shall be governed by and construed in accordance with English Law (without giving effect to choice of law principles thereof). All Actions arising out of or relating to this Agreement shall be heard and determined in any state or federal court located in New Castle County in the State of Delaware, or if such court does not accept venue, any other state or federal court in the State of Delaware (or in any appellate courts thereof), or in the courts of England as applicable (collectively, the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive jurisdiction of the appropriate Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address. Nothing in this Section shall affect the right of any party to serve legal process in any other manner permitted by applicable Law.

6. Counterparts may be delivered via facsimile, electronic mail, including pdf or any electronic signature or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, each party hereto has caused this Assignment, Assumption and Amendment to Warrant Agreement to be signed and delivered by its respective duly authorized officer as of the date first above written.

PHP Ventures:

PHP VENTURES ACQUISITION CORP.

By:

Name:

Title:

The Company:

MODULEX MODULAR BUILDINGS PLC

By:

Name:

Title:

Warrant Agent:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:

Name:

Title:

Exhibit B

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of December 8, 2022 by and between Modulex Modular Buildings Plc, a company registered in England and Wales with company number 07291662 (the “Company”), PHP Ventures Acquisition Corp., a Delaware corporation (“PHP Ventures”), and the undersigned holder of Company Securities (“Holder”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement, as hereinafter defined.

RECITALS

WHEREAS, on or about the date hereof, the Company, PHP Ventures and Modulex Merger Sub, a to-be-formed Cayman Islands exempted company and wholly-owned subsidiary of the Company (“Merger Sub”), entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”), pursuant to which, among other things, following the consummation of the Recapitalization, PHP Ventures shall, at the Effective Time, be merged with and into Merger Sub, with Merger Sub continuing as the surviving company and wholly-owned subsidiary of the Company, and, in connection therewith, each share of PHP Ventures Common Stock issued and outstanding immediately prior to the Effective Time shall be exchanged for the right of the holder thereof to receive one Company Ordinary Share, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable law;

WHEREAS, as of the date hereof, Holder is a holder of the Company Securities in such type and amount as set forth underneath Holder’s name on the signature page hereto; and

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration or benefits to be received by Holder by virtue thereof or thereunder, the parties desire to enter into this Agreement, pursuant to which certain holders of Company Securities (after giving effect to the Recapitalization), including any Company Ordinary Shares underlying Continuing Company Options (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”), shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Lock-Up Provisions.

(a) Holder hereby agrees not to, with respect to ninety percent (90%) of the Restricted Securities, during the period (the “Lock-Up Period”) commencing on the Closing Date and ending on the earliest of (i) the date that is three (3) years after the Closing Date, (ii) the date on which the closing price of the Company Ordinary Shares equals or exceeds $10.00 per share (as adjusted for any shares derived from sub-division, consolidation, dividends in specie, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period, or (iii) the date after the Closing on which the Company consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Company Ordinary Shares for cash, securities or other property, conditionally or unconditionally: (i) lend, offer, pledge, hypothecate, mortgage, charge, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Restricted Securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”).

(b) The restrictions set forth in Section 1(a) of this Agreement shall not apply to the transfer of any or all of the Restricted Securities owned by Holder (I) by gift, will or intestate succession upon the death of Holder during the Lock-Up Period, (II) to any Permitted Transferee (as defined below) or (III) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union; provided, however, that in any of cases (I), (II) (other than clauses (G) or (I) of the definition of “Permitted Transferee” in Section 1(c) of this Agreement), or (III), it shall be a condition to such transfer that the transfer complies with all appliable law, and that transferee executes and delivers to the Company an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Holder, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement.

(c) As used in this Agreement, the term “Permitted Transferee” shall mean: (A) the members of Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, civil partner, co-habitee, the direct descendants and ascendants (including adopted and step children and parents) of such person), (B) any trustee of a trust for the direct or indirect benefit of Holder or the immediate family of Holder, (C) if Holder is a trustee of a trust, the settlor or beneficiary of such trust or to the estate of a beneficiary of such trust, or another trustee of such trust provided there are no persons beneficially interested in the trust other than the settlor or beneficiary of such trust, (D) if Holder is an entity, as a distribution to limited partners, shareholders, members of, or owners of similar equity interests in Holder upon the liquidation and dissolution of Holder, (E) any Affiliate of Holder, (F) pursuant to an order or decree of a court of competent jurisdiction or governmental entity, or as required by law, (G) from an executive officer to the Company or its subsidiary or parent entities upon death, disability or termination of employment, in each case, of such executive officer, (H) transfers pursuant to a bona fide tender offer, merger, consolidation or other similar transaction made to all holders of the Company’s capital shares on identical terms involving a change of control of the Company, subject to any requisite approvals for the change of control needed from the Company’s board of directors, or shareholders or any regulatory body, including the Panel of Takeovers and Mergers in England and Wales, and provided that (i) in the event that after such tender offer, merger, consolidation or other similar transaction, any Restricted Securities are not transferred, sold or tendered, such Restricted Securities held by the undersigned shall remain subject to the provisions hereof, and (ii) in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Company Securities held by the undersigned shall remain subject to the provisions hereof; and (I) to the Company (1) pursuant to the exercise, in each case on a “cashless” or “net exercise” basis, of any Continuing Company option to purchase shares granted by the Company pursuant to any employee benefit plans or arrangements which are set to expire during the Lock-Up Period, whereby any shares received by the undersigned upon any such exercise will be subject to the terms of this Agreement, or (2) for the purpose of satisfying any withholding taxes (including estimated taxes) due as a result of the exercise of any Continuing Company Option to purchase shares or the vesting of any award granted by the Company pursuant to employee benefit plans or arrangements which are set to expire or automatically vest during the Lock-Up Period, in each case on a “cashless” or “net exercise” basis. Holder further agrees to execute such agreements as may be reasonably requested by the Company that are consistent with the foregoing or that are necessary to give further effect thereto.

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(d) If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, until the end of the Lock-Up Period (i) the Company may impose stop-transfer instructions with respect to the Restricted Securities of Holder (and Permitted Transferees and assigns thereof), and (ii) the Company’s Board of Directors shall refuse to register the transfer of such Restricted Securities.

(e) During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF DECEMBER 8, 2022, BY AND AMONG MODULEX MODULAR BUILDINGS PLC (THE “ISSUER”), PHP VENTURES ACQUISITION CORP., AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN INCLUDING THE REGISTERED OWNER OF THE SHARES REPRESENTED BY THE CERTIFICATE. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(f) For the avoidance of any doubt, Holder shall retain all of its rights as a shareholder of the Company during the Lock-Up Period, including the right to vote any Restricted Securities.

2. Miscellaneous.

(a) Termination of Business Combination Agreement. This Agreement shall be binding upon Holder upon Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. Notwithstanding anything to the contrary contained herein, in the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

(b) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all rights and obligations of Holder are personal to Holder and may not be transferred or delegated by Holder at any time, except as expressly permitted under Section 1 hereof. The Company may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Holder.

3

(c) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d) Governing Law; Jurisdiction. This Agreement and any dispute or controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof, except that any provisions of this Agreement that are expressly or otherwise required to be governed by English Law, shall be governed by English Law (without giving effect to choice of law principles thereof). All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in the State of Delaware (or in any appellate courts thereof) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 2(g). Nothing in this Section 2(d) shall affect the right of any party to serve legal process in any other manner permitted by applicable law.

(e) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2(E).

(f) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or” in this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

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(g) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email or other electronic means, with affirmative confirmation of receipt, (iii) two (2) Business Days after being sent, if sent by reputable, internationally recognized overnight courier service that provides evidence of delivery or attempted delivery or (iv) four (4) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the PHP Ventures:	with a copy (which will not constitute notice) to:

PHP Ventures Acquisition Corp.	Nelson Mullins Riley & Scarborough LLP
T 10-06, Level 10	101 Constitution Avenue, NW. Suite 900
Corporate Tower Subang Square	Washington, D.C. 20001
Jalan SS15/4G	Attn:	Andrew M. Tucker
Subang Jaya		Angela Hart-Edwards
47500 Selangor, Malaysia	Telephone No.: (202) 689-2800
Attn: Marcus Choo Yeow Ngoh, Chief Executive Officer	Email: andy.tucker@nelsonmullins.com angela.hartedwards@nelsonmullins.com
Telephone No.: +60 3 5888 8485
Email: marcusngoh@yahoo.com

If to the Company:	with a copy (which will not constitute notice) to:

Modulex Modular Buildings Plc	Rimon Law
16 Berkeley Street	1990 K Street NW Suite 420
Mayfair, London W1J 8DZ	Washington, DC 20006
United Kingdom	Attn.:	Debbie A. Klis
Attn: Suchit Punnose, Chief Executive Officer		Debra Vernon
Tel.: +44 (0) 20 7183 3710	Tel.:	202-935-3390
Email: suchit@redribbon.co	Email:	debbie.klis@rimonlaw.com debra.vernon@rimonlaw.com

If to Holder, to: the address set forth below Holder’s name on the signature page to this Agreement.

(h) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of (i) the Company’s board of directors, (ii) a majority of the Disinterested Independent Directors (as defined below), and (iii) Holder. For purposes of this Agreement, a “Disinterested Independent Director” means an independent director (as defined under Nasdaq rules) serving on the Company’s board of directors at the applicable time of determination and that is otherwise disinterested in this Agreement (i.e., such independent director is not a pre-Closing Company shareholder, an Affiliate of a pre-Closing Company shareholder, or an officer, director, manager, employee, trustee or beneficiary of a pre-Closing Company shareholder or its Affiliate, nor an immediate family member of any of the foregoing). Without limiting the foregoing, in the event that a pre-Closing Company shareholder or its Affiliate serves as a director, officer, employee or other authorized agent of the Company, the pre-Closing Company shareholder or its Affiliate shall have no authority, express or implied, to act or make any determination on behalf of the Company in connection with this Agreement or any dispute, action or legal proceeding respect hereto. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

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(i) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(j) Specific Performance. Each party acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by a party hereto, money damages will be inadequate, and the other parties will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the adversely affected parties shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(k) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Business Combination Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of any party hereto under any other agreement or any certificate or instrument delivered in connection with the Business Combination Agreement, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies or any of the obligations under this Agreement.

(l) Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(m) Counterparts. This Agreement may also be executed and delivered by electronic means, including DocuSign, email or scanned pages or in portable document format, in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

6

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Company:

MODULEX MODULAR BUILDINGS PLC

By:

Name:

Title:

PHP Ventures:

PHP VENTURES ACQUISITION CORP.

By:

Name:

Title:

[Additional Signatures on the Following Pages]

[Signature Page to Lock-Up Agreement]

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Holder:

Name of Holder:

By:

Name:

Title:

Number of Company Ordinary Shares: ________________________

Number of Company Ordinary Shares Underlying Continuing Company Options: _________________________

Address for Notice:

Address:

Telephone No.:

Email:

[Signature Page to Lock-Up Agreement]

Exhibit C

DATED	2022

[name of shareholder] (1)

- and -

MODULEX MODULAR BUILDINGS PLC (2)

LOCK-IN DEED

MEMERY CRYSTAL

165 FLEET STREET

LONDON EC4A 2DY

TEL: 020 7242 5905

FAX: 020 7242 2058

REF: SR/GS/MEM/6/164

THIS DEED is made on                                                 2022

BETWEEN:

1)	[Name of shareholder] of [address of shareholder] (“Locked-in Party”); and

2)	MODULEX MODULAR BUILDINGS PLC (incorporated and registered in England and Wales with company number 07291662) whose registered office is at 16 Berkeley Street, London, England, W1J 8DZ (the “Company”).

RECITALS:

(A)	On or around the date of this agreement, the Company has entered into or will be entering into agreements relating to a “De-SPAC” transaction as a result of which, the Company’s shares will be registered (and become tradeable on) the NASDAQ exchange in the USA. (B) Whilst significant shareholders of the Company will be entering into similar lock-in undertakings for a period of three years from the Effective Time (as defined below), the Company requires its smaller shareholders to undertake not to sell 75% of their shares in the Company for a period of two years from the Effective Time in order to provide market support for the share price.

(B)	Subject to the terms and conditions of this Deed, the Locked-in Party has agreed not to dispose of his Locked-In Shares.

IT IS AGREED as follows:

1.	Interpretation

1.1	In this Deed unless otherwise defined in the Business Combination Agreement or as the context requires:

Adverse Interest	any option, lien, mortgage, pledge, charge, trust, any right or other Interest of any third party and any other encumbrance of any kind;

Business Day	a day (excluding a Saturday, Sunday and public holidays) on which banks in London are generally open for business;

Companies Act	Companies Act 2006 (as amended from time to time);

Disposal

directly or indirectly, unconditionally or conditionally, creating or granting an Adverse Interest over, swapping, assigning, selling, transferring, subscribing or otherwise disposing, of Locked-In Shares, including agreeing to do the same and “Dispose” shall be construed accordingly;

Effective Time	means the date on which the Ordinary Shares first become listed on NASDAQ;
Family Member	means the spouse, civil partner, co-habitee, child, step-child, sibling, parent or grandchild of the Locked-in Party;
Interest	an interest as interpreted in accordance with sections 820 to 824 of the Companies Act (inclusive);
Lock-in Period

the period commencing at the Effective Time and ending at 5.00 pm on the second anniversary of that date or, if earlier, the date on which a Disposal occurs in accordance with Clause 4.1 (a) to (b) or Clause 4.1 (e) to (g).

Locked-In Shares

75% of those Ordinary Shares legally and/or beneficially owned by the Locked-in Party and any shares in the capital of the Company resulting from a consolidation, sub-division or re-classification of such Ordinary Shares;

Ordinary Shares	ordinary shares in the capital of the Company (or any shares in the capital of the Company arising from any consolidation, sub-division or re-classification of such shares);
parties	the parties to this Deed, and “party” shall mean any one of them; and
Takeover Code	the City Code on Takeovers and Mergers.

1.2	In this Deed, where the context admits:

(a)	any reference in this Deed to a Clause, a sub-Clause, is to a Clause, sub-Clause of this Deed respectively;

(b)	words denoting persons include corporations and unincorporated associations and partnerships and vice versa;

(c)	references to the masculine include the feminine and neuter and words denoting the singular include the plural and vice versa;

(d)	headings are for ease of reference only and do not affect its construction or interpretation; and

(e)	all times referred to are references to the time in London, United Kingdom.

2.	Condition

This Deed is conditional upon the Ordinary Shares becoming listed on Nasdaq by not later than 8.00 a.m. on 3 February 2023 (or such later date as the parties may agree)].

3.	Undertaking

Save for the circumstances set out in Clause 4.1, the Locked-in Party confirms, agrees and undertakes to the Company that he will not, directly or indirectly, Dispose of any Interest in the Locked-In Shares during the Lock-in Period.

4.	Exceptions

4.1	The restriction contained in Clause 3 shall not apply to a Disposal made:

(a)	in the event of an intervening court order of competent jurisdiction or as required by law; or

(b)	by the personal representatives of a Locked-in Party in the event of his death during the Lock-in Period; or

(c)	to a Family Member, provided that:

(i)	prior to the making of any Disposal pursuant to this clause (i), the Family Member shall have agreed to be bound by the restrictions of this Deed as if it were the transferor, by the execution and delivery to the Company of a deed of adherence;

(ii)	in the event of the death of any such Family Member, any such interest in the Locked-in Shares or other securities will be transferred to either:

(A)	the original Locked-in Party from whom they were transferred; or

(B)	another Family Member of such Locked-in Party who shall have agreed to be bound by the restrictions of this Deed as if it were the transferor, by the execution and delivery to the Company of a deed of adherence;

(d)	a Disposal by a Locked-in Party to a trustee (or another person on behalf of the trustee) of a trust established by such Lock-in Party or upon a change of any trustees of such trust provided that there are no persons beneficially interested in the trust other than the Locked-in Party making the Disposal and/or any Family Member, and that such transferee has agreed to be bound by the restrictions of this Deed as if it were the transferor, by the execution and delivery to the Company of a deed of adherence;

(e)	in acceptance of a general offer made to all holders of Ordinary Shares for the time being made in accordance with the Takeover Code;

(f)	or arising in respect of a scheme of arrangement or analogous procedure in respect of the share capital of the Company;

(g)	pursuant to any offer by the Company to purchase its own Ordinary Shares which is made as identical terms to all holders of Ordinary Shares.

4.2	Any proposed sale, transfer or other Disposal contemplated by Clause 4.1 shall be notified in advance to the Company in writing at least five Business Days prior to the entry into of any agreement relating to the same and, as regards any transfer to a personal representative pursuant to Clause 4.1(b), as soon after such transfer as shall be practicable.

5.	Other Dealing Restrictions

The provisions of this Deed are without prejudice to any restrictions on dealings in securities of the Company to which the Locked-in Party may be subject pursuant to any applicable law or regulation, including but not limited to the Criminal Justice Act 1993, the Financial Services and Markets Act 2000 (as amended) and the Market Abuse Regulation (596/2014/EU) as it forms part of the law of England and Wales by virtue of the European Union (Withdrawal) Act 2018, as amended by UK legislation from time to time.

6.	Warranties

6.1	The Locked-in Party hereby warrants and confirms to the Company that:

(a)	at the Effective Time, he is the legal and beneficial owner of such [number] of Ordinary Shares free from any Adverse Interest; and

(b)	the execution and delivery or performance of this Deed and any obligation under it will not conflict with or constitute or result in a breach of or default under or require the consent of a person under any agreement, arrangement or obligation to which he is a party.

7.	Confidentiality

Each of the parties hereto hereby severally agrees and undertakes with and represents and warrants to each other as separate agreements undertakings representations and warranties that, except in so far as disclosure is required by the rules and regulations of the Takeover Code, or any regulatory authority or by any applicable law, he will not at any time hereafter divulge or communicate to or cause or enable any person to become aware of the content of this Deed except with the prior written consent of each other party, such consent not to be unreasonably withheld or delayed.

8.	Remedies

8.1	The Locked-in Party acknowledges and agrees that if they breach any provision of this Deed or if any other party has reasonable grounds for anticipating a prospective breach of any such provision may occur:

(a)	damages may not be a wholly adequate remedy for such breach or prospective breach; and

(b)	the appropriate remedy may be an injunction, specific performance or other equitable relief (in addition to or instead of damages).

9.	Notices

9.1	Any notice or other document to be served under this Deed must be in writing and may be delivered, by hand or courier, email, or sent by pre-paid first class post to the party to be served at that party’s address set out in this Deed or at such other address as the recipient may have previously notified to the sender in accordance with this Clause 9.1, in the case of service by email, to the following:

Locked-in Party

By email to: [shareholder email address]

Company

By email to: suchit@redribbon.co

9.2	Any notice or document shall be deemed served:

(a)	if delivered (by courier or hand), at the time of delivery or on the next succeeding Business Day if not a Business Day; or

(b)	if posted, forty-eight hours after posting or on the next succeeding Business Day if not a Business Day; or

(c)	if posted, from or to any place outside the United Kingdom, five Business Days after posting; or

(d)	if sent by email, on the day of transmission.

10.	Further Assurance

At any time after the date of this Deed, the Locked-in Party shall, and shall use his reasonable endeavours to procure that any necessary third party shall, execute such documents and do such acts and things as the Company may reasonably require for the purpose of giving full effect to all provisions of, and to give the Company the full benefit of all the provisions of this Deed in relation to the obligations of the Locked-in Party.

11.	Assignment

11.1	None of the rights or obligations of any party under this Deed may be assigned or transferred without the prior written consent of all the parties and any such purported assignment or transfer shall be void.

11.2	This Deed shall operate for the benefit of the Company and its respective successors in title. The obligations of the Locked-in Party under this Deed shall be binding on his estate and personal representatives.

12.	General

12.1	This Deed and any dispute or claim arising out of or in connection with this Deed or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of England and Wales.

12.2	Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Deed or its formation (including non-contractual disputes or claims).

12.3	If any provision in this Deed shall be held to be illegal, invalid or unenforceable, in whole or in part under any enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Deed but the legality, validity and enforceability of the remainder of this Deed shall not be affected.

12.4	Save as expressed in this Deed, a person who is not a party to this Deed shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

12.5	No variation of this Deed shall be effective unless in writing and signed and delivered by or on behalf of each of the parties.

12.6	This Deed may be executed as two or more documents in the same form and execution by all the parties of at least one of such documents will constitute due execution of this Deed.

IN WITNESS whereof this document has been duly executed as a deed which has been delivered by the Locked-in Party and the Company on the day and year first above written.

EXECUTED and DELIVERED as a Deed by	)
MODULEX MODULAR BUILDINGS PLC	)
acting by a director in the presence of:	)

Witness signature:

Witness Name:

Witness Address:

Witness Occupation:

EXECUTED and DELIVERED a Deed by	)
[●]	)
[acting by a director] in the presence of:	)

Witness signature:

Witness Name:

Witness Address:

Witness Occupation:

Exhibit D

MODULEX MODULAR BUILDINGS PLC

GLOBAL EQUITY INCENTIVE PLAN

1. Purpose. The purpose of the Modulex Modular Buildings Plc Global Equity Incentive Plan is to provide a means through which the Company and its Affiliates may attract and retain key personnel and to provide a means whereby Directors, officers, Employees, and Consultants of the Company and its Affiliates can acquire and maintain an equity interest in the Company, or be paid incentive compensation, which may be measured by reference to the value of Ordinary Shares, thereby strengthening their commitment to the welfare of the Company and its Affiliates and aligning their interests with those of the Company’s shareholders.

2. Definitions. The following definitions shall be applicable throughout the Plan:

(A) “Affiliate” means (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.

(B) “Award” means, individually or collectively, any Stock Option, Stock Appreciation Right, Restricted Stock Unit, Stock Bonus Award, and Performance Compensation Award granted under the Plan.

(C) “Award Agreement” means a written or electronic agreement between the Company and a Participant setting forth the terms, conditions and restrictions of the Award granted to the Participant

(D) “Board” means the Board of Directors of the Company.

(E) “Business Combination” has the meaning given such term in the definition of “Change in Control.”

(F) “Cause” means, in the case of a particular Award, unless the applicable Award Agreement or the Participant’s employment agreement with the Company states otherwise, the Company’s termination of the Participant’s employment with the Company as a result of: (i) fraud, embezzlement or other willful act of material dishonesty by the Participant in connection with or relating to the Participant’s employment with the Company; (ii) theft or misappropriation of property, information or other assets by the Participant in connection with the Participant’s employment with the Company which results in or could reasonably be expected to result in material loss, damage or injury to the Company, its goodwill, business or reputation; (iii) the Participant’s commission, guilty plea, no contest plea or similar plea for any felony or crime involving moral turpitude; (iv) the Participant’s use of alcohol or drugs while working that materially interferes with the Participant’s duties under this Agreement; (v) material breach of a material Company policy, or material breach of a Company policy that results in or could reasonably be expected to result in material loss, damage or injury to the Company, its goodwill, business or reputation; (vi) the Participant’s material breach of any of Participant’s obligations under this Agreement; or (vii) the Participant’s repeated insubordination, or refusal (other than as a result of a Disability or physical or mental illness) to carry out or follow specific reasonable and lawful instructions, duties or assignments given by the Board which are consistent with the Participant’s position with the Company. Additionally, in the event that the basis for Cause is, in the reasonable good faith determination of the Company not reasonably subject to cure, then such thirty (30) days’ prior notice of termination for Cause shall not be required, and such termination shall be effective on the date the Company delivers notice of such termination for Cause.

(G) “Change in Control” shall, in the case of a particular Award, unless the applicable Award Agreement states otherwise or contains a different definition of “Change in Control,” be deemed to occur upon:

(i) Any sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the assets of the Company;

(ii) Any “Person” as such term is used in Section 13(d) and Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) becomes, directly or indirectly, the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act of securities of the Company that represent more than 50% of the combined voting power of the Company’s then outstanding voting securities (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 2(F)(ii), the following acquisitions shall not constitute a Change in Control: (a) any acquisition directly from the Company principally for bona fide equity financing purposes, (b) any acquisition by the Company, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, (d) any acquisition by any corporation pursuant to a transaction that complies with Sections 2(F)(iv)(a) and 2(F)(iv)(b), and (e) any acquisition involving beneficial ownership of less than 50% of the then-outstanding Ordinary Shares (the “Outstanding Company Ordinary Shares”) or the Outstanding Company Voting Securities that is determined by the Board, based on review of public disclosure by the acquiring Person with respect to its passive investment intent, not to have a purpose or effect of changing or influencing the control of the Company; provided, however, that for purposes of this clause (e), any such acquisition in connection with (x) an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents or (y) any “Business Combination” (as defined below) shall be presumed to be for the purpose or with the effect of changing or influencing the control of the Company;

(iii) During any period of not more than two (2) consecutive years, individuals who constitute executive director of the Board as of the beginning of the period (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming an executive director subsequent to the beginning of such period, whose election or nomination for election was approved by a vote of at least two-thirds of the Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) will be an Incumbent Director; provided, however, that no individual initially elected or nominated as an executive director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board will be deemed to be an Incumbent Director;

(iv) Consummation of a merger, amalgamation or consolidation (a “Business Combination”) of the Company with any other corporation, unless, following such Business Combination, (a) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Ordinary Shares and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding ordinary shares (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Ordinary Shares and the Outstanding Company Voting Securities, as the case may be, and (b) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination;

(v) Shareholder approval of a plan of complete liquidation of the Company.

2

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions. In addition, if any Person (as defined above) is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered to cause a Change in Control.

(H) “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations, or guidance.

(I) “Committee” means a committee of at least two (2) people as the Board may appoint to administer the Plan or, if no such committee has been appointed by the Board, the Board.

(J) “Company” means Modulex Modular Buildings Plc, a company registered in England and Wales with company number 07291662.

(K) “Consultant” means any person, including an advisor, consultant or agent, engaged by the Company or a Parent or Subsidiary to render services to such entity or who renders, or has rendered, services to the Company, or any Parent, Subsidiary or affiliate and is compensated for such services.

(L) “Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.

(M) “Director” means a member of the Board.

(N) “Disability” means the inability of the Participant to perform the Participant’s material duties hereunder with a reasonable accommodation due to a physical or mental injury, infirmity or incapacity for one hundred and twenty (120) days (including weekends and holidays) in any three hundred sixty-five (365) day period. The Participant shall cooperate with the Company if a question arises as to whether the Participant has become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists reasonably selected by the Company and authorizing such medical doctors and other health care specialists to discuss the Participant’s condition with the Company).

(O) “Effective Date” means the date means the date on which the Plan is approved by the shareholders of the Company.

(P) “Eligible Director” means a person who is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

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(Q) “Eligible Person” with respect to an Award denominated in Ordinary Shares, means any (i) Employee; provided, however, that no such employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that such eligibility is set forth in such collective bargaining agreement which includes rules regarding equity entitlement or in an agreement or instrument relating thereto; (ii) Director of the Company or an Affiliate; (iii) Consultant to the Company or an Affiliate; provided that if the Securities Act applies such persons must be eligible to be offered securities registrable on Form S-8 under the Securities Act; or (iv) prospective employees, directors, officers, consultants or advisors who have accepted offers of employment or consultancy from the Company or its Affiliates (and would satisfy the provisions of clauses (i) through (iii) above once he or she begins employment with or begins providing Services to the Company or its Affiliates).

(R) “Employee” means any person, including officers and Directors, employed by the Company or any Affiliate or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company

(S) “Exchange Act” has the meaning given such term in the definition of “Change in Control,” and any reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

(T) “Exchange Program” means a program under which outstanding Awards are amended to provide for a lower Exercise Price or surrendered or cancelled in exchange for (i) Awards with a lower Exercise Price, (ii) a different type of Award or awards under a different equity incentive plan, (iii) cash, or (iv) a combination of (i), (ii) and/or (iii). Notwithstanding the preceding, the term Exchange Program does not include (a) any action taken in connection with Section 13 or with a Change in Control transaction nor (b) any transfer or other disposition permitted under Section 15(C). For clarity, each of the actions described in the prior sentence, none of which constitute an Exchange Program, may be undertaken (or authorized) by the Committee in its sole discretion without approval by the Company’s shareholders.

(U) “Exercise Price” has the meaning given such term in Section 7(B) .

(V) “Fair Market Value” means, as of any date, the value of Ordinary Shares determined as follows:

(i) If the Ordinary Shares are listed on any established stock exchange or a national market system will be the closing sales price for such shares (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(ii) If the Ordinary Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Ordinary Share will be the mean between the high bid and low asked prices for the Ordinary Shares on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(iii) In the absence of an established market for the Ordinary Shares, the Fair Market Value will be determined in good faith by the Committee.

(W) “Immediate Family Members” shall have the meaning set forth in Section 16(B).

(X) “Indemnifiable Person” shall have the meaning set forth in Section 4(E).

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(Y) “Mature Shares” means Ordinary Shares owned by a Participant that are not subject to any pledge or security interest and that have been either previously acquired by the Participant on the open market or meet such other requirements, if any, as the Committee may determine are necessary in order to avoid an accounting earnings charge on account of the use of such shares to pay the Exercise Price or satisfy a tax or deduction obligation of the Participant.

(Z) “Option” means an Award granted under Section 7.

(AA) “Option Period” has the meaning given such term in Section 7(C).

(BB) “Ordinary Shares” means the ordinary shares of the Company (and any shares or other securities into which such ordinary shares may be converted or into which they may be exchanged).

(CC) “Other Cash-Based Award” shall mean a right or other interest granted to a Participant pursuant to Section 11 other than an Other Stock-Based Award.

(DD) “Other Stock-Based Award” shall mean a right or other interest granted to a Participant, valued in whole or in part by reference to, or otherwise based on, or related to, Ordinary Shares pursuant to Section 11 including but not limited to (i) unrestricted Ordinary Shares awarded as a bonus or upon the attainment of performance goals or otherwise as permitted under the Plan, and (ii) a right granted to a Participant to acquire Ordinary Shares from the Company containing terms and conditions prescribed by the Committee.

(EE) “Outstanding Company Ordinary Shares” has the meaning given such term in the definition of “Change in Control.”

(FF) “Outstanding Company Voting Securities” has the meaning given such term in the definition of “Change in Control.”

(GG) “Participant” means an Eligible Person selected by the Committee to participate in the Plan and to receive an Award pursuant to Section 6.

(HH) “Performance Compensation Award” shall mean any Award designated by the Committee as a Performance Compensation Award pursuant to Section 11.

(II) “Performance Criteria” shall mean the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award under the Plan.

(JJ) “Performance Formula” shall mean, for a Performance Period, the one or more formulae applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.

(KK) “Performance Goals” shall mean, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.

(LL) “Performance Period” shall mean the one (1) or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Compensation Award.

(MM) “Permitted Transferee” shall have the meaning set forth in Section 16(b).

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(NN) “Person” has the meaning given such term in the definition of “Change in Control.”

(OO) “Plan” means this Modulex Modular Buildings Plc Global Equity Incentive Plan, as amended from time to time.

(PP) “Qualifying Termination” means, except as otherwise provided by the Committee as set forth in the Award, the occurrence of either a termination of a Participant’s employment by the Company without Cause or for Good Reason, in either case, occurring on or within the twelve (12)-month period (or such other period specified in the applicable Award Agreement) following the consummation of a Change in Control.

(QQ) “Restricted Stock Unit” means an unfunded and unsecured promise to deliver Ordinary Shares, cash, other securities, or other property, subject to certain performance or time-based restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous Services for a specified period of time), granted under Section 9.

(RR) “Retirement” means, in the case of a particular Award, the definition set forth in the applicable Award Agreement.

(SS) “SAR Period” has the meaning given such term in Section 8(b).

(TT) “Securities Act” means the U.S. Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, rules, regulations, or guidance.

(UU) “Service” means a Participant’s employment or Service with the Company or Subsidiary, whether in the capacity of an Employee, a Director or a Consultant. Unless otherwise provided by the Board, a Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders such Service or a change in the Company or Subsidiary for which the Participant renders such Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, a Participant’s Service shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company. However, unless otherwise provided by the Board, if any such leave taken by a Participant exceeds ninety (90) days, then on the ninety-first (91st) day following the commencement of such leave the Participant’s Service shall be deemed to have terminated, unless the Participant’s right to return to Service is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, an unpaid leave of absence shall not be treated as Service for purposes of determining vesting under the Participant’s Award Agreement. Except as otherwise provided by the Board, in its discretion, the Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the business entity for which the Participant performs Service ceasing to be a Subsidiary. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of and reason for such termination.

(VV) “Share Appreciation Right” or “SAR” means an Award granted under Section 8.

(WW) “Share Bonus Award” means an Award granted under Section 10.

(XX) “Strike Price” means, except as otherwise provided by the Committee in the case of Substitute Awards, (i) in the case of a SAR granted in tandem with an Option, the Exercise Price of the related Option, or (ii) in the case of a SAR granted independent of an Option, the share value set at the discretion of the Board.

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(YY) “Subsidiary” means, with respect to any specified Person:

(i) any corporation, association or other business entity of which more than 50% of the total voting power of shares (without regard to the occurrence of any contingency and after giving effect to any voting agreement or shareholders’ agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(ii) any partnership (or any comparable foreign entity (a) the sole general partner (or functional equivalent thereof) or the managing general partner of which is such Person or Subsidiary of such Person or (b) the only general partners (or functional equivalents thereof) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

(ZZ) “Substitute Award” has the meaning given such term in Section 5(e).

3. Effective Date; Duration. The Plan shall be effective as of the Effective Date. The expiration date, on and after which date no Awards may be granted hereunder, shall be the tenth anniversary of the Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions shall continue to apply to such Awards.

4. Administration.

(A) Administration by Committee. The Committee shall administer the Plan. To the extent required to comply with the applicable provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan), it is intended that each member of the Committee shall, at the time he or she takes any action with respect to an Award under the Plan, be an Eligible Director. However, the fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

(B) Committee Authority. Subject to the provisions and applicable law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan or by the Board, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Ordinary Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the Exercise Price for Options and Strike Price for SARs; (v) determine the form of Award Agreement and the terms and conditions of any Award; (vi) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Ordinary Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vii) determine whether, to what extent, and under what circumstances the delivery of cash, Ordinary Shares, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (viii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (ix) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration; (x) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards, including, but not limited to, upon a Qualifying Termination; (xi) to institute and determine the terms and conditions of an Exchange Program; provided, however, that the Committee shall not implement an Exchange Program without the approval of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at any annual or special meeting of Company’s shareholders; and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration .

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(C) Delegation of Authority. The Committee may delegate to one or more officers of the Company or any Affiliate the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election that is the responsibility of or that is allocated to the Committee herein, and that may be so delegated as a matter of law, except for grants of Awards to persons subject to Section 16 of the Exchange Act.

(D) Conclusive and Binding. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons or entities, including, without limitation, the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any shareholder of the Company.

(E) Indemnification. No member of the Board, the Committee, delegate of the Committee or any employee or agent of the Company (each such person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award hereunder. Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts or omissions of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Articles of Incorporation or Bylaws. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Indemnifiable Persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold them harmless.

(F) Board Authority. Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

5. Grant of Awards; Shares Subject to the Plan; Limitations.

(A) Type of Awards. The Committee may, from time to time, grant Options, Stock Appreciation Rights, Restricted Stock Units, Stock Bonus Awards and/or Performance Compensation Awards to one or more Eligible Persons.

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(B) Authorized Ordinary Shares. Subject to Section 13, the Committee is authorized to deliver under the Plan an aggregate of [__]1 Ordinary Shares. The number of Ordinary Shares that are subject to Options or other rights outstanding at any time under the Plan may not exceed the number of Ordinary Shares that then remain available for issuance under the Plan. The Company, during the term of the Plan, shall at all times reserve and keep available sufficient Ordinary Shares to satisfy the requirements of the Plan. Ordinary Shares offered under the Plan may be authorized but unissued shares or treasury shares.

(C) Availability of Shares. In the event that (i) any Option or other Award granted hereunder is exercised through the tendering of Ordinary Shares (either actually or by attestation) or by the withholding of Ordinary Shares by the Company, or (ii) tax or deduction liabilities arising from such Option or other Award are satisfied by the tendering of Ordinary Shares (either actually or by attestation) or by the withholding of Ordinary Shares by the Company, then in each such case the Ordinary Shares so tendered or withheld shall be added to the Ordinary Shares available for grant under the Plan on a one-for-one basis. Ordinary Shares underlying Awards under this Plan that are forfeited, cancelled, expire unexercised, or are settled in cash are available again for Awards under the Plan.

(D) Substitute Awards. Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (“Substitute Awards”). The number of Ordinary Shares underlying any Substitute Awards shall not be counted against the aggregate number of Ordinary Shares available for Awards under the Plan.

6. Eligibility. Participation shall be limited to Eligible Persons who have entered into an Award Agreement or who have received written notification from the Committee, or from a person designated by the Committee, that they have been selected to participate in the Plan.

7. Options.

(A) Generally. Each Option granted under the Plan shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each Option so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

(B) Exercise Price. The exercise price (“Exercise Price”) per Ordinary Share for each Option shall be determined by the Board, at its sole discretion, as of the Date of Grant; provided, however, that, notwithstanding any provision herein to the contrary, the Exercise Price shall not be less than the par value per Ordinary Share.

1 To equal 22% of the Ordinary Shares outstanding at the Closing. The Company will seek authority from its shareholders at forthcoming General Meeting.

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(C) Vesting and Expiration. Options shall vest and become exercisable in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten (10) years, as may be determined by the Committee (the “Option Period”); provided, however, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any Option, which acceleration shall not affect the terms and conditions of such Option other than with respect to exercisability. Unless otherwise provided by the Committee in an Award Agreement: (i) the unvested portion of an Option shall expire upon termination of employment or Service of the Participant granted the Option, and the vested portion of such Option shall remain exercisable for (a) one year following termination of employment or Service by reason of such Participant’s death or disability (as determined by the Committee), but not later than the expiration of the Option Period or (b) ninety (90) days following termination of employment or Service for any reason other than such Participant’s death or disability, and other than such Participant’s termination of employment or Service for Cause, but not later than the expiration of the Option Period; and (ii) both the unvested and the vested portion of an Option shall expire upon the termination of the Participant’s employment or Service by the Company for Cause. If the Option would expire at a time when the exercise of the Option would violate applicable securities laws, the expiration date applicable to the Option will be automatically extended to a date that is thirty (30) calendar days following the date such exercise would no longer violate applicable securities laws; provided, that in no event shall such expiration date be extended beyond the expiration of the Option Period.

(D) Method of Exercise and Form of Payment. No Ordinary Shares shall be delivered pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any taxes required to be withheld or paid. Options that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Option accompanied by payment of the Exercise Price. The Exercise Price shall be payable (i) in cash, check, cash equivalent and/or Ordinary Shares valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of Ordinary Shares in lieu of actual delivery of such shares to the Company); provided that such Ordinary Shares are not subject to any pledge or other security interest and are Mature Shares and; (ii) by such other method as the Committee may permit in accordance with applicable law, in its sole discretion, on a case by case basis, including without limitation: (a) in other property having a Fair Market Value on the date of exercise equal to the Exercise Price or (b) if there is a public market for the Ordinary Shares at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered a copy of irrevocable instructions to a stockbroker to sell the Ordinary Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price or (c) by a “net exercise” method whereby the Company withholds from the delivery of the Ordinary Shares for which the Option was exercised that number of Ordinary Shares having a Fair Market Value equal to the aggregate Exercise Price for the Ordinary Shares for which the Option was exercised. No fractional Ordinary Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Ordinary Shares, or whether such fractional Ordinary Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(E) Compliance with Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner that the Committee determines would violate the applicable laws of the jurisdiction in which the Company is incorporated, the applicable rules and regulations of the Securities and Exchange Commission, or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.

8. Stock Appreciation Rights.

(A) Generally. Each SAR granted under the Plan shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each SAR so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Any Option granted under the Plan may include tandem SARs. The Committee also may award SARs to Eligible Persons independent of any Option.

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(B) Strike Price. The Strike Price for each SAR shall be set by the Board, at its sole discretion, as of the Date of Grant.

(C) Vesting and Expiration. A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall vest and become exercisable and shall expire in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten (10) years, as may be determined by the Committee (the “SAR Period”); provided, however, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any SAR, which acceleration shall not affect the terms and conditions of such SAR other than with respect to exercisability. Unless otherwise provided by the Committee in an Award Agreement: (i) the unvested portion of a SAR shall expire upon termination of employment or Service of the Participant granted the SAR, and the vested portion of such SAR shall remain exercisable for (a) one (1) year following termination of employment or Service by reason of such Participant’s death or disability (as determined by the Committee), but not later than the expiration of the SAR Period or (b) ninety (90) days following termination of employment or Service for any reason other than such Participant’s death or disability, and other than such Participant’s termination of employment or Service for Cause, but not later than the expiration of the SAR Period; and (ii) both the unvested and the vested portion of a SAR shall expire upon the termination of the Participant’s employment or Service by the Company for Cause. If the SAR would expire at a time when the exercise of the SAR would violate applicable securities laws, the expiration date applicable to the SAR will be automatically extended to a date that is thirty (30) calendar days following the date such exercise would no longer violate applicable securities laws; provided, that in no event shall such expiration date be extended beyond the expiration of the SAR Period.

(D) Method of Exercise. SARs that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded. Notwithstanding the foregoing, if on the last day of the Option Period (or in the case of a SAR independent of an Option, the SAR Period), the Fair Market Value exceeds the Strike Price, the Participant has not exercised the SAR or the corresponding Option (if applicable), and neither the SAR nor the corresponding Option (if applicable) has expired, such SAR shall be deemed to have been exercised by the Participant on such last day and the Company shall make the appropriate payment therefor.

(E) Payment. Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of shares subject to the SAR that are being exercised multiplied by the excess, if any, of the Fair Market Value of an Ordinary Share on the exercise date over the Strike Price, less an amount equal to any taxes required to be withheld or paid. The Company shall pay such amount in cash, in Ordinary Shares valued at Fair Market Value, or any combination thereof, as determined by the Committee. No fractional Ordinary Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Ordinary Shares, or whether such fractional Ordinary Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

9. Restricted Stock Units.

(A) Generally. Each grant of Restricted Stock Units shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each such grant shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

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(B) Vesting. Unless otherwise provided by the Committee in an Award Agreement, the unvested portion of the Restricted Stock Units shall terminate and be forfeited upon termination of employment or Service of the Participant for any reason.

(C) Settlement of Restricted Stock Units. Unless otherwise provided by the Committee in an Award Agreement, upon vesting of any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or his beneficiary, without charge, an Ordinary Share for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, elect to (a) pay cash or part cash and part Ordinary Share in lieu of delivering only Ordinary Shares in respect of such Restricted Stock Units or (b) defer the delivery of Ordinary Shares (or cash or part Ordinary Shares and part cash, as the case may be) beyond the expiration of the vesting period if such delivery would result in a violation of applicable law until such time as is no longer the case. If a cash payment is made in lieu of delivering Ordinary Shares, the amount of such payment shall be equal to the Fair Market Value of the Ordinary Shares as of the date on which the vesting period lapsed with respect to such Restricted Stock Units, less an amount equal to any taxes required to be withheld or paid.

10. Stock Bonus Awards. The Committee may issue unrestricted Ordinary Shares, or other Awards denominated in Ordinary Shares, under the Plan to Eligible Persons, either alone or in tandem with other awards, in such amounts as the Committee shall from time to time in its sole discretion determine. Each Stock Bonus Award granted under the Plan shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each Stock Bonus Award so granted shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

11. Performance Compensation Awards.

(A) Generally. The Committee shall have the authority, at the time of grant of any Award described in Sections 7 through 10, to designate such Award as a Performance Compensation Award. The Committee shall have the authority to make an award of a cash bonus to any Participant and designate such Award as a Performance Compensation Award. Unless otherwise determined by the Committee, all Performance Compensation Awards shall be evidenced by an Award Agreement.

(B) Discretion of Committee with Respect to Performance Compensation Awards. The Committee shall have the discretion to establish the terms, conditions, and restrictions of any Performance Compensation Award. Regarding a particular Performance Period, the Committee shall have sole discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal (s), the kind(s) and/or level(s) of the Performance Goals(s) that is (are) to apply and the Performance Formula.

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(C) Performance Criteria. The Committee may establish Performance Criteria that will be used to establish the Performance Goal(s) for Performance Compensation Awards which may be based on the attainment of specific levels of performance of the Company (and/or one or more Subsidiaries, Affiliates, divisions, business segments or operational units, or any combination of the foregoing) and may include, without limitation, any of the following: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) revenue or revenue growth (measured on a net or gross basis); (iv) gross profit or gross profit growth; (v) operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales); (vii) cash flow (including, but not limited to, operating cash flow, free cash flow, net cash provided by operations and cash flow return on capital); (viii) financing and other capital raising transactions (including, but not limited to, sales of the Company’s equity or debt securities); (ix) earnings before or after taxes, interest, depreciation and/or amortization; (x) gross or operating margins; (xi) productivity ratios; (xii) share price (including, but not limited to, growth measures and total shareholder return); (xiii) expense targets; (xiv) margins; (xv) productivity and operating efficiencies; (xvi) customer satisfaction; (xvii) customer growth; (xviii) working capital targets; (xix) measures of economic value added; (xx) inventory control; (xxi) enterprise value; (xxii) sales; (xxiii) debt levels and net debt; (xxiv) combined ratio; (xxv) timely launch of new facilities; (xxvi) client retention; (xxvii) employee retention; (xxviii) timely completion of rollouts of new products and services; (xxix) cost targets; (xxx) reductions and savings; (xxxi) productivity and efficiencies; (xxxii) strategic partnerships or transactions; and (xxxiii) personal targets, goals or completion of projects. Any one or more of the Performance Criteria may be used on an absolute or relative basis to measure the performance of the Company and/or one or more Affiliates as a whole or any business unit(s) of the Company and/or one or more Affiliates or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Criteria may be compared to the performance of a selected group of comparison or peer companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Criteria specified in this paragraph. Any Performance Criteria that are financial metrics, may be determined in accordance with the applicable accounting principles or may be adjusted when established to include or exclude any items otherwise includable or excludable under the applicable accounting rules.

(D) Modification of Performance Goal(s). The Committee is authorized at any time to adjust or modify the calculation of a Performance Goal for such Performance Period, based on and in order to appropriately reflect any specified circumstance or event that occurs during a Performance Period, including but not limited to the following: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) unusual and/or infrequently occurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (vi) acquisitions or divestitures; (vii) discontinued operations; (viii) any other specific unusual or infrequently occurring or non-recurring events, or objectively determinable category thereof; (ix) foreign exchange gains and losses; and (x) a change in the Company’s fiscal year.

(E) Terms and Conditions to Receipt of Payment. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period. A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that: (i) the Performance Goals for such period are achieved; and (ii) all or some of the portion of such Participant’s Performance Compensation Award has been earned for the Performance Period based on the application of the Performance Formula to such achieved Performance Goals. Following the completion of a Performance Period, the Committee shall determine whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate the amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the amount of each Participant’s Performance Compensation Award actually payable for the Performance Period.

(F) Timing of Award Payments. Except as provided in an Award Agreement, Performance Compensation Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following the Committee’s determination in accordance with Section 11(E).

12. Other Stock-or Cash-Based Awards. The Committee is authorized to grant Awards to Participants in the form of Other Stock-Based Awards or Other Cash-Based Awards, as deemed by the Committee to be consistent with the purposes. The Committee may establish such other rules applicable to the Other Stock- or Cash-Based Awards as it deems appropriate, to the extent not inconsistent with the Plan or applicable laws.

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13. Changes in Capital Structure and Similar Events. In the event of (x) any dividend (other than ordinary cash dividends) or other distribution (whether in the form of cash, Ordinary Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, spin-off, split-up, split-off, combination, repurchase or exchange of Ordinary Shares or other securities of the Company, issuance of warrants or other rights to acquire Ordinary Shares or other securities of the Company, or other similar corporate transaction or event (including, without limitation, a Change in Control) that affects the Ordinary Shares, or (y) unusual or infrequently occurring events (including, without limitation, a Change in Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, such that in either case an adjustment is determined by the Committee in its sole discretion to be necessary or appropriate, then the Committee shall make any such adjustments in such manner as it may deem equitable, including without limitation any or all of the following:

(A) adjusting any or all of (i) the number of Ordinary Shares or other securities of the Company (or number and kind of other securities or other property) that may be delivered in respect of Awards or with respect to which Awards may be granted under the Plan (including, without limitation, adjusting any or all of the limitations under Section 5) and (ii) the terms of any outstanding Award, including, without limitation, (a) the number of Ordinary Shares or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate, (b) the Exercise Price or Strike Price with respect to any Award, or (c) any applicable performance measures (including, without limitation, Performance Criteria and Performance Goals);

(B) providing for a substitution or assumption of Awards in a manner that substantially preserves the applicable terms of such Awards;

(C) accelerating the exercisability or vesting of, lapse of restrictions on, or termination of, Awards or providing for a period of time for exercise prior to the occurrence of such event;

(D) modifying the terms of Awards to add events, conditions, or circumstances (including termination of employment within a specified period after a Change in Control) upon which the exercisability or vesting of or lapse of restrictions thereon will accelerate;

(E) deeming any performance measures (including, without limitation, Performance Criteria and Performance Goals) satisfied at target, maximum or actual performance through closing or such other level determined by the Committee in its sole discretion, or providing for the performance measures to continue (as is or as adjusted by the Committee) after closing;

(F) providing that for a period prior to the Change in Control determined by the Committee in its sole discretion, any Options or SARs that would not otherwise become exercisable prior to the Change in Control will be exercisable as to all Ordinary Shares subject thereto (but any such exercise will be contingent upon and subject to the occurrence of the Change in Control and if the Change in Control does not take place after giving such notice for any reason whatsoever, the exercise will be null and void) and that any Options or SARs not exercised prior to the consummation of the Change in Control will terminate and be of no further force and effect as of the consummation of the Change in Control; and

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(G) canceling any one or more outstanding Awards and causing to be paid to the holders thereof, in cash, Ordinary Shares, other securities or other property, or any combination thereof, the value of such Awards, if any, as determined by the Committee (which if applicable may be based upon the price per Ordinary Share received or to be received by other shareholders of the Company in such event), including without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Ordinary Shares subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR, respectively (it being understood that, in such event, any Option or SAR having a per share Exercise Price or Strike Price equal to, or in excess of, the Fair Market Value of an Ordinary Share subject thereto may be canceled and terminated without any payment or consideration therefor); provided, however, that in the case of any “equity restructuring”, the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

14. Amendments and Termination.

(A) Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that (i) no amendment to Section 14(B) (to the extent required by the proviso in such Section 14(B)) shall be made without shareholder approval and (ii) no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with the Company’s Articles of Association or any applicable law, tax, or regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or requirements of any securities exchange or inter-dealer quotation system on which the Ordinary Shares may be listed or quoted); provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

(B) Amendment of Award Agreements. The Committee may, to the extent consistent with the terms of any applicable Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant; provided, further, that without shareholder approval, except as otherwise permitted under Section 13, (i) no amendment or modification may reduce the Exercise Price of any Option or the Strike Price of any SAR, (ii) the Committee may not cancel any outstanding Option or SAR where the Fair Market Value of the Ordinary Shares underlying such Option or SAR is less than its Exercise Price and replace it with a new Option or SAR, another Award or cash and (iii) the Committee may not take any other action that is considered a “repricing” for purposes of the shareholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Ordinary Shares are listed or quoted.

15. General.

(A) Nontransferability.

(i) Each Award shall be exercisable only by a Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer, or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer, or encumbrance.

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(ii) Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes, to: (a) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act (collectively, the “Immediate Family Members”); (b) a trust solely for the benefit of the Participant and his or her Immediate Family Members; (c) a partnership or limited liability company whose only partners or shareholders are the Participant and his or her Immediate Family Members; or (d) any other transferee as may be approved either (1) by the Board or the Committee in its sole discretion, or (2) as provided in the applicable Award Agreement (each transferee described in clauses (a), (b), (c) and (d) above is hereinafter referred to as a “Permitted Transferee”); provided that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements .

(iii) The terms of any Award transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award Agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (a) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (b) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the Ordinary Shares to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (c) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (d) the consequences of the termination of the Participant’s employment by, or Services to, the Company or an Affiliate under the terms and the applicable Award Agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.

(B) Tax Withholding and Deductions.

(i) A Participant shall be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to deduct and withhold, from any cash, Ordinary Shares, other securities or other property deliverable under any Award or from any compensation or other amounts owing to a Participant, the amount (in cash, Ordinary Shares, other securities or other property) of any required taxes (up to the maximum statutory rate under applicable law as in effect from time to time as determined by the Committee) and deduction in respect of an Award, its grant, vesting, or exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such taxes.

(ii) Without limiting the generality of clause (i) above, the Committee may, in its sole discretion, determined on a case by case basis, permit a Participant to satisfy, in whole or in part, the foregoing tax and deduction liability by (a) the delivery of Ordinary Shares (which are not subject to any pledge or other security interest and are Mature Shares, except as otherwise determined by the Committee) owned by the Participant having a Fair Market Value equal to such liability or (b) having the Company withhold from the number of Ordinary Shares otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of shares with a Fair Market Value equal to such liability.

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(C) No Claim to Awards; No Rights to Continued Employment; Waiver. No employee of the Company, Subsidiary, or an Affiliate, or other person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or Service of the Company, a Subsidiary, or an Affiliate, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Company or any of its Subsidiaries or Affiliates may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award Agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award Agreement, notwithstanding any provision to the contrary in any written employment contract or other agreement between the Company and its Affiliates and the Participant, whether any such agreement is executed before, on or after the Date of Grant.

(D) Addenda/International Participants. The Committee may adopt such addenda to the Plan as it may consider necessary or appropriate for the purpose of granting Awards, which Awards may contain such terms and conditions as the Committee deems necessary or appropriate to accommodate differences in local law, tax policy or custom, which may deviate from the terms and conditions set forth in this Plan. The terms of any such addenda shall supersede the terms to the extent necessary to accommodate such differences but shall not otherwise affect the terms as in effect for any other purpose.

(E) Designation and Change of Beneficiary. Each Participant may file with the Committee a written designation of one or more persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon his death. A Participant may, from time to time, revoke or change his beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be his or her spouse or, if the Participant is unmarried at the time of death, his or her estate.

(F) Termination of Employment/Service. Unless determined otherwise by the Committee at any point following such event: (i) neither a temporary absence from employment or Service due to illness, vacation or leave of absence nor a transfer from employment or Service with the Company to employment or Service with a Subsidiary or an Affiliate (or vice-versa) shall be considered a termination of employment or Service with the Company, a Subsidiary, or an Affiliate; and (ii) if a Participant’s employment with the Company and its Affiliates terminates, but such Participant continues to provide services to the Company, Subsidiary and its Affiliates in a non-employee capacity (or vice-versa), such change in status shall not be considered a termination of employment with the Company, Subsidiary, or an Affiliate.

(G) Leaves of Absence/Transfer Between Locations. The Committee shall have the discretion to determine at any time whether and to what extent the vesting of Awards shall be suspended during any leave of absence; provided, however, that in the absence of such determination, vesting of Awards shall continue during any paid leave and during any unpaid leave (unless otherwise required by applicable laws). A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Participant’s employer or (ii) transfers between locations of the Company or between the Company or any Subsidiary.

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(H) No Rights as a Shareholder. Except as otherwise specifically provided in the Plan or any Award Agreement, no person shall be entitled to the privileges of ownership in respect of Ordinary Shares or other securities that are subject to Awards hereunder until such shares have been issued or delivered to that person.

(I) Government and Other Regulations.

(i) The obligation of the Company to settle Awards in Ordinary Shares or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Ordinary Shares or other securities pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the Ordinary Shares or other securities to be offered or sold under the Plan. The Committee shall have the authority to provide that all certificates for Ordinary Shares or other securities of the Company or any Affiliate delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, the federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system upon which such shares or other securities are then listed or quoted and any other applicable federal, state, local or non-U.S. laws, and, without limiting the generality of Section 9 , the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(ii) The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of Ordinary Shares from the public markets, the Company’s issuance of Ordinary Shares or other securities to the Participant, the Participant’s acquisition of Ordinary Shares or other securities from the Company and/or the Participant’s sale of Ordinary Shares to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award denominated in Ordinary Shares in accordance with the foregoing, the Company shall pay to the Participant an amount equal to the excess of (A) the aggregate Fair Market Value of the Ordinary Shares subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or delivered, as applicable), over (B) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of delivery of Ordinary Shares (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof.

(J) Nonexclusivity. Neither the adoption of this Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options or other equity-based awards otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

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(K) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on the one hand, and a Participant or other person or entity, on the other hand. No provision or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.

(L) Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.

(M) Governing Law. This Plan, and any dispute or controversy arising out of or relating to this Plan or any Awards granted under this Plan, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof, except with respect to provisions of this Plan that expressly refer to or are otherwise required to be governed by and construed in accordance with the English Law, or relate to the legality of corporate actions by the Company, shall be governed by and construed in accordance with English Law (without giving effect to choice of law principles thereof). All actions arising out of or relating to this Plan shall be heard and determined in any state or federal court located in New Castle County in the State of Delaware, or if such court does not accept venue, any other state or federal court in the State of Delaware (or in any appellate courts thereof), or in the courts of England, as applicable (collectively, the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive jurisdiction of the appropriate Specified Court for the purpose of any action arising out of or relating to this Plan brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Plan may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(N) Severability. If any provision or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder and any such Award shall remain in full force and effect.

(O) Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, amalgamation, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

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(P) Status under ERISA. It is the intent of the Company that the Plan shall not constitute an “employee benefit plan” for purposes of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

(Q) Expenses; Gender; Titles and Headings. The expenses of administering the Plan shall be borne by the Company and its Affiliates. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text , rather than such titles or headings shall control.

(R) Other Agreements. Notwithstanding the above, the Committee may require, as a condition to the grant of and/or the receipt of Ordinary Shares or other securities under an Award, that the Participant execute lock-up, shareholder or other agreements, as it may determine in its sole and absolute discretion.

(S) Erroneously Awarded Compensation. All Awards shall be subject (including on a retroactive basis) to (i) any clawback, forfeiture or similar incentive compensation recoupment policy established from time to time by the Company, (ii) applicable law, and/or (iii) the rules and regulations of the applicable securities exchange or inter-dealer quotation system on which the Ordinary Shares or other securities are listed or quoted, and such requirements shall be deemed incorporated by reference into all outstanding Award Agreements.

(T) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

(U) Corporate Records Control. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

[Signature page follows]

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IN WITNESS WHEREOF, this Modulex Modular Buildings Plc Global Equity Incentive Plan is approved and adopted by the Company and its shareholders as of the dates set forth below.

Board Approval: ___________________________________

Shareholder Approval: ______________________________

MODULEX MODULAR BUILDINGS PLC

By:

Title:

Date:

[Signature page to Modulex Modular Buildings Plc Global Equity Incentive Plan]

Exhibit E

FIRST AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

THIS FIRST AMENDMENT TO REGISTRATION RIGHTS AGREEMENT (this “Amendment”) is made and entered into as of December 8, 2022, and shall be effective as of the Closing (defined below) and subject to the condition that the Closing occurs, by and among (i) PHP Ventures Acquisition Corp., a Delaware corporation (“PHP Ventures”), (ii) Global Link Investment LLC, a Delaware limited liability company (the “Sponsor”), and (iii) Modulex Modular Buildings Plc, a company registered in England and Wales with company number 07291662 (the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Registration Rights Agreement (as defined below), and if such term is not defined in the Registration Rights Agreement, then in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, PHP Ventures and the Sponsor are parties to that certain Registration Rights Agreement dated as of August 16, 2021 (the “Registration Rights Agreement”), pursuant to which PHP Ventures granted certain registration rights to “Holders” (as such term is defined therein) with respect to certain securities of PHP Ventures;

WHEREAS, on December 8, 2022 (i) the Company, (ii) Modulex Merger Sub, a to-be-formed Cayman Islands exempted company and wholly-owned subsidiary of the Company (“Merger Sub”), and (iii) PHP Ventures entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”);

WHEREAS, immediately following the consummation of the Recapitalization, at the Effective Time, PHP Ventures shall be merged with and into Merger Sub, with Merger Sub continuing as the surviving entity and a wholly-owned subsidiary of the Company, and in connection therewith (as more thoroughly described in Section 1.8(a) of the Business Combination Agreement), the Company shall issue and allot one Company Ordinary Share for each share of PHP Ventures Class A common stock, par value $0.0001 per share (“PHP Ventures Class A Stock”) and each share of PHP Ventures Class B common stock, par value $0.0001 per share (“PHP Ventures Class B Stock,” and together with the PHP Ventures Class A Stock, the “PHP Ventures Common Stock”), in each instance, issued and outstanding immediately prior to the Effective Time, including shares of PHP Ventures Class A Stock issued in the PIPE Investment to be consummated immediately prior to the Effective Time (as more thoroughly described in Section 5.20 of the Business Combination Agreement), to the holders of PHP Ventures Common Stock in exchange for their shares of PHP Ventures Common Stock;

WHEREAS, the parties hereto desire to amend the Registration Rights Agreement to add the Company as a party and to revise certain terms in order to reflect the transactions contemplated by the Business Combination Agreement; and

WHEREAS, pursuant to Section 5.5 of the Registration Rights Agreement, the Registration Rights Agreement may be amended with the written consent of PHP Ventures and the holders of at least a majority in interest of the Registrable Securities then outstanding.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Addition of the Company as a Party; Assumption of Rights and Obligations. The parties hereby agree that, subject to the condition that the Closing occurs, effective from and after the Closing (i) all of the rights and obligations of PHP Ventures under the Registration Rights Agreement shall be assigned and delegated to the Company as the “Company” party thereto, (ii) PHP Ventures shall be released from and shall relinquish all of its obligations and rights under the Registration Rights Agreement, (iii) the Company shall assume the terms, conditions, rights and obligations of the Registration Rights Agreement, effective from and after the Closing (provided it occurs) as the “Company” party thereto, and the parties hereto hereby agree that PHP Ventures shall be released from and after the Closing (provided it occurs) from all of its obligations under the Registration Rights Agreement.

2. Amendments to Registration Rights Agreement. The Parties hereby agree to the following amendments to the Registration Rights Agreement, effective as of, and conditioned upon, the Closing:

(a) Section 1.1 of the Registration Rights Agreement is hereby amended to add the defined terms set forth in this Amendment, including without limitation the defined terms in the Preamble and Recitals hereto, and definitions incorporated by reference herein from the Business Combination Agreement.

(b) The definition of “Registrable Security” in Section 1.1 of the Registration Rights Agreement is hereby amended to include all Company Ordinary Shares and Company Warrants to be issued by the Company to the Sponsor at pursuant to the Business Combination Agreement in exchange for the securities of PHP Ventures held by the Sponsor that “Registrable Securities” under the terms of the Registration Rights Agreement, any Company Ordinary Shares issuable upon exercise or conversion of such Company Warrants and Company Rights, and any other securities of the Company or any successor entity issued to the Sponsor in consideration of (including as a stock split, dividend or distribution) or in exchange for any of such securities.

(c) All references in the Registration Rights Agreement to the Common Stock of PHP Ventures are hereby amended to instead refer to “Company Ordinary Shares” and any other securities of the Company or any successor entity issued in consideration of (including as a stock split, dividend or distribution) or in exchange for any of such securities.

(d) Section 5.1 of the Registration Rights Agreement is hereby amended to change the address for notices to the Company to: Modulex Modular Buildings Plc, 16 Berkeley Street, Mayfair, London W1J 8DZ, United Kingdom; Attn: Suchit Punnose, Chief Executive Officer; Email: suchit@redribbon.co.

(e) Section 5.4 of the Registration Right Agreement is hereby amended to replace the first paragraph with the following:

“5.4 Governing Law; Venue. This Agreement, and any dispute or controversy arising out of or relating to this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof, except with respect to provisions of this Agreement that expressly refer to or are otherwise required to be governed by and construed in accordance with the English Law, or relate to the legality of corporate actions by the Company, shall be governed by and construed in accordance with English Law (without giving effect to choice of law principles thereof). All Actions arising out of or relating to this Agreement shall be heard and determined in any state or federal court located in New Castle County in the State of Delaware, or if such court does not accept venue, any other state or federal court in the State of Delaware (or in any appellate courts thereof), or in the Courts of England, as applicable (collectively, the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive jurisdiction of the appropriate Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 5.1 of the Registration Rights Agreement, as amended hereby. Nothing in this Section 5.4 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law.”

(f) Section 5.6 of the Registration Rights Agreement is deleted in its entirety.

3. Effectiveness. This Amendment shall become effective upon the Closing. In the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Amendment and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

4. Miscellaneous.

a. Except as expressly provided in this Amendment, all other terms and provisions in the Registration Rights Agreement are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein.

b. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Registration Rights Agreement, or any other right, remedy, power or privilege of any party thereto, except as expressly set forth herein.

c. Any reference to the Registration Rights Agreement in the original Registration Rights Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Registration Rights Agreement, as amended by this Amendment (or as the Registration Rights Agreement may be further amended or modified in accordance with the terms thereof and hereof).

d. The terms of this Amendment shall be governed by, enforced and construed and interpreted in a manner consistent with the provisions of the Registration Rights Agreement, including Sections 5.4 thereof.

e. This Amendment, and any dispute or controversy arising out of or relating to this Amendment, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof, except with respect to provisions of this Amendment that expressly refer to or are otherwise required to be governed by and construed in accordance with the English Law, or relate to the legality of corporate actions by the Company, shall be governed by and construed in accordance with English Law (without giving effect to choice of law principles thereof). All Actions arising out of or relating to this Agreement shall be heard and determined in any state or federal court located in New Castle County in the State of Delaware, or if such court does not accept venue, any other state or federal court in the State of Delaware (or in any appellate courts thereof), or in the Courts of England, as applicable (collectively, the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive jurisdiction of the appropriate Specified Court for the purpose of any Action arising out of or relating to this Amendment brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Amendment, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 5.1 of the Registration Rights Agreement, as amended by this Amendment. Nothing in this Section 4(e) shall affect the right of any party to serve legal process in any other manner permitted by applicable Law.

f. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail, including pdf or any electronic signature or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, each party hereto has signed, or has caused to be signed by its officer thereunto duly authorized, this First Amendment to Registration Rights Agreement as of the date first above written.

PHP Ventures:

PHP VENTURES ACQUISITION CORP.

By:

Name:

Title:

The Company:

MODULEX MODULAR BUILDINGS PLC

By:

Name:

Title:

Sponsor:

GLOBAL LINK INVESTMENT LLC

By:

Name:

Title:

[Signature Page to First Amendment to Registration Rights Agreement]

Exhibit F

FORM OF SPONSOR VOTING AGREEMENT

This SPONSOR VOTING AGREEMENT (this “Agreement”) is entered into as of December 8, 2022, by and among Global Link Investment LLC, a Delaware limited liability company (“Sponsor”), PHP Ventures Acquisition Corp., a Delaware corporation (“PHP Ventures”), and Modulex Modular Buildings Plc, a company registered in England and Wales with company number 07291662 (the “Company”). Defined terms used but not defined in this Agreement shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).

WHEREAS, contemporaneously herewith, PHP Ventures, Modulex Merger Sub, a to-be-formed Cayman Islands exempted company and wholly-owned subsidiary of the Company (“Merger Sub”), and the Company have entered into that certain Business Combination Agreement (the “Business Combination Agreement”), pursuant to which PHP Ventures will merge with and into Merger Sub, with Merger Sub continuing as the surviving entity (the “Merger”), and as a result of which, among other matters, Merger Sub shall continue as a wholly-owned subsidiary of the Company, and, in connection therewith, each share of PHP Ventures Common Stock (including all shares of PHP Ventures Common Stock held by Sponsor) issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall be exchanged for an equal number of the Company’s Ordinary Shares, 1 pence each (the “Company Ordinary Shares”), all upon the terms and subject to the conditions set forth in the Business Combination Agreement;

WHEREAS, as of the date hereof, Sponsor owns 293,400 shares of PHP Ventures Class A common stock, par value $0.0001 per share (“PHP Ventures Class A Stock”) and 1,437,500 shares of PHP Ventures Class B common stock, par value $0.0001 per share (“PHP Ventures Class B Stock” and together with the PHP Ventures Class A Stock, the “PHP Ventures Common Stock,” all such shares of PHP Ventures Common Stock and any shares of PHP Ventures Common Stock of which ownership of record or the power to vote is hereafter acquired by Sponsor prior to the termination of this Agreement being referred to herein as the “Shares”); and

WHEREAS, in order to induce the Company and PHP Ventures to enter into the Business Combination Agreement, Sponsor is executing and delivering this Agreement to the Company.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Sponsor, the Company, and PHP Ventures hereby agree as follows:

1. Agreement to Vote. Sponsor, with respect to the Shares, hereby agrees (and agrees to execute such documents or certificates evidencing such agreement as PHP Ventures and/or the Company may reasonably request in connection therewith) to vote at the PHP Ventures Special Meeting (as defined in the Business Combination Agreement) and any meeting of the stockholders of PHP Ventures, and in any action by written consent of the stockholders of PHP Ventures related to any matters contemplated by the Business Combination Agreement and the Ancillary Documents, all of the Shares (a) in favor of the approval and adoption of the Business Combination Agreement, and the transactions contemplated by the Business Combination Agreement, the Ancillary Documents and this Agreement, (b) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the Business Combination Agreement and considered and voted upon by the stockholders of PHP Ventures (including the PHP Ventures Stockholder Approval Matters), (c) in favor of the approval and adoption of the Equity Plan, (d) for the appointment, and designation of classes if applicable, of the members of the Post-Closing Company Board of Directors, (e) in favor of the issuance of PHP Ventures Securities in the PIPE Investment, (f) in favor of any amendments required to PHP Ventures’ Organizational Documents, and (g) against any action, agreement or transaction (other than the Business Combination Agreement or the transactions contemplated thereby) or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of PHP Ventures under the Business Combination Agreement or that would reasonably be expected to result in the failure of the transactions contemplated by the Business Combination Agreement from being consummated. Sponsor acknowledges receipt and review of a copy of the Business Combination Agreement.

2. Transfer of Shares. Sponsor agrees that it shall not, directly or indirectly, except as otherwise contemplated pursuant to the Business Combination Agreement, (a) sell, assign, transfer (including by operation of law), redeem, lien, pledge, distribute, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing (unless the transferee agrees to be bound by this Agreement), (b) deposit any Shares into a voting trust, enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law), redemption or other disposition of any Shares (unless the transferee agrees to be bound by this Agreement) or (d) take any action that would have the effect of preventing or disabling Sponsor from performing its obligations hereunder.

3. Waiver. Sponsor hereby waives (and agrees to execute such documents or certificates evidencing such waiver as PHP Ventures and/or Company may reasonably request) any adjustment to the conversion ratio set forth in the certificate of incorporation of PHP Ventures of any other anti-dilution or similar protection with respect to the PHP Ventures Common Stock (whether resulting from the transactions contemplated hereby, by the Business Combination Agreement or Ancillary Document or by any other transaction consummated in connection with the transactions contemplated hereby and thereby).

4. Representations and Warranties. Sponsor represents and warrants for and on behalf of itself to PHP Ventures and the Company as follows:

(a) The execution, delivery and performance by Sponsor of this Agreement and the consummation by Sponsor of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law or Order applicable to Sponsor, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any Lien on any Shares (other than pursuant to this Agreement, or transfer restrictions under applicable securities laws or Sponsor’s Organizational Documents) or (iv) conflict with or result in a breach of or constitute a default under any provision of Sponsor’s Organizational Documents.

(b) Sponsor owns of record and has good, valid and marketable title to the Shares free and clear of any Lien (other than pursuant to this Agreement or transfer restrictions under applicable securities Laws or the Organizational Documents of Sponsor) and has the sole power (as currently in effect) to vote and has the full right, power and authority to sell, transfer and deliver such Shares, and Sponsor does not own, directly or indirectly, any other shares of PHP Ventures capital stock other than the Shares, or any options, warrants or other rights to acquire any additional shares of the capital stock of PHP Ventures, or any security exercisable for or convertible into the capital stock of PHP Ventures.

(c) Sponsor has the power, authority and capacity to execute, deliver and perform this Agreement, and this Agreement has been duly authorized, executed and delivered by Sponsor.

(d) There is no Action pending or threatened against Sponsor, or its officers, directors, employees, members, shareholders, interest holders, or other affiliates that could impair its ability to perform its obligations hereunder or consummate the transactions contemplate by this Agreement.

5. Other Covenants and Agreements.

(a) At or prior to the Effective Time, Sponsor shall deliver to the Company a duly executed copy of all Ancillary Documents to which it is a party, including without limitation the Lock-Up Agreement, First Amendment to Letter Agreement and First Amendment to Registration Rights Agreement, in the forms attached as Exhibits to the Business Combination Agreement.

(b) Sponsor agrees to and shall be bound by and subject to Section 5.14 (Confidential Information), Section 5.13 (Public Announcements), Section 5.7 (No Solicitation), and Section 8.1 (Waiver of Claims Against Trust) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if Sponsor were a direct party thereto.

(c) Sponsor hereby waives and agrees not to assert or perfect any rights of appraisal or rights to dissent from the Business Combination or Merger that Sponsor may have by virtue of ownership of the Shares and agrees not to commence or participate in any claim, derivative or otherwise, against any party to the Business Combination Agreement related to the negotiation, execution or delivery of this Agreement, the Business Combination Agreement or the transactions contemplated thereby or the Merger.

6. Termination. This Agreement and the obligations of Sponsor under this Agreement shall automatically terminate upon the earliest of: (a) the Closing; (b) the termination of the Business Combination Agreement in accordance with its terms; or (c) the mutual written agreement of the Company, the Sponsor and PHP Ventures. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement occurring prior to its termination.

7. Miscellaneous.

(a) Except as otherwise provided herein or in the Business Combination Agreement or any Ancillary Document, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7(b)):

If to PHP Ventures or the Sponsor, to:

PHP Ventures Acquisition Corp.

T 10-06, Level 10

Corporate Tower Subang Square

Jalan SS15/4G

Subang Jaya

47500 Selangor, Malaysia

Attn: Marcus Choo Yeow Ngoh, Chief Executive Officer

Telephone No.: +60 3 5888 8485

Email: marcusngoh@yahoo.com

with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Avenue, NW. Suite 900

Washington, D.C. 20001

Attn: Andrew M. Tucker

Angela Hart-Edwards

Telephone No.: (202) 689-2800

Email: andy.tucker@nelsonmullins.com

angela.hartedwards@nelsonmullins.com

If to the Company or Merger Sub:

Modulex Modular Buildings Plc

16 Berkeley Street

Mayfair, London W1J 8DZ

United Kingdom

Telephone No.: +44 (0) 20 7183 3710

Attn: Suchit Punnose, Chief Executive Officer

Email: suchit@redribbon.co

with a copy (which will not constitute notice) to:

Rimon, P.C.

1990 K Street NW, Suite 420

Washington, D.C. 20006

Attn: Debbie Klis, Debra Vernon

Telephone: (202) 935-3390

Email: debbie.klis@rimonlaw.com

debra.vernon@rimonlaw.com

(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d) This Agreement, the Business Combination Agreement and the Ancillary Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise). This Agreement may not be amended or modified in any respect, except by a written agreement executed by all of the parties hereto.

(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f) The parties hereto agree that irreparable damage may occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. Each of the parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such Order.

(g) This Agreement and any dispute or controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any federal court located in the Southern District of New York, New York (or in any appellate courts thereof) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 6(b). Nothing in this Section 6(g) shall affect the right of any party to serve legal process in any other manner permitted by applicable law.

(h) This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i) Without further consideration, each party shall use commercially reasonable efforts to execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be required or advisable to consummate the transactions contemplated by this Agreement.

(j) This Agreement shall not be effective or binding upon Sponsor until such time as the Business Combination Agreement is executed by each of the parties thereto.

(k) If, and as often as, there are any changes in PHP Ventures or the PHP Ventures Common Stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required and are agreed upon by the parties so that the rights, privileges, duties and obligations hereunder shall continue with respect to PHP Ventures, Sponsor and the Shares as so changed.

(l) Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 7(l).

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PHP Ventures:

PHP VENTURES ACQUISITION CORP.

By:

Name:

Title:

The Company:

MODULEX MODULAR BUILDINGS PLC

By:

Name:

Title:

Sponsor:

GLOBAL LINK INVESTMENT LLC

By:

Name:

Title:

[Signature Page to Sponsor Voting Agreement]

Exhibit G

FORM OF VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made as of December 8, 2022, by and among (i) Modulex Modular Buildings Plc a company registered in England and Wales with company number 07291662 (the “Company” or “Modulex”), (ii) PHP Ventures Acquisition Corp., a Delaware corporation (“PHP Ventures”), (iii) Modulex Merger Sub, a to-be-formed Cayman Islands exempted company and wholly-owned subsidiary of the Company (“Merger Sub”) and (iv) the undersigned shareholder of the Company (“Holder”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

WHEREAS, on or about the date hereof, the Company, Merger Sub and PHP Ventures, have entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”) pursuant to which (and subject to the terms and conditions set forth therein) PHP Ventures will merge with and into Merger Sub, with Merger Sub continuing as the surviving entity (the “Merger”), and as a result of which, among other matters, the Company shall issue and allot one Company Ordinary Share for each share of PHP Ventures Common Stock issued and outstanding immediately prior to the Effective Time, as set forth in the Business Combination Agreement, all upon the terms and subject to the conditions set forth in the Business Combination Agreement;

WHEREAS, as of the date hereof, Holder is the legal and beneficial owner of and the absolute record and “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of and is entitled to dispose of and vote the Company Ordinary Shares set forth on the signature page of this Agreement which shares and any additional Company Ordinary Shares (or any securities convertible into or exercisable or exchangeable for Company Ordinary Shares) in which Holder acquires record or beneficial ownership after the date hereof, including by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, are referred to as the “Shares”);

WHEREAS, the Board of Directors of the Company has (a) approved and declared advisable the Business Combination Agreement, the Ancillary Documents, the Recapitalization, the Merger and the transactions contemplated thereby (collectively, the “Transactions”), (b) determined that the Transactions are fair to and in the best interests of the Company and its shareholders (the “Company Shareholders”) and (c) recommended the approval and the adoption by the Company Shareholders of the Business Combination Agreement, the Merger, Recapitalization, the Company Restated Articles, and the other Company Shareholder Approval Matters; and

WHEREAS, as a condition to the willingness of PHP Ventures to enter into the Business Combination Agreement, and as an inducement and in consideration therefor, and in view of the valuable consideration to be received by Holder thereunder, and the expenses and efforts to be undertaken by the Company and PHP Ventures to consummate the Transactions, the Company, PHP Ventures and Holder desire to enter into this Agreement in order for Holder to provide certain assurances to PHP Ventures and the Company regarding the manner in which Holder is bound hereunder, in its capacity as a Company Shareholder, to vote the Shares during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms (the “Voting Period”), with respect to the Business Combination Agreement, the Merger, the Ancillary Documents and the Transactions.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Covenant to Vote in Favor of Transactions. Holder agrees, with respect to all of the Shares, during the Voting Period, Holder will:

(a) at each meeting of the Company Shareholders or any class or series thereof, and in each written consent or resolutions of any of the Company Shareholders in which Holder is entitled to vote or consent, Holder hereby agrees to vote (in person or by proxy), or consent to any action by written consent or resolution with respect to, as applicable, the Shares (i) in favor of, and for the adoption of, the Merger, the Business Combination Agreement, and the Consolidation of the Company Ordinary Shares (as part of the Recapitalization), (ii) in favor of the authorization of the board of directors of the Company to allot and issue Company Ordinary Shares (and any rights to subscribe for or acquire Company Ordinary Shares) pursuant to the Business Combination Agreement, the PIPE Investment, and all of the other Transactions explicitly set forth in the Business Combination Agreement; (iii) in favor of the disapplication of pre-emption rights in relation to certain of those allotments and issues of Company Ordinary Shares (and any rights to subscribe for or acquire Ordinary Shares) and the increase of the Company’s share capital accordingly; (iv) in favor of any other Ancillary Documents requiring shareholder approval pursuant to the Business Combination Agreement; (v) in favor of the Restated Company Articles as contemplated by the Business Combination Agreement; (vi) in favor of any other Company Shareholder Approval Matters which have been approved following the date hereof by the Company’s board of directors and which form part of the Required Company Shareholder Approval, (vii) in favor of the adjournment of the a general meeting of the Company, if necessary or desirable in the reasonable determination of the Company, and (viii) in favor of the election of directors pursuant to Section 5.16 of the Business Combination Agreement, provided that the exercise of the Company’s designation rights under that section has been approved by the Company’s board of directors, and provided in the case of the foregoing clauses (i), (ii), (iv) and (v), that such agreements have not been amended or modified during the Voting Period in a manner that adversely affects Holder or the Shares; and to vote the Shares in opposition to: (A) any Acquisition Proposal and any and all other proposals (x) for the acquisition of the Company, (y) that could reasonably be expected to delay or impair the ability of the Company to consummate the Merger, the Business Combination Agreement or any of the Transactions, or (z) which are in competition with or materially inconsistent with the Business Combination Agreement; (B) any change in the present capitalization or corporate structure of the Company which is inconsistent with the Recapitalization and the Business Combination Agreement; or (C) any other action or proposal involving any Target Company that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the Transactions or would reasonably be expected to result in any of the conditions to the Closing under the Business Combination Agreement not being fulfilled;

(b) except for transfers as permitted by, and in accordance with, Section 3(b) below, not to deposit, and to cause its Affiliates not to deposit, except as provided in this Agreement, any Shares owned by Holder or his/her/its Affiliates in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically required pursuant to the terms of the Business Combination Agreement, the Ancillary Documents and any of the Transactions;

(c) except as contemplated by the Business Combination Agreement or the Ancillary Documents, make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the Securities and Exchange Commission (“SEC”), or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any Company Ordinary Shares in connection with any vote or other action with respect to the Transactions, other than to recommend that the Company Shareholders vote in favor of adoption of the Business Combination Agreement and the Transactions and any other proposal the approval of which is a condition to the obligations of the Company or PHP Ventures under the Business Combination Agreement (and any actions required in furtherance thereof and otherwise as expressly provided by Section 1 of this Agreement); and

(d) without limiting Section 1(a) above, to approve and consent to the Consolidation (as part of the Recapitalization) and the Restated Company Articles (as provided in Section 1(a)(iii)) in accordance with the terms of the Business Combination Agreement, the Existing Company Articles, the Recapitalization, any such conversion to be made in connection with, and prior to, the effectiveness of the Merger, provided that such terms have not been amended or modified during the Voting Period in a manner that adversely affects Holder or the Shares.

2. Grant of Proxy. During the Voting Period, Holder, with respect to all of the Shares, hereby irrevocably grants to, and appoints the chair of the general meeting of the Company as Holder’s attorney-in-fact and proxy, with full power of substitution and resubstitution, for and in Holder’s name, to vote, or cause to be voted (including by proxy or written consent, if applicable) any Shares owned (whether beneficially or of record) by Holder, solely on the matters and in the manner specified in Section 1 above. The proxy and attorney-in-fact granted by Holder pursuant to this Section 2 are irrevocable and are granted in consideration of the parties entering into this Agreement and the Business Combination Agreement and incurring certain related fees and expenses. Holder hereby affirms that such irrevocable proxy is coupled with an interest by reason of the Business Combination Agreement and, except upon the termination of this Agreement in accordance with Section 5(a), is intended to be irrevocable. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement. Holder agrees and the Company agrees to cause the chair of the general meeting of the Company to exercise (and shall not fail to exercise), its rights as attorney-in-fact and proxy in accordance with the provisions of Section 1 of this Agreement.

3. Other Covenants.

(a) No Transfers. Except as may be permitted by this Agreement, Holder agrees that during the Voting Period it shall not, and shall cause its Affiliates not to, without the joint written consent of PHP Ventures and the Company, (i) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Shares; (ii) grant any proxies or powers of attorney with respect to any or all of the Shares; (iii) permit to exist any lien of any nature whatsoever (other than those imposed by this Agreement, applicable securities Laws or the Existing Articles, as in effect on the date hereof) with respect to any or all of the Shares; or (iv) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting Holder’s ability to perform its obligations under this Agreement. The Company hereby agrees that it shall not permit any Transfer of the Shares in violation of this Agreement. Holder agrees with, and covenants to, PHP Ventures and the Company that unless permitted by this Agreement, Holder shall not request that the Company register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Shares during the term of this Agreement without the prior written consent of PHP Ventures and the Company, and the Company hereby agrees that it shall not effect any Transfer in violation of this Agreement.

(b) Permitted Transfers. Section 3(a) shall not prohibit a Transfer of Shares by Holder (i) to any family member or trustee of a trust for the benefit of any family member, (ii) to any shareholder, member or partner of Holder, if an entity, (iii) to any Affiliate of Holder or a Permitted Transferee (as defined in the Existing Articles), (iv) to any person or entity if and to the extent required by any non-consensual Order, by divorce decree or by will, intestacy or other similar Applicable Law, (v) to any person or entity if and to the extent required by an order or decree of a court of competent jurisdiction or governmental entity, or as required by law or (vi) transfers pursuant to a bona fide tender offer, merger, consolidation or other similar transaction made to all holders of the Company’s capital shares on identical terms involving a change of control of the Company, subject to any requisite approvals for the change of control needed from the Company’s board of directors, or shareholders or any regulatory body, including the Panel of Takeovers and Mergers in England and Wales, so long as, in the case of the foregoing clauses (i) to (vi), the assignee or transferee agrees to be bound by the terms of this Agreement and executes and delivers to the parties hereto a written consent and deed of adherence memorializing such agreement. Nothing in this Agreement shall prohibit direct or indirect transfers of a minority equity interest in a Company Shareholder as long as such transfer or transfers do not individually or in the aggregate change, modify, limit or otherwise affect in any manner the right or ability to the persons presently controlling the Company Shareholder to continue to control the Company Shareholder. During the term of this Agreement, the Company will not register or otherwise recognize the transfer (book-entry or otherwise) of any Shares or any certificate or uncertificated interest representing any of Holder’s Shares, except as permitted by, and in accordance with, this Section 3(b).

(c) Changes to Shares. In the event of a dividend in specie or a distribution satisfied by the issue of Company Ordinary Shares, or any change in the share capital of the Company by reason of any dividend in specie or distribution satisfied by the issue of Company Ordinary Shares, sub-division, consolidation, recapitalization (including the Recapitalization), combination, conversion, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such shares derived from dividends in specie and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction. Holder agrees, during the Voting Period, to notify the Company and PHP Ventures promptly in writing of any changes in Holder’s ownership of the Company securities.

(d) Compliance with Agreement. Holder agrees that, during the Voting Period, Holder will not take or agree or commit to take any action that would make any representation and warranty of Holder contained in this Agreement inaccurate in any material respect, except for transfers as permitted by, and in accordance with, Section 3(b) above.

(e) Registration Statement. During the Voting Period, Holder agrees to provide to the Company, PHP Ventures and their respective Representatives any information regarding Holder or the Shares that is reasonably requested by the Company, PHP Ventures or their respective Representatives for inclusion in the Registration Statement.

(f) Publicity. Holder shall not issue any press release or otherwise make any public statements with respect to the Transactions, or the transactions contemplated herein without the prior written approval of PHP Ventures and the Company, unless such information was already made available publicly by PHP Ventures or the Company. Nothing herein shall (i) restrict Holder’s right to furnish or disclose to its limited partners, members or shareholders, any information with respect to the Transactions or the transactions contemplated herein or (ii) grant Holder any right to disclose information which Holder is prohibited from disclosing pursuant to a non-disclosure agreement or other confidentiality provisions or restrictions. Holder understands that, prior to the announcement by PHP Ventures and the Company, this Agreement, the Business Combination Agreement, the other Ancillary Documents and all related agreements, and their terms, and the existence thereof, constitute material non-public information and may not be used or disclosed by Holder. Holder hereby authorizes PHP Ventures and the Company to publish and disclose in any announcement or disclosure required by the SEC, Nasdaq or any other Governmental Authority (including all documents and schedules filed with the SEC in connection with the foregoing), Holder’s identity and ownership of the Shares and the nature of Holder’s commitments and agreements under this Agreement, the Business Combination Agreement and any other Ancillary Documents.

4. Representations and Warranties of Holder. Holder hereby represents and warrants to PHP Ventures as follows, except to the extent set forth in a schedule delivered by Holder to the Company and PHP Ventures prior to the execution by Holder of this Agreement:

(a) Binding Agreement. Holder (i) if a natural person, is of legal age to execute this Agreement and is legally competent to do so and (ii) if not a natural person, is (A) a corporation, limited liability company, company or partnership duly organized and validly existing under the laws of the jurisdiction of its organization and (B) has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. If Holder is not a natural person, the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby by Holder has been duly authorized by all necessary corporate, limited liability or partnership action on the part of Holder, as applicable. This Agreement, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of Holder, enforceable against Holder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles). Holder understands and acknowledges that PHP Ventures is entering into the Business Combination Agreement in reliance upon the execution and delivery of this Agreement by Holder.

(b) Ownership of Shares. As of the date hereof, Holder has beneficial ownership over the type and number of the Shares set forth under Holder’s name on the signature page hereto, is the lawful owner of such Shares, has the sole power to vote or cause to be voted such Shares, and has good and valid title to such Shares, free and clear of any and all pledges, mortgages, encumbrances, charges, proxies, voting agreements, liens, adverse claims, hypothecations, mortgage, charge, options, security interests and demands of any nature or kind whatsoever, other than those imposed by this Agreement, applicable securities Laws or the Existing Articles. There are no claims for finder’s fees or brokerage commission or other like payments in connection with this Agreement or the transactions contemplated hereby payable by the Company or PHP Ventures pursuant to arrangements made by Holder. Except for the Shares and any other securities of the Company set forth under Holder’s name on the signature page hereto, as of the date of this Agreement, Holder is not a beneficial owner or record holder of any: (i) equity securities of the Company, (ii) securities of the Company having the right to vote on any matters on which the holders of equity securities of the Company may vote or which are convertible into or exchangeable for, at any time, equity securities of the Company or (iii) options, warrants or other rights to acquire from the Company any equity securities or securities convertible into or exchangeable for equity securities of the Company.

(c) No Conflicts. Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, if any, no filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by Holder, the performance of its obligations hereunder or the consummation by it of the transactions contemplated hereby, which, if required, has not been obtained prior to the date hereof. None of the execution and delivery of this Agreement by Holder, the performance of its obligations hereunder or the consummation by it of the transactions contemplated hereby shall (i) conflict with or result in any breach of the certificate of incorporation, bylaws or other comparable organizational documents of Holder, if applicable, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any Contract or obligation to which Holder is a party or by which Holder or any of the Shares or its other assets may be bound, or (iii) violate any applicable Law or Order, except for any of the foregoing in clauses (i) through (iii) as would not reasonably be expected to impair Holder’s ability to perform its obligations under this Agreement in any material respect.

(d) No Inconsistent Agreements. Holder hereby covenants and agrees that, except for this Agreement, Holder (i) has not entered into, nor will enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Shares inconsistent with Holder’s obligations pursuant to this Agreement, (ii) has not granted, nor will grant at any time while this Agreement remains in effect, , a consent or power of attorney with respect to the Shares and (iii) has not entered into any agreement or knowingly taken any action (nor will enter into any agreement or knowingly take any action) that would make any representation or warranty of Holder contained herein untrue or incorrect in any material respect or have the effect of preventing Holder from performing any of its material obligations under this Agreement.

5. Miscellaneous.

(a) Termination. Notwithstanding anything to the contrary contained herein, this Agreement shall automatically terminate, and none of the Company, PHP Ventures or Holder shall have any rights or obligations hereunder, upon the earliest to occur of (i) the mutual written consent of the Company, PHP Ventures and Holder, (ii) the Effective Time (following the performance of the obligations of the parties hereunder required to be performed at or prior to the Effective Time) or (iii) the date of termination of the Business Combination Agreement in accordance with its terms. The Current Shareholders shall mean the Company Shareholders immediately prior to the Effective Time, which shall for the avoidance of doubt exclude any Company Ordinary Shares issued or issuable to the PIPE Investors. The termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against another party hereto or relieve such party from liability for such party’s material breach of, or fraud committed in connection with, this Agreement prior to such termination. Notwithstanding anything to the contrary herein, the provisions of this Section 5(a) shall survive the termination of this Agreement.

(b) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Except for transfers as permitted by, and in accordance with, Section 3(b) above, this Agreement and all rights and obligations of Holder are personal to Holder and may not be assigned, transferred or delegated by Holder at any time without the prior written consent of the Company and PHP Ventures, and any purported assignment, transfer or delegation without such consent shall be null and void ab initio.

(c) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d) Governing Law; Venue. This Agreement, and any dispute or controversy arising out of or relating to this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof, except with respect to provisions of this Agreement that expressly refer to or are otherwise required to be governed by and construed in accordance with the English Law, or relate to the legality of corporate actions by the Company, shall be governed by and construed in accordance with English Law (without giving effect to choice of law principles thereof). All Actions arising out of or relating to this Agreement shall be heard and determined in any state or federal court located in New Castle County in the State of Delaware, or if such court does not accept venue, any other state or federal court in the State of Delaware (or in any appellate courts thereof), or in the courts of England as applicable (collectively, the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive jurisdiction of the appropriate Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 5(g). Nothing in this Section 5(d) shall affect the right of any party to serve legal process in any other manner permitted by applicable Law.

(e) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(E).

(f) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) means including without limitation the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) by email or other electronic means, upon affirmative confirmation of receipt, (iii) two (2) Business Days after being sent, if sent by reputable, internationally recognized overnight courier service or (iv) five (5) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to PHP Ventures, to:	with a copy (which will not constitute notice) to:

PHP Ventures Acquisition Corp.	Nelson Mullins Riley & Scarborough LLP
T 10-06, Level 10	101 Constitution Avenue, NW. Suite 900
Corporate Tower Subang Square	Washington, D.C. 20001
Jalan SS15/4G	Attn:	Andrew M. Tucker
Subang Jaya		Angela Hart-Edwards
47500 Selangor, Malaysia	Telephone No.: (202) 689-2800
Attn: Marcus Choo Yeow Ngoh,	Email: andy.tucker@nelsonmullins.com
Chief Executive Officer	angela.hartedwards@nelsonmullins.com
Telephone No.: +60 3 5888 8485
Email: marcusngoh@yahoo.com

If to the Company or Merger Sub:	with a copy (which will not constitute notice) to:

Modulex Modular Buildings Plc	Rimon, PC
16 Berkeley Street	1990 K Street, N.W. Suite 420
Mayfair, London W1J 8DZ	Washington, D.C. 20006
United Kingdom	Attn:	Debbie Klis
Attn: Suchit Punnose, Chief Executive Officer		Debra Vernon
Telephone No.: +44 (0) 20 7183 3710	Telephone No.: 202-935-3390
Email: suchit@redribbon.co	Email:	debbie.klis@rimonelaw.com
debra.vernon@rimonlaw.com

If to Holder, to:

Then to the address set forth under Holder’s name on the signature page hereto, with a copy (which will not constitute notice) to Rimon Law and, if not the party sending the notice, each of PHP Ventures and the Company (and each of their copies for notices hereunder).

(h) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only, in the case of an amendment, with the written consent of the Company, PHP Ventures and Holder, or, in the case of a waiver, with the written consent of the party against whom the waiver is to be effective. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(i) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(j) Specific Performance. Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate, and that PHP Ventures and the Company will not have adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed Holder in accordance with their specific terms or were otherwise breached. Accordingly, PHP Ventures and the Company shall each be entitled to an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(k) Expenses. Each party shall be responsible for its own fees and expenses (including the fees and expenses of investment bankers, accountants and counsel, if applicable) in connection with the negotiation and entering into of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby; provided, that in the event of any Action arising out of or relating to this Agreement, the non-prevailing party in any such Action will pay its own expenses and the reasonable documented out-of-pocket expenses, including reasonable attorneys’ fees and costs, reasonably incurred by the prevailing party.

(l) No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship among Holder, PHP Ventures and the Company, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the parties hereto or among any other Company Shareholders entering into voting agreements with PHP Ventures or the Company. Holder is not affiliated with any other holder of securities of the Company entering into a voting agreement with PHP Ventures or the Company in connection with the Business Combination Agreement (other than one of the Company’s directors who beneficially owns securities of both PHP Ventures and the Company) and has acted independently regarding its decision to enter into this Agreement. Nothing contained in this Agreement shall be deemed to vest in PHP Ventures or the Company any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of Holder in and relating to the Shares of Holder shall remain vested in and belong to Holder, and PHP Ventures shall have no authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct Holder in the voting or disposition of any of the Shares, except as otherwise provided herein.

(m) Further Assurances. From time to time, at another party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(n) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Business Combination Agreement or any other Ancillary Document.

(o) Capacity as a Company Shareholder. Holder signs this Agreement solely in Holder’s capacity as a Company Shareholder, and not in Holder’s capacity as a director, officer or employee of the Company. Holder shall not, in Holder’s capacity as a director, officer or employee of the Company, as applicable, act in any manner to directly or indirectly avoid Holder’s obligations under this Agreement. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of the Company in the exercise of his or her fiduciary duties as a director or officer of the Company or prevent or be construed to create any obligation on the part of any director or officer of the Company from taking any action in his or her capacity as such director. No such action shall affect Holder’s obligations under this Agreement as a Company Shareholder.

(p) Counterparts; Facsimile. This Agreement may also be executed and delivered by electronic signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(q) Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, affiliate, agent, attorney, advisor or representative or affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, affiliate, agent, attorney, advisor or representative or affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of PHP Ventures, the Company or Holder under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby provided that such other person does not take or direct or cause Holder to take any action in contravention of Holder’s obligations under this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Voting and Support Agreement as of the date first written above.

THE COMPANY:

MODULEX MODULAR BUILDINGS PLC

By:

Name:

Title:

PHP VENTURES:

PHP VENTURES ACQUISITION CORP.

By:

Name:

Title:

Holder

[_________________________________]

By:
Name:
Title:

Number and Type of Shares:

Company Ordinary Shares:

Other Company Securities:

Address for Notice:

Address:

Facsimile No.:

Telephone No.:

Email:

[Holder Signature Page to Voting and Support Agreement]

Exhibit H

FIRST AMENDMENT TO LETTER AGREEMENT

THIS FIRST AMENDMENT TO LETTER AGREEMENT (this “Amendment”) is made and entered into as of [●], by and among (i) Modulex Modular Buildings Plc, company registered in England and Wales with company number 07291662 (the “Company”), (ii) PHP Ventures Acquisition Corp., a Delaware corporation (“PHP Ventures”), (iii) Modulex Merger Sub, a to-be-formed Cayman Islands exempted company and wholly-owned subsidiary of the Company (“Merger Sub”), (iv) Global Link Investment LLC (the “Sponsor”) and (v) the undersigned individuals, each of whom is or was a member of the board of directors and/or the management team of PHP Ventures (each an “Insider” and collectively, the “Insiders”). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Original Agreement (as defined below), and if such term is not defined in the Original Agreement, then in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, PHP Ventures, the Sponsor and the Insiders are parties to that certain Letter Agreement, dated as of August 16, 2021 (the “Original Agreement” and, as amended by this Amendment, the “Letter Agreement”);

WHEREAS, on December 8, 2022, (i) the Company, (ii) Merger Sub and (iii) PHP Ventures entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”);

WHEREAS, pursuant to the Business Combination Agreement, subject to the terms and conditions thereof, immediately prior to but contingent upon the Effective Time of the Merger, pursuant to a recapitalization (the “Recapitalization”) approved by the Company’s shareholders, (a) the Company shall effect a consolidation of the Company’s ordinary shares (the “Company Ordinary Shares”) on a ratio as set forth in the Business Combination Agreement (the “Consolidation”); (b) immediately following such Consolidation, at the Effective Time, each then outstanding Company Ordinary Share shall be converted into such number of Company Ordinary Shares as is determined pursuant to the Conversion Ratio and the terms of the Business Combination Agreement, and (c) as a result of the Recapitalization, each Continuing Company Warrant shall be adjusted to reflect the Recapitalization;

WHEREAS, pursuant to Article I of the Business Combination Agreement, immediately following the consummation of the Recapitalization, PHP Ventures shall, at the Effective Time, be merged with and into Merger Sub, and Merger Sub shall continue as a wholly-owned subsidiary of the Company and the Surviving Company in the Merger, and, in connection therewith, (A) each share of PHP Ventures Common Stock issued and outstanding immediately prior to the Effective Time, including shares of PHP Ventures Common Stock issued in a PIPE Investment to be consummated immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be exchanged for an equal number of Company Ordinary Shares, (B) each PHP Ventures Warrant shall be exchanged for a warrant to purchase the same number of Company Ordinary Shares (each, a “Company Warrant”) at the same exercise price during the same exercise period as the PHP Ventures Warrant being exchanged, and (C) each holder of ten (10) PHP Ventures Rights shall receive one (1) Company Ordinary Share in exchange, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable Law;

WHEREAS, the parties have executed and delivered this Amendment simultaneously with the execution and delivery of the Business Combination Agreement, which shall become effective at the Closing automatically and without any further action of any parties, and this Amendment is being executed and delivered in fulfillment of a condition to the Closing; and

WHEREAS, the parties hereto desire to amend the Original Agreement to have the Company assume, and PHP Ventures assign, certain rights and obligations of PHP Ventures thereunder with respect to Company Ordinary Shares and Company Warrants to be allotted and issued at the Closing in exchange for the PHP Ventures Common Stock, PHP Ventures Warrants and PHP Ventures Rights.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Assignment to and Assumption by the Company of the Original Letter. The parties hereby agree to add the Company as a party to the Letter Agreement. The parties further agree that, from and after the Closing, (i) all of the rights and obligations of PHP Ventures under the Original Agreement relating to periods from and after the Closing are hereby assigned and delegated to and assumed by the Company as the “Company” party thereto, and (ii) all references to PHP Ventures under the Original Agreement relating to periods from and after the Closing shall instead be a reference to the Company. By executing this Amendment, the Company hereby agrees to be bound by and subject to all of the terms and conditions of the Original Agreement from and after the Closing as the “Company” party thereto. PHP Ventures hereby releases, indemnifies and holds harmless the Company (and its affiliates, successors and assigns and Representatives) from and against any and all Losses related to any breach by PHP Ventures of the Original Agreement prior to the Closing.

2. Further Amendments to Original Agreement. The Parties hereby agree that all references to PHP Ventures Common Stock, PHP Ventures Warrants and PHP Ventures Rights in the Original Agreement shall from and after the effectiveness of this Amendment be references to the Company Ordinary Shares or Company Warrants, respectively, issued in exchange therefore.

3. Effectiveness. Notwithstanding anything to the contrary contained herein, this Amendment shall become effective upon the Closing. In the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Amendment and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

4. Miscellaneous. Except as expressly provided in this Amendment, all of the terms and provisions in the Original Agreement are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original Agreement, or any other right, remedy, power or privilege of any party thereto, except as expressly set forth herein. Any reference to the Letter Agreement in the Original Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Original Agreement, as amended by this Amendment (or as the Letter Agreement may be further amended or modified in accordance with the terms thereof and hereof). The terms of this Amendment shall be governed by, enforced and construed and interpreted in a manner consistent with the provisions of the Original Agreement.

5. Governing Law; Venue. This Amendment, and any dispute or controversy arising out of or relating to this Amendment or the Letter Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof, except with respect to provisions that expressly refer to or are otherwise required to be governed by and construed in accordance with the English Law, or relate to the legality of corporate actions by the Company, shall be governed by and construed in accordance with English Law (without giving effect to choice of law principles thereof). All Actions arising out of or relating to this Agreement shall be heard and determined in any state or federal court located in New Castle County in the State of Delaware, or if such court does not accept venue, any other state or federal court in the State of Delaware (or in any appellate courts thereof), or in the courts of England as applicable (collectively, the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive jurisdiction of the appropriate Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address provided in the Letter Agreement, provided in writing to the Company, or set forth in the Company’s records. Nothing in this Section 5 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each party hereto has signed or has caused to be signed by its officer thereunto duly authorized this First Amendment to Letter Agreement as of the date first above written.

PHP Ventures:

PHP VENTURES ACQUISITION CORP.

By:

Name:

Title:

The Company:

MODULEX MODULAR BUILDINGS PLC

By:

Name:

Title:

Sponsor:

GLOBAL LINK INVESTMENT LLC

By:

Name:

Title:

Insiders:

By:	By:

Name:	Name:

Title:	Title:

By:	By:

Name:	Name:

Title:	Title:

Exhibit I

MODULEX REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), is made and entered into as of [●] (the “Effective Date”), by and among Modulex Modular Buildings Plc, a company registered in England and Wales with company number 07291662 (the “Company”), and each of the undersigned parties listed on the signature pages hereto (each a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, on December 8, 2022, the Company entered into a Business Combination Agreement with PHP Ventures Acquisition Corp., a Delaware corporation (“PHP Ventures”), and Modulex Merger Sub, a to-be-formed Cayman Islands exempted company and wholly-owned subsidiary of the Company (“Merger Sub”) (the “Business Combination Agreement”);

WHEREAS, upon the consummation of the transactions contemplated by the Business Combination Agreement (the “Closing”), and subject to the terms and conditions thereof, PHP Ventures shall merge with and into Merger Sub, with Merger Sub continuing as the surviving entity and wholly-owned subsidiary of the Company (the “Merger”), with the holders of issued and outstanding shares of Class A Common Stock of PHP Ventures receiving in exchange for such shares an equal number of the Company’s ordinary shares, 1p each (“Company Ordinary Shares”), all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable law;

WHEREAS, in connection with the Closing, the Company and the Holders desire to enter into this Agreement to be effective at the Closing in order to provide the Holders with certain registration rights on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Block Trade” shall have the meaning given in Section 2.4.1.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Closing” shall have the meaning given in the Recitals hereto.

“Closing Date” shall mean the date of the Closing.

“Commission” shall mean the United States Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble, and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Company Ordinary Shares” means the Company’s Ordinary Shares of 1P each.

“Demanding Holder” shall have the meaning given in Section 2.1.3.

“Directors” shall mean the members of the Board of Directors of the Company.

“Effectiveness Deadline” shall have the meaning given in Section 2.1.1.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as it may be amended from time to time.

“Filing Deadline” shall have the meaning given in Section 2.1.1.

“Form F-1” shall have the meaning given in Section 2.1.1.

“Form F-3 Shelf” shall have the meaning given in Section 2.1.1.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble.

“IPO Prospectus” means the prospectus for PHP Ventures’s initial public offering of its securities.

“IPO Warrant Shares” means the shares of PHP Ventures issuable upon exercise of IPO Warrants.

“IPO Warrants” means the warrants exercisable for shares of PHP Ventures included in the units issued in the PHP Ventures’ initial public offering of securities (including such warrants that have separated from such units and warrants that remain part of unseparated units).

“Maximum Number of Securities” shall have the meaning given in Section 2.1.4.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.3

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the light of the circumstances under which they were made) not misleading.

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“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Securities” shall mean (a) any outstanding Company Ordinary Shares or any other equity security (including warrants to purchase Company Ordinary Shares, and Company Ordinary Shares issued or issuable upon the exercise of any other equity security) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Business Combination Agreement), (b) any outstanding Company Ordinary Shares or any other equity security (including warrants to purchase Company Ordinary Shares and Company Ordinary Shares issued or issuable upon the exercise of any other equity security) of the Company acquired by a Holder following the Closing to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company, and (c) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a) or (b) above by way of a stock dividend or stock split or in connection with a combination, recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities (i) may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction. For the purposes of the immediately preceding sentence, “beneficial ownership” shall be determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority) and any securities exchange on which the Company Ordinary Shares are then listed;

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(B) fees and expenses of compliance with United States federal securities laws and “blue sky” laws (including reasonable fees and disbursements of one counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel for all Demanding Holders and Requesting Holders, selected by the majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in Section 2.1.4.

“Rule 144” shall mean Rule 144 promulgated under the Securities Act (or any successor rule then in effect).

“Securities Act” shall mean the United States Securities Act of 1933, as amended from time to time.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Subsequent Shelf Registration” shall have the meaning given in Section 2.1.2.

“Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

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“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.3.

“Withdrawal Notice” shall have the meaning given in the Section 2.1.5.

Article II
REGISTRATIONS

2.1 Shelf Registration.

2.1.1 Filing. The Company shall use commercially reasonable efforts to file within thirty (30) days after the Closing Date, but in any event within sixty (60) days after the Closing Date (the “Filing Deadline”), a Registration Statement on Form F-1 (the “Form F-1”) or, if the Company is eligible to use a Form F-3 Shelf, a Registration Statement for a Shelf Registration on Form F-3 (the “Form F-3 Shelf” with the applicable registration statement on either Form F-1 or Form F-3 Shelf being the “Shelf Registration”), in each case, covering the resale of all then outstanding Registrable Securities (determined as of two (2) business days prior to such filing). The Company shall use commercially reasonable efforts to cause such Shelf Registration to be declared effective as soon as possible after filing, but in no event later than the earlier of (i) sixty (60) days following the Filing Deadline and (ii) three (3) business days after the Commission notifies the Company that it will not review such Shelf Registration, if applicable (the “Effectiveness Deadline”); provided, that, if such Shelf Registration filed pursuant to this Section 2.1.1 is reviewed by, and the Company receives comments from, the Commission with respect to such Shelf Registration, the Effectiveness Deadline shall be extended to the earlier of (i) one hundred fifty (150) days following the Filing Deadline and (ii) the date the Shelf Registration becomes effective. The Company shall maintain a Shelf Registration in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form F-1, the Company shall use its commercially reasonable efforts to convert the Form F-1 (and any Subsequent Shelf Registration) to a Form F-3 Shelf as soon as practicable after the Company is eligible to use Form F-3.

2.1.2 Subsequent Shelf Registration. If any Shelf Registration ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to promptly cause such Shelf Registration to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf Registration), and shall use its commercially reasonable efforts to promptly amend such Shelf Registration in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf Registration or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all then outstanding Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form F-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.

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2.1.3 Requests for Underwritten Shelf Takedowns. At any time and from time to time when an effective Shelf Registration is on file with the Commission, a majority-in-interest of the Holders (such Holder or Holders being in such case, “Demanding Holders”) may request to sell all or any portion of their Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf Registration (each, an “Underwritten Shelf Takedown”); provided, however, that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holders with a total offering price reasonably expected to exceed, in the aggregate, $50,000,000 (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold by the Demanding Holders in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable internationally recognized investment banks), subject to the initial Demanding Holders’ prior approval (which shall not be unreasonably withheld, conditioned or delayed). All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Underwritten Shelf Takedown. The Holders may demand not more than two (2) Underwritten Shelf Takedowns under this Section 2.1.3.

2.1.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggyback registration rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Company Ordinary Shares or other equity securities that the Company desires to sell and all other Company Ordinary Shares or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggyback registration rights held by any other shareholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any Company Ordinary Shares or other equity securities proposed to be sold by the Company or by other holders of Company Ordinary Shares or other equity securities, (i) first, the Registrable Securities of the Demanding Holders (pro rata based on the respective number of Registrable Securities that each Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all Demanding Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Shares; (ii) second, the Requesting Holders (pro rata based on the respective number of Registrable Securities that each Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities; (iii) third, Company Ordinary Shares or other equity securities held by Holders requesting piggy-back registration rights pursuant to this Agreement (pro rata based on the respective number of Registrable Securities that each Requesting Holder has requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Shares; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), to other holders of Company Ordinary Shares or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other holders.

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2.1.5 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that other Holders may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the other Holders. If the Underwritten Shelf Takedown is withdrawn, the demand for an Underwritten Shelf Takedown shall count as a demand for an Underwritten Shelf Takedown for purposes of Section 2.1.3, unless the Demanding Holders reimburse the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Shelf Takedown.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. Subject to Section 2.4.3, if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of equity securities of the Company, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1.3 hereof), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form F-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than twenty (20) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within ten (10) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder entering into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

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2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration that the dollar amount or number of Company Ordinary Shares or other equity securities that the Company desires to sell, taken together with (i) the Company Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the Company Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering: (A) first, the Company Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Company Ordinary Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggyback registration rights of other shareholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration or registered offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities pursuant to separate written contractual piggyback registration rights of other shareholders of the Company, then the Company shall include in any such Registration or registered offering (A) first, the Company Ordinary Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Company Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Company Ordinary Shares or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities; and

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(c) If the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities pursuant to Section 2.1.5.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdrawal from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.5) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf Registration) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.5), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.5, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof. The Holders shall have unlimited Piggyback Registration Rights.

2.3 Block Trades.

2.3.1 Notwithstanding the foregoing, at any time and from time to time when an effective Shelf Registration is on file with the Commission, if a Holder wishes to engage in an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), with a total offering price reasonably expected to exceed, in the aggregate, either (x) $10,000,000 or (y) all remaining Registrable Securities held by the Holder, then notwithstanding the time periods provided for in Section 2.1.3, such Holder only need to notify the Company of the Block Trade at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade; provided that Holders representing a majority-in-interest of the Registrable Securities wishing to engage in the Block Trade shall use commercially reasonable efforts to work with the Company and any Underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade.

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2.3.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade, a majority-in-interest of the Holders initiating such Block Trade shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade prior to its withdrawal under this Section 2.4.2.

2.3.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 hereof shall not apply to a Block Trade initiated by a Holder pursuant to this Agreement.

2.3.4 The Company shall have the right to select the Underwriters, brokers, sales agents or placement agents, if any, for a Block Trade for which a registration statement is to be filed (which shall consist of one or more reputable internationally recognized investment banks).

Article III
COMPANY PROCEDURES

3.1 General Procedures. If the Company is required to effect the Registration of Registrable Securities, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by any Holder or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

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3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, and each such Holder’s legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such United States federal securities laws or “blue sky” laws of such jurisdictions in the United States as any Holder of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

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3.1.10 permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters agree to confidentiality arrangements reasonably satisfactory to the Company prior to the release or disclosure of any such information;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration which the participating Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15 with respect to an Underwritten Offering pursuant to Section 2.1.4, involving aggregate gross proceeds to the Company in excess of $50,000,000, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter if such Underwriter has not then been named with respect to the applicable Underwritten Offering.

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3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. The Company shall use commercially reasonable efforts to ensure that the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2 Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Directors, be detrimental to the Company, and the majority of the Directors concludes as a result that it is advisable to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities.

3.4.3 Subject to Section 3.4.4, (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Sections 2.1.4 or 2.4.

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3.4.4 The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, not more than three (3) times in any twelve-month period, and any such delay or suspension shall last for no more than ninety (90) days.

3.4.5 The Company shall as promptly as commercially practicable notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Company Ordinary Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.6 Legend Removal. In connection with the written request of any Holder, the Company shall remove any restrictive legend included on the certificates (or, in the case of book-entry shares, any other instrument or record) representing such Holder’s and/or its affiliates’ or permitted transferee’s ownership of Registrable Securities, and promptly issue a certificate (or evidence of the issuance of securities in book-entry form) without such restrictive legend or any other restrictive legend to the holder of the applicable shares of Registrable Securities upon which it is stamped, if (i) such Registrable Securities are registered for resale under the Securities Act and such Registration Statement for such Registrable Securities has not been suspended under the Securities Act, the Exchange Act or the rules and regulations of the Commission promulgated thereunder, (ii) such Registrable Securities are sold or transferred pursuant to Rule 144, or (iii) such Registrable Securities are eligible for sale pursuant to Section 4(a)(1) of the Securities Act or Rule 144 without volume or manner-of-sale restrictions. Following the earlier of (A) the effective date of a Registration Statement registering such Registrable Securities or (B) Rule 144 becoming available for the resale of such Registrable Securities without volume or manner-of-sale restrictions, the Company upon the written request of the Holder or its permitted transferee, shall instruct the Company’s transfer agent to remove the legend from such Registrable Securities (in whatever form). Any reasonable and documented fees (with respect to the transfer agent, the Company’s counsel, or otherwise) associated with the removal of such legend shall be borne by the Company. If a legend is no longer required pursuant to the foregoing, the Company will, as soon as practicable following the delivery by any Holder or its permitted transferee to the Company or the transfer agent (with notice to the Company) of a legended certificate (if applicable) representing such Registrable Securities and, to the extent such sale is not pursuant to an effective registration statement, such other documentation as reasonably requested by the Company, deliver or cause to be delivered to the holder of such Registrable Securities a certificate representing such Registrable Securities (or evidence of the issuance of such Registrable Securities in book-entry form) that is free from all restrictive legends; provided that, notwithstanding the foregoing, the Company will not be required to deliver any opinion, authorization, certificate or direction to remove the restrictive legend pursuant to this Section 3.6 if (x) removal of the legend would result in or facilitate transfer of securities in violation of applicable law or (y) following receipt of instruction from the Company, the transfer agent refuses to remove the legend.

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Article IV
INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, members, managers, and directors (if applicable) and each person who controls such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees and costs) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. For the avoidance of doubt, the Company will not be liable to the extent that any Losses arise out of or are based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such customary information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus or preliminary Prospectus or any amendment thereof of supplement thereto (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) against any losses, claims, damages, liabilities and expenses (including attorneys’ fees and costs) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

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4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any losses, claims, damages, liabilities and expenses (including attorneys’ fees and costs) with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

4.1.6 The indemnification provided for under this Article IV shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party.

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Article V
MISCELLANEOUS

5.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) two (2) business days after being sent, if sent by reputable, internationally recognized overnight courier service or (iv) four (4) business days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice). Any notice or communication under this Agreement must be addressed, if to the Company, to: Modulex Modular Buildings Plc, 16 Berkeley Street, Mayfair, London W1J 8DZ, United Kingdom, Attn: Suchit Punnose, Chief Executive Officer, Email: suchit@redribbon.co, with a copy (which shall not constitute notice) to Debbie A. Klis, Esq., Rimon PC, 1990 K Street NW Suite 420, Washington, DC 20006, Email: debbie.klis@rimonlaw.com, and, if to any Holder, at such Holder’s address or contact information as set forth on the signature pages hereto or in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders.

5.2.3 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.4 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts and delivered electronically (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

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5.4 Governing Law; Venue. This Agreement, and any dispute or controversy arising out of or relating to this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof, except with respect to provisions of this Agreement that expressly refer to or are otherwise required to be governed by and construed in accordance with the English Law, or relate to the legality of corporate actions by the Company, shall be governed by and construed in accordance with English Law (without giving effect to choice of law principles thereof). All Actions arising out of or relating to this Agreement shall be heard and determined in any state or federal court located in New Castle County in the State of Delaware, or if such court does not accept venue, any other state or federal court in the State of Delaware (or in any appellate courts thereof), or in the courts of England as applicable (collectively, the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive jurisdiction of the appropriate Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 5.1. Nothing in this Section 5.4 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law.

5.5 Trial By Jury. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.6 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

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5.7 Other Registration Rights. Other than (a) that certain Registration Rights Agreement, dated as of August 16, 2021, by and among PHP Ventures, the Sponsor and the Holders named therein, as amended by that certain First Amendment to Registration Rights Agreement dated as of even date herewith, (b) the registration rights set forth in that certain Warrant Agreement dated as of August 16, 2021 by and between PHP Ventures and Continental Stock Transfer & Trust Company, as warrant agent, and (c) registration rights that may be granted to the PIPE Investors (as such term is defined in the Business Combination Agreement), no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. In the event that any term in this Agreement conflicts with the registration rights set forth in (a), (b) or (c) hereof, the terms of this Agreement shall control, and the terms set forth herein shall supersede the terms in the other agreements.

5.8 Term. This Agreement shall terminate with respect to any Holder upon the earlier of (i) the tenth (10th) anniversary of the Effective Date of this Agreement, and (ii) the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and ARTICLE IV shall survive any termination of this Agreement.

5.9 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.10 Dollar Denominations. All references to dollar denominations in this Agreement are to United States Dollars.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

Modulex Modular BuiLdingS PLC

By:

Name:

Title:

HOLDERS:

[NAME]

By:

Name:

Title:

Address: